Execution Version

AGREEMENT AND PLAN OF MERGER
AMONG
VERTEX PHARMACEUTICALS INCORPORATED,
VXP MERGER SUB, INC.,
EXONICS THERAPEUTICS, INC.,
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
SOLELY IN ITS CAPACITY AS SHAREHOLDERS’ REPRESENTATIVE
DATED AS OF JUNE 6, 2019

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

TABLE OF CONTENTS
PAGE
ARTICLE 1 Defined Terms1
ARTICLE 2 The Merger27
2.1.The Merger    27
2.2.Closing    27
2.3.Actions at the Closing    28
2.4.Effects of the Merger    29
2.5.Certificate of Incorporation and By-laws    29
2.6.Directors and Officers of Surviving Corporation    29
2.7.Conversion of Capital Stock    30
2.8.Company Stock Options and Company Restricted Stock    31
2.9.Paying Agent    32
2.10.Exchange Procedures    33
2.11.Shareholders’ Representative    35
2.12.Close of Stock Transfer Books    40
2.13.Working Capital Adjustment    40
2.14.Contingent Payments    42
2.15.Escrow    47
2.16.Dissenting Shares    48
2.17.Withholding    49
ARTICLE 3 Closing Conditions50
3.1.Conditions to the Obligations of Each Party to Effect the Merger    50
3.2.Additional Conditions to Buyer’s Obligation to Effect the Merger    50
3.3.Additional Conditions to the Company’s Obligation to Effect the Merger    53
ARTICLE 4 Representations and Warranties of The Company54
4.1.Organization and Standing; No Subsidiaries    54
4.2.Power and Authority; Binding Agreement    54
4.3.Authorization    55
4.4.Capitalization    55
4.5.Noncontravention    58
4.6.Compliance with Laws; Regulatory Matters    59
4.7.Permits    62
4.8.Financial Statements    62
4.9.Absence of Changes or Events    62
4.10.Undisclosed Liabilities    62

i
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

4.11.Assets; Personal Property    63
4.12.Real Property    63
4.13.Contracts    64
4.14.Intellectual Property    67
4.15.Litigation    71
4.16.Taxes    71
4.17.Insurance    74
4.18.Benefit Plans    74
4.19.Employee and Labor Matters    78
4.20.Environmental Matters    79
4.21.State Takeover Statutes    80
4.22.Books and Records    80
4.23.Bank Accounts    80
4.24.Transactions with Affiliates    80
4.25.Brokers    81
4.26.Anticorruption Matters    81
4.27.Export Controls and Sanctions Matters    82
ARTICLE 5 Representations and Warranties of Buyer and Merger Sub82
5.1.Organization and Standing    82
5.2.Power and Authority; Binding Agreement    82
5.3.Noncontravention    83
5.4.Financial Capability    84
5.5.Brokers    84
5.6.Litigation    84
5.7.No Other Representations or Warranties    84
ARTICLE 6 Certain Covenants85
6.1.Conduct of Business    85
6.2.Access    89
6.3.Notification    90
6.4.Tax Matters    90
6.5.Insurance    93
6.6.Exclusivity    93
6.7.Indemnification of Officers and Directors    94
6.8.Release of Claims    95
6.9.No Right to Control Company Pre-Closing    96
6.10.Confidentiality    97
6.11.Restrictive Covenants    98

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

6.12.[ * ] Deferred Consideration Agreement; Deferred Consideration Acknowledgments; Designated Individual Agreements    99
6.13.Disclosure Statement    99
6.14.Section 280G    100
ARTICLE 7 Certain Additional Covenants100
7.1.Commercially Reasonable Efforts    100
7.2.Publicity    101
7.3.Antitrust Notification    101
7.4.Expenses    103
7.5.Further Assurances    103
7.6.Data Room Record    103
7.7.Employee Matters    103
ARTICLE 8 Indemnification104
8.1.Survival of Representations and Warranties    104
8.2.Indemnification of Buyer    105
8.3.Indemnification of Company Holders    106
8.4.Limits on Indemnification    107
8.5.Notice of Loss; Third Party Claims    110
8.6.Tax Treatment    111
8.7.Remedies    111
8.8.Set-Off    111
8.9.No Right of Contribution    112
8.10.No Circular Recovery    112
8.11.Release of Indemnification Escrow Fund    112
ARTICLE 9 Termination113
9.1.Termination    113
9.2.Effect of Termination    114
ARTICLE 10 Miscellaneous114
10.1.Notices    114
10.2.Assignment    116
10.3.Consents and Approvals    116
10.4.Governing Law    116
10.5.Consent to Jurisdiction; Enforcement    117
10.6.Waiver    117
10.7.Amendment    117
10.8.Entire Agreement    118
10.9.No Third-Party Rights or Obligations    118

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

10.10.Counterparts    118
10.11.Severability    118
10.12.English Language    119
10.13.Representation by Legal Counsel    119
10.14.Waiver of Conflicts Regarding Representation    119
10.15.Non-Assertion of Attorney Client Privilege    119

EXHIBITS:
Exhibit A: Working Capital Exhibit
Exhibit B: Written Consent
Exhibit C: Charter Amendment
Exhibit D: Certificate of Merger
Exhibit E: Company Compliance Certificate
Exhibit F: Buyer Compliance Certificate
Exhibit G: Restricted Activities Agreement
Exhibit H: [ * ] Deferred Consideration Agreement
Exhibit I: Deferred Consideration Acknowledgement
Exhibit J: Designated Individual Agreement

SCHEDULES:
Schedule I: Payment Spreadsheet
Disclosure Schedule

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Version

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 6, 2019, among Vertex Pharmaceuticals Incorporated, a company incorporated under the laws of Massachusetts (“Buyer”), VXP Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Exonics Therapeutics, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Shareholders’ Representative.
RECITALS
WHEREAS, the board of directors of Buyer, the Company and Merger Sub have each (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement are advisable and in the best interest of their respective shareholders to consummate and (ii) approved the Merger on the terms and subject to the conditions set forth in this Agreement.
WHEREAS, following the approval of this Agreement by the Board of Directors of the Company (the “Board of Directors”), (a) the Company has delivered the Disclosure Statement to holders of all of the outstanding Company Capital Stock, and (b) holders of Company Capital Stock representing approximately ninety percent (90%) or more of the outstanding voting power of the Company have signed the Written Consent, which, in accordance with Section 228(c) of the DGCL, shall be effective as of immediately after the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:
ARTICLE 1
DEFINED TERMS
The capitalized terms set forth in this ARTICLE 1 shall have the meanings set forth herein.

1.1.
“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, audit, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

1.2.	“Adjustment Escrow Amount” means [ * ].

1.3.	“Adjustment Escrow Fund” has the meaning set forth in Section 2.15.1.

1.4.
“Affiliate” means, as of any point in time and for so long as such relationship continues to exist with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. A Person will be regarded as in control of another Person if it (a) owns or controls, directly or indirectly, more than 50% of the equity securities of the subject Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority), or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any such Person (whether through ownership of securities or other ownership interests or by contract). For purposes of clarity, (x) [ * ] by either of the foregoing that is not also controlled by the Company is not, and shall be deemed not to be, Affiliates of the Company for purposes of this definition of “Affiliate” and (y) [ * ] by either of the foregoing that is not also controlled by the Company or Buyer is not, and shall be deemed not to be, Affiliates of the Company or Buyer for purposes of this definition of “Affiliate.”

1.5.	“Agreement” has the meaning set forth in the Preamble.

1.6.
“Aggregate Payment Pro Rata Percentage” means, with respect to a Company Holder, the quotient obtained by dividing (i) (A) the amount of the Closing Payment that is actually paid to such Company Holder in accordance with Section 2.7.3 and Section 2.8.1, which in the case of a holder of Vested Company Stock Options, shall be increased by the aggregate exercise price of all Vested Company Stock Options held by such holder that was deducted from the Closing Payment payable at Closing to such holder pursuant to Section 2.8.1(a)(II) increased by (B) the portion of any Contingent Payment actually paid to such Company Holder in accordance with Section 2.14 increased by (C) any amounts not paid to such Company Holder pursuant to the set-off rights set forth in Section 8.8 in respect of indemnity provided pursuant to Section 8.3 by (ii) (A) the total amount of the Closing Payment to all Company Holders in accordance with Section 2.7.3 and Section 2.8.1 increased by (B) the aggregate exercise price of all Vested Company Stock Options deducted from the Closing Payment pursuant to Section 2.8.1(a)(II) increased by (C) all Contingent Payments actually paid to all Company Holders in accordance with Section 2.14 increased by (D) any amounts not paid all Company Holders pursuant to the set-off rights set forth in Section 8.8 in respect of indemnity provided pursuant to Section 8.3.

1.7.	“Antitrust Approval” has the meaning set forth in Section 7.3.2.

1.8.
“Applicable Law” means all applicable constitutions, treaties, laws (including common law), statutes, ordinances, rules, regulations, interpretations, directives, Judgments, and other pronouncements of any Governmental Authority, including any applicable rules, regulations, guidelines or other requirements of the Regulatory Authorities that may be in effect, binding and enforceable from time to time.

1.9.
“Approval Application” means a BLA, NDA, application for accelerated approval, or similar application or submission for a Product filed with a Regulatory Authority in a country or group of countries to obtain the approvals, licenses, registrations or authorizations necessary for the commercialization of such Product in that country or group of countries, but excluding any application for Price Approval.

1.10.	“Auditor” has the meaning set forth in Section 2.13.2.

1.11.	“Basket” has the meaning set forth in Section 8.4.1.

1.12.
“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as well as any regulations promulgated pursuant thereto, including 37 C.F.R. Part 401, and any successor statutes or regulations.

1.13.	“BLA” means a Biological License Application for a Product that is submitted to the FDA pursuant to 21 C.F.R. § 601.2.

1.14.	“Board of Directors” has the meaning set forth in the Recitals.

1.15.
“Business” means, with respect to any Restricted Individual, (i) the treatment of muscle diseases, including DMD and DM1 and (ii) the research, development, manufacture, commercialization and other exploitation of any gene-editing products intended for the treatment of any disease area for which Buyer or any of its Affiliates has publicly announced that it is researching, developing, manufacturing, commercializing or otherwise exploiting a gene-editing product as of the date of termination of such Restricted Individual’s employment or other service providing relationship with the Buyer.

1.16.	“Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Boston, Massachusetts are authorized or obligated to close.

1.17.	“Buyer” has the meaning set forth in the Preamble.

1.18.	“Buyer Indemnified Party” has the meaning set forth in Section 8.2.

1.1.
“Buyer Rights Successor” means (a) any Person to which Buyer or any Affiliate of Buyer directly or indirectly (i) assigns or otherwise transfers any equity interest in the Company or (ii) licenses, assigns or otherwise transfers any right, title or interest in (A) any Company Intellectual Property, (B) any Product or (C) any right to research, develop or commercialize any Product, (b) any Affiliate of any Person described in clause (a), (c) any Person to which any Person described in clause (a) or clause (b) directly or indirectly (through any number of tiers) licenses, assigns or otherwise transfers any such interest described in clause (a) or any other successor or assign of any Person described in clause (a) or (b) with respect to such interest described in clause (a); or (d) any Affiliate of a Person described in clause (c).

1.2.	“Buyer’s Closing Date Working Capital Calculation” has the meaning set forth in Section 2.13.1.

1.3.	“Capitalization Table” has the meaning set forth in Section 4.4.2.

1.4.	“Capital Stock” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.

1.5.
“CERCLA” means the Federal Comprehensive, Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, and the rules and regulations promulgated thereunder, and any foreign and state Applicable Law counterparts.

1.6.	“Certificate” has the meaning set forth in Section 2.7.3(b).

1.7.	“Certificate of Merger” has the meaning set forth in Section 2.3.3.

1.8.
“cGMP” means, with respect to any applicable jurisdiction, the then-current good manufacturing practices for the manufacture of the Products required by the applicable Regulatory Authority, including European Community Directive 91/356/EEC (principles and guidelines of good manufacturing practice for medicinal products) and the current Good Manufacturing Practice Regulations to the U.S. Code of Federal Regulations Title 21 (21 CFR Parts 210, 211, 600, 610, and 1271) and comparable regulatory standards, practices and procedures promulgated by other Regulatory Authorities, as applicable, in each case as they may be updated from time to time.

1.9.
“Change of Control” means, with respect to a Party or its Affiliate, as applicable: (a) the sale of all or substantially all of such Party’s or such Affiliate’s, respectively, assets; (b) a merger, reorganization or consolidation involving such Party or such Affiliate, respectively, in which the beneficial owners of the outstanding voting securities of such Party or such Affiliate, respectively, immediately prior to such transaction have beneficial ownership of less than fifty percent (50%) of the outstanding voting securities of the surviving entity immediately after such merger, reorganization or consolidation; or (c) any transaction or series of related transactions in which any third party, together with its Affiliates, acquires the beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of such Party or such Affiliate, respectively.

1.10.
“Change of Control Payments” means, in all cases without duplication, (i) any amounts that become payable by the Company to any of its current or former officers, employees, directors or consultants as a result of or in connection with the execution and delivery of this Agreement or the consummation of the Merger, whether pursuant to any Plan or severance policy of the Company or any individual employment, severance or change-of-control Contract or otherwise (excluding any retention, severance, change in control, equity or other compensatory arrangements (including in any Offer Letter) implemented by Buyer or its Affiliates in connection with the Merger or otherwise or obligations triggered by terminations of employment following the Closing) and (ii) the employer-portion of any payroll or employment Taxes in respect of amounts included in clause (i) above and in respect of any payments made under Section 2.8.1(a) to holders of Vested Company Stock Options and under Section 2.7.3(a) to holders of Company Restricted Stock for which a valid election under Section 83(b) of the Code has not been made, and under any Designated Individual Agreement to the Designated Individuals, including, in each case, in respect of payments to the Shareholders’ Representative Reserve on behalf of such holders (regardless of whether such Taxes are payable at or following the Closing), except in each case to the extent such amounts were paid prior to the Closing Date; provided, however, that Change of Control Payments do not include payments to holders of Company Stock Options or Company Restricted Stock due to their holding or ownership of Company Stock Options or Company Restricted Stock, as applicable.

1.11.	“Charter Amendment” has the meaning set forth in Section 1.218.

1.12.	“Claims” has the meaning set forth in Section 6.8.

1.13.	“Clinical Trial” means a study in humans that is required to be or is otherwise conducted in accordance with GCP and is designed to generate data in support of an Approval Application.

1.14.	“Closing” has the meaning set forth in Section 2.2.

1.15.	“Closing Date” means the date on which the Closing occurs.

1.16.
“Closing Payment” means (i) the Purchase Price minus (ii) the Indemnification Escrow Amount, minus (iii) the Adjustment Escrow Amount, minus (iv) Shareholders’ Representative Reserve, minus (v) any Deal Fees, minus (vi) any Debt Payoff Amount, minus (vii) any Change of Control Payments, and plus or minus, as applicable, (viii) the Closing Working Capital Adjustment, if any.

1.17.	“Closing Working Capital Adjustment” has the meaning set forth in Section 2.13.1.

1.18.	“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder and any substitute or successor provisions.

1.19.
“Commercially Reasonable Efforts” means, with respect to any objective relating to the research, development or commercialization of a Product, the level, caliber and quality of efforts and resources reasonably and normally used by [ * ].

1.20.	“Company” has the meaning set forth in the Preamble.

1.21.	“Company Capital Stock” means, collectively, the Company Common Stock, the Company Restricted Stock, and the Company Preferred Stock.

1.22.	“Company Common Stock” means common stock, $0.0001 par value per share of the Company.

1.23.
“Company Holder” means a holder of: (i) Company Capital Stock or (ii) Vested Company Stock Options, in each case, as of immediately prior to the Effective Time (other than a holder of Dissenting Shares).

1.24.	“Company Holder Indemnified Party” has the meaning set forth in Section 8.3.

1.25.	“Company Holder Indemnity Event” has the meaning set forth in Section 8.2.4.

1.26.
“Company Intellectual Property” means all Intellectual Property owned by or licensed to the Company as of the date of this Agreement, excluding (i) any commercially or otherwise generally available software or (ii) any Know-How that is generally known or available to the public as of the date of this Agreement.

1.27.
“Company knowledge”, “to the knowledge of the Company” or variations thereof means the actual knowledge, after making a reasonable inquiry of any employee of the Company who would reasonably be expected to be familiar with the matter in question, of [ * ].

1.28.	“Company Patent Rights” has the meaning set forth in Section 4.14.1.

1.29.	“Company Personnel” means any former or current director, officer, employee, independent contractor or consultant of the Company.

1.30.	“Company Preferred Stock” means any series or class of preferred stock of the Company.

1.31.	“Company Restricted Stock” means Company Common Stock that is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

1.32.	“Company Shareholder” means a holder of Company Capital Stock.

1.33.	“Company Stock Option” means an option to purchase or acquire shares of Company Common Stock.

1.34.	“Company Stock Plan” means the Company’s 2017 Stock Incentive Plan.

1.35.
“Confidential Information” means, with respect to each Party, all Know-How or other information, including proprietary information (whether or not patentable) regarding or embodying such Party’s technology, products, business information or objectives, that is communicated in any way or form by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients, pursuant to this Agreement or any confidentiality agreement previously entered into by the Company and Buyer, whether or not such Know-How or other information is identified as confidential at the time of disclosure. The terms and conditions of this Agreement will be considered Confidential Information of each Party, with each Party deemed to be the Receiving Party of such Confidential Information. All information and data regarding Products generated after the date hereof will be deemed Buyer’s Confidential Information at and following the Effective Time. Notwithstanding any provision of this Section 1.53 to the contrary, Confidential Information does not include any Know-How or information that: (a)  was already known by the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by or on behalf of the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement; (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party; or (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of any Confidential Information belonging to the Disclosing Party. Confidential Information disclosed to the Receiving Party hereunder will not be deemed to fall within the foregoing exceptions merely because broader or related information falls within such exceptions, nor will combinations of elements or principles be considered to fall within the foregoing exceptions merely because individual elements of such combinations fall within such exceptions.

1.36.
“Constitutive Documents” means the articles or certificate of incorporation and by-laws of a Person if such Person is a corporation, and analogous constitutive documents if such Person is another form of entity.

1.37.	“Contingent Payment” has the meaning set forth in Section 2.14.1.

1.38.
“Contingent Payment Deal Fees” means all fees and expenses (including fees and expenses of investment bankers, finders, consultants, attorneys, accountants or others) of the Company incurred or owed or reimbursed or reimbursable by the Company, pursuant to a Contract of the Company entered into by the Company prior to the Effective Time and in accordance with the terms of such Contract as of the Effective Time, in connection with the payment of any Contingent Payment after Closing, in each case to the extent unpaid at the time of payment of the applicable Contingent Payment, and the employer portion of any payroll or employment Taxes in respect of payments of such Contingent Payment in respect of the payments described in Section 2.8.1(b) to holders of Vested Company Stock Options, in respect of the payments described in Section 2.7.3(b) to holders of Company Restricted Stock for which a valid election under Section 83(b) of the Code has not been made, in respect of any Contingent Payments to be made to each Designated Individual in accordance with the applicable Designated Individual Agreement, in any case, regardless of whether such Taxes are payable at the time of or following the payment of the applicable Contingent Payment. For the avoidance of doubt, “Contingent Payment Deal Fees” does not include any fees or expenses that constitute “Deal Fees”.

1.39.
“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, security agreement, license, lease or other contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license, evidence of Indebtedness or other legally binding arrangement or understanding, whether written or oral.

1.40.
“Copyright” means any copyright (i) licensed to Company from any third party (other than commercial off-the-shelf software or other generally available software) or (ii) assigned to Company, registered by Company or applied for by Company.

1.41.	“Counterparts” has the meaning set forth in Section 1.151.

1.42.	“Current Representation” has the meaning set forth in Section 10.14.

1.43.	“D&O Indemnified Parties” has the meaning set forth in Section 6.7.1.

1.44.
“Data Room” means the electronic data room made available to Buyer by the Company in connection with the negotiation of this Agreement, as constituted on or prior to the date of this Agreement, hosted by Merrill DataSite at https://us1.merrillcorp.com/.

1.45.
“Deal Fees” means, to the extent unpaid as of the Effective Time and, in all cases without duplication, all fees and expenses (including fees and expenses of investment bankers, finders, consultants, attorneys, accountants or others) of the Company incurred or owed or reimbursed or reimbursable by the Company in connection with the negotiation, entering into, and consummation of this Agreement, the Merger and the transactions contemplated hereunder, in each case to the extent unpaid at the Closing. For the avoidance of doubt, “Deal Fees” does not include any fees or expenses that constitute “Contingent Payment Deal Fees”.

1.46.	“Debt Payoff Amount” means, to the extent unpaid as of the Effective Time, the amount necessary to fully discharge the Indebtedness of the Company outstanding as of the Effective Time.

1.47.
“Deferred Consideration” means, (i) with respect to a Deferred Holder (other than the [ * ] and the Designated Individuals), the portion of the Closing Payment payable to such Deferred Holder that is set forth on Schedule I in the column entitled “Deferred Consideration,” where such Deferred Holder’s right to receive such payment is subject to the same restrictions as applied to the Deferred Holder’s Designated Company Restricted Stock to which such Closing Payment relates, (ii) with respect to consideration payable to Designated Individuals, the consideration payable in accordance with the terms and conditions of a Designated Individual Agreement, or (iii) with respect to consideration payable to the [ * ], the consideration payable in accordance with the terms and conditions of the [ * ] Deferred Consideration Agreement.

1.48.	“Deferred Consideration Acknowledgment” has the meaning set forth in Section 6.12.2.

1.49.	“Deferred Holder” means the [ * ] and each holder of unvested Company Restricted Stock.

1.50.
“Designated Company Restricted Stock” means Company Restricted Stock acquired more than one year prior to the Closing Date by the holder thereof and with respect to which a valid election under Section 83(b) of the Code has been made.

1.51.	“Designated Individual Agreement” has the meaning set forth in Section 6.12.2.

1.52.	“Designated Individuals” means all holders of Company Restricted Stock that exercised a Company Stock Option within one year prior to the Closing.

1.53.	“Designated Person” has the meaning set forth in Section 10.14.

1.54.	“DGCL” means the General Corporation Law of the State of Delaware.

1.55.	“Disclosing Party” has the meaning set forth in Section 6.10.1.

1.56.
“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer contemporaneously with this Agreement. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in ARTICLE 4. A disclosure in any section or subsection of the Disclosure Schedule shall be deemed to apply to each other section or subsection of the Disclosure Schedule and of ARTICLE 4 to which its relevance is reasonably apparent from a reading of such disclosure.

1.57.	“Disclosure Statement” has the meaning set forth in Section 6.12.2.

1.58.	“Dissenting Shares” has the meaning set forth in Section 2.16.1.

1.59.	“DOJ” means the United States Department of Justice.

1.60.	“DM1” means Myotonic Dystrophy Type 1.

1.61.	“DMD” means Duchenne muscular dystrophy.

1.62.	“Due Date” has the meaning set forth in Section 6.4.2.

1.63.
“Effective Time” means the time when the Merger becomes effective, which shall be the later of (a) the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of Delaware or (b) such time thereafter as specified in the Certificate of Merger.

1.64.	“EMA” means the European Medicines Agency or any successor entity thereto.

1.65.
“Environmental Law” means any Applicable Law relating to (i) the manufacture, processing, use, labeling, distribution, treatment, storage, discharge, disposal, recycling, generation or transportation of Hazardous Materials; (ii) air (including indoor air), soil, surface, subsurface, groundwater or noise pollution; (iii) Releases or threatened Releases; (iv) protection of wildlife, endangered species, wetlands or natural resources; (v) underground storage tanks; (vi) above-ground storage tanks; (vii) health and safety of employees and other persons; and (viii) notification requirements relating to the foregoing. Without limiting the above, Environmental Law also includes the following within the United States and all foreign equivalents thereof: (a) CERCLA; (b) the Solid Waste Disposal Act, as amended by RCRA; (c) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ 11001 et seq.), as amended; (d) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), as amended; (e) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended; (f) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), as amended; (g) the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), as amended; (h) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), as amended; (i) the Federal Safe Drinking Water Act (42 U.S.C. §§ 300 et seq.), as amended; (j) the Occupational Safety and Health Act (29 U.S.C §§ 651 et seq.), as amended; and (k) any Applicable Laws similar or analogous to (including counterparts of) any of the statutes listed above in effect as of the Closing Date.

1.66.	“ERISA” has the meaning set forth in Section 4.18.1.

1.67.	“ERISA Affiliate” has the meaning set forth in Section 4.18.2.

1.68.	“Escrow Agent” has the meaning set forth in Section 2.15.1.

1.69.	“Escrow Agreement” has the meaning set forth in Section 2.15.1.

1.70.
“Escrow Release Tax Costs” means the employer portion of any payroll or employment Taxes in respect of payments to holders of Vested Company Stock Options and holders of Company Restricted Stock for which a valid election under Section 83(b) of the Code has not been made, in connection with the release of any portion of the Adjustment Escrow Fund or the Indemnification Escrow Fund, as applicable.

1.71.
“Escrow Termination Date” means the date that is [ * ] after the Closing Date; provided that, if any portion of the Indemnification Escrow Fund is subject to pending claims for indemnification pursuant to ARTICLE 8 on such date, the Escrow Agreement and Indemnification Escrow Fund shall remain in effect until such pending claims have been paid or satisfied.

1.72.	“Estimated Closing Date Working Capital” has the meaning set forth in Section 2.13.1.

1.73.	“European Commission” means the European Commission or any successor entity that is responsible for granting Marketing Approvals authorizing the sale of pharmaceuticals in the European Union.

1.74.
“European Union” or “EU” means (a) the economic, scientific and political organization of member states of the European Union as it may be constituted from time to time, which as of the date hereof consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom of Great Britain and Northern Ireland and that certain portion of Cyprus included in such organization, (b) any member country of the European Economic Area that is not otherwise a member of the European Union and (c) any country not otherwise included in clauses (a) or (b) that participates in the unified or centralized filing system under the auspices of the EMA.

1.75.	[ * ].

1.76.	“FCPA” has the meaning set forth in Section 4.26.1.

1.77.	“FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.78.	“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder, or any foreign equivalent thereof.

1.79.	“Final Closing Working Capital Adjustment Amount” has the meaning set forth in Section 2.13.2.

1.80.	“Financial Statements” has the meaning set forth in Section 4.8.

1.81.	“[ * ] Deferred Consideration Agreement” has the meaning set forth in Section 6.12.1.

1.82.	[ * ].

1.83.
“Fraud” means, with respect to a Person, an actual and intentional fraud committed by such Person with respect to a breach of the representations and warranties set forth in this Agreement; provided, that such actual and intentional fraud of a Person shall only be deemed to exist if such Person (a) had actual knowledge (as opposed to imputed or constructive knowledge) of a material misrepresentation and (b) actually intended to deceive the Person to which such material misrepresentation was made.

1.84.	“FTC” means the United States Federal Trade Commission.

1.85.
“Fundamental Representations” means the representations and warranties contained in Sections 4.1.1(i), 4.1.1(ii) and 4.1.2 (Organization and Standing; No Subsidiaries), 4.2 (Power and Authority; Binding Agreement), 4.3 (Authorization), 4.4 (Capitalization), 4.5.1(i) (Noncontravention with Constitutive Documents), 4.16 (Taxes) and 4.25 (Brokers).

1.86.	“GAAP” means United States generally accepted accounting principles, consistently applied.

1.87.
“GCP” means good clinical practices, which are the then-current standards, practices and procedures for Clinical Trials for pharmaceuticals and biological products, as set forth in the FD&C Act or other Applicable Law, and such standards of good clinical practice as are required by the Regulatory Authorities of the European Union and other organizations and governmental authorities in countries for which the applicable Product is intended to be developed, to the extent such standards are not less stringent than United States standards, in each case as they may be updated from time to time.

1.88.
“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58 or the successor thereto, or comparable regulatory standards in jurisdictions outside of the United States, as applicable, to the extent such standards are not less stringent than United States standards, in each case as they may be updated from time to time.

1.89.
“Governmental Authority” means any court, administrative agency, department, commission, bureau, official, authority or other instrumentality of any federal, national, multinational, state, provincial, county, city or other political subdivision, or any mediator, arbitrator or arbitral body.

1.90.
“Hazardous Material” means (i) any “hazardous substance,” “pollutant”, “toxic pollutant” or “contaminant” as defined under Environmental Laws; (ii) any “hazardous waste” as defined under RCRA, or any Environmental Law applicable to the management of waste; and (iii) any other substance which may be subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

1.91.	“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended.

1.92.
“IND” means any Investigational New Drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations or a similar application or submission for a Product filed with a Regulatory Authority in a country or group of countries.

1.93.
“Indebtedness” of any Person means, in all cases without duplication, (i) all indebtedness of such Person for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices and not more than 90 days past due), (ii) all obligations of such Person evidenced by bonds, debentures, notes, mortgages or similar instruments, including any indebtedness issued by the Company prior to the Closing, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to any assets and properties purchased by such Person, (iv) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than any Permitted Lien), whether or not the obligations secured thereby have been assumed, (v) all guarantees by such Person or contingent liabilities of such Person with respect to the indebtedness of others, (vi) all capital lease obligations under GAAP of such Person, (vii) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptances to the extent drawn, (viii) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), and (ix) obligations under any interest rate, currency or other hedging agreement. The foregoing shall specifically exclude (A) those items set forth in Subsection (ii) of the definition of Working Capital, (B) Deal Fees, and (C) any Change of Control Payments.

1.94.	“Indemnification Escrow Amount” means [ * ].

1.95.	“Indemnification Escrow Fund” has the meaning set forth in Section 2.15.1.

1.96.	“Indemnified Party” means the Buyer Indemnified Parties or Company Holder Indemnified Parties, as applicable.

1.97.	“Indemnifying Company Holder” has the meaning set forth in Section 8.4.4.

1.98.	“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE 8.

1.99.	“Initiation” or “Initiate” means, with respect to any Clinical Trial, dosing of the first human subject in such Clinical Trial.

1.100.
“Insolvency Event” means that (i) Buyer voluntarily files, or notifies the Shareholders’ Representative that Buyer intends to file voluntarily, a petition under any applicable insolvency or bankruptcy laws, (ii) a petition is filed against Buyer under any such insolvency or bankruptcy laws or Buyer notifies the Shareholders’ Representative that such a petition will be filed, (iii) Buyer becomes or is declared insolvent, or is unable to pay its debts as they become due, (iv) Buyer is the subject of any proceedings related to liquidation, insolvency or the appointment of a receiver or similar officer for all or a substantial part of Buyer’s or any Affiliate of Buyer’s assets, (v) Buyer makes an assignment for the benefit of all or substantially all of its creditors, or (vi) Buyer enters into an agreement for the composition, extension, or readjustment of substantially all of its obligations.

1.101.
“Institution” means any third party university or college that transfers, assigns, licenses, sublicenses, sells or otherwise disposes of any Intellectual Property to the Company or any of its respective Affiliates, in each case, in respect of a Product.

1.102.
“Intellectual Property” means any (i) Patents, (ii) Marks or applications for Marks, (iii) Copyrights, (iv) Know-How or (v) other intellectual property or proprietary rights, including tangible biologic materials.

1.103.	“IRS” means the Internal Revenue Service of the United States.

1.104.	“Judgment” means any writ, judgment, injunction, order, decree, stipulation, settlement, determination or award entered by or with any Governmental Authority.

1.105.
“Know-How” means data, results, pre-clinical and clinical protocols and data from studies and Clinical Trials, chemical structures, chemical sequences, nucleic acid sequences, information, materials, inventions, know-how, formulas, trade secrets, techniques, methods, processes, procedures and developments, whether or not patentable; provided that Know-How does not include Patents but includes the information and inventions disclosed in Patents. Know-How shall include all contents of the Data Room.

1.106.	“Leased Property” has the meaning set forth in Section 4.12.2.

1.107.	“Letter of Transmittal” has the meaning set forth in Section 2.10.1.

1.108.
“Liabilities” means any and all damages, debts, liabilities and obligations, claims, Taxes, interest obligations, deficiencies, judgments, assessments, fines, fees, penalties, and expenses, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Applicable Law, Action or Judgment and those arising under any Contract.

1.109.
“Lien” means any lien, encumbrance, security interest, mortgage or pledge, whether arising by Contract or by operation of Applicable Law, or any conditional sale Contract, title retention Contract or other Contract to grant any of the foregoing.

1.110.
“Losses” means any actions, fines, Liabilities, losses, costs (including the costs of defense and enforcement of this Agreement or any ancillary agreement, document or instrument to be delivered in connection herewith and therewith), monetary damages, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses).

1.111.	“Major European Countries” means each of [ * ].

1.112.	“Mark” means any trademark, trade name, trade dress, service mark or domain name.

1.113.
“Marketing Approval” means, with respect to a Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations necessary for the commercialization of such Product in such jurisdiction, including, with respect to the United States, approval of an Approval Application for such Product by the FDA and with respect to the European Union, approval of an Approval Application for such Product by the European Commission; provided, however, that in the event that the United Kingdom of Northern Ireland and Great Britain, or any portion thereof, or any other country that is, as of the date of this Agreement, a member of the European Union, is no longer part of the European Union, and for any other [ * ] that remains in the European Union, a “Marketing Approval” shall also include approval of an Approval Application for such Product by the applicable Regulatory Authority in such country. Marketing Approval excludes Price Approval.

1.114.
“Material Adverse Change” means any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, would reasonably be expected to result in, or has resulted in, any change or effect, that (i) is materially adverse to the business, financial condition, assets, results or operations of the Company or (ii) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change: (a) any change, effect, event, occurrence, state of facts or development relating to the economy in general in the United States or in any other jurisdiction in which the Company has operations or conducts business, so long as the effects do not disproportionately impact the Company; (b) any change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which the Company participates (other than as may arise or result from regulatory action by a Governmental Authority, so long as the effects do not disproportionately impact the Company); (c) any acts of terrorism, military action or war (whether or not declared) or any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or in any other jurisdiction in which the Company has operations or conducts business; (d) actions by or on behalf of the Company expressly contemplated by this Agreement or taken at the written direction of Buyer; (e) changes in Applicable Laws or GAAP; (f) any change, effect, event, occurrence, state of facts or development arising out of or resulting from actions by the Parties expressly contemplated by this Agreement or the announcement of the transactions contemplated by this Agreement, including actions of collaborators, licensors, partners or suppliers and (g) any clinical or pre-clinical studies, trials, tests or results therefrom or announcements thereof with respect to any competitors’ or potential competitors’ products or product candidates (including regulatory changes that may affect such studies or trials and/or the market for any particular product), in each case to the extent arising out of or related to the period after the date of this Agreement.

1.115.	“Material Claims” has the meaning set forth in Section 8.4.6.

1.116.	“Material Contract” has the meaning set forth in Section 4.13.1.

1.117.	“Merger” has the meaning set forth in the Recitals.

1.118.	“Merger Consideration” has the meaning set forth in Section 2.7.3.

1.119.	“Merger Sub” has the meaning set forth in the Preamble.

1.120.	“Merger Sub Common Stock” means the common stock, par value $0.001 per share, of Merger Sub.

1.121.	“Milestone” has the meaning set forth in Section 2.14.2.

1.122.	“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

1.123.	“Most Recent Balance Sheet Date” has the meaning set forth in Section 4.8.

1.124.	“NDA” means a new drug application that is submitted to the FDA for Marketing Approval for a Product, pursuant to 21 C.F.R. § 314.3.

1.125.	“Negative Working Capital Adjustment” has the meaning set forth in Section 2.13.1.

1.126.	“Offer Letter” has the meaning set forth in Section 7.7.1.

1.127.	“Option Cancellation Agreement” has the meaning set forth in Section 2.10.3.

1.128.	“Option Merger Consideration” has the meaning set forth in Section 2.8.1.

1.129.	“Ordinary Course of Business” means the ordinary course of business, consistent with past practice.

1.130.	“Outside Date” has the meaning set forth in Section 9.1.1(e).

1.131.
“Outstanding Shares” means the sum of: (i) the total number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and (ii) the total number of shares of Company Common Stock issuable upon the exercise of any Vested Company Stock Options.

1.132.
“Party” means Buyer, Merger Sub, the Company, the undersigned Company Holders and the Shareholders’ Representative. For the avoidance of doubt, each of The University of Texas Southwestern Medical Center and The Board of Regents of the University of Texas System is not, and shall be deemed not to be, a Party for purposes of this definition of “Party.”

1.133.
“Patents” means the rights and interests in and to issued patents and pending patent applications or provisional patent applications in any country, jurisdiction or region (including inventor’s certificates and utility models), including all Counterparts thereof, where “Counterparts” of a patent or patent application means any provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations and patents of addition thereof, including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty and any foreign equivalents to any of the foregoing.

1.134.	“Paying Agent” has the meaning set forth in Section 2.9.

1.135.	“Paying Agent Agreement” has the meaning set forth in Section 2.9.

1.136.
“Permit” means any federal, state or local, domestic or foreign, Governmental Authority consent, approval, order, authorization, certificate, filing, notice, permit, concession, registration, franchise, license or right.

1.137.
“Permitted Liens” means the following: (i) (A) statutory Liens for Taxes not yet due or payable or (B) Liens for Taxes which are being contested in good faith and by appropriate proceedings and which are set forth on Section 1.156 of the Disclosure Schedule; (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable and not otherwise in default; (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; (iv) encumbrances in the nature of zoning restrictions, easements, rights, restrictions of record on the use of real property or other encumbrances or restrictions if the same do not materially detract from the current use by the Company of the property encumbered thereby; (v) Liens arising under applicable securities laws and (vi) Liens arising solely by action of Buyer.

1.138.
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.139.	“Personal Property Leases” has the meaning set forth in Section 4.11.2.

1.140.	“PHSA” has the meaning set forth in Section 4.6.2.

1.141.
“Pivotal Trial” means, with respect to a Product, a Clinical Trial that is intended (by Buyer, the Surviving Corporation, any of their respective Affiliates or any Buyer Rights Successor) (as of the time the Clinical Trial is Initiated) to generate sufficient data and results (along with data from all prior Clinical Trials conducted with respect to such Product) to support the filing of an Approval Application for such Product, including any Clinical Trial so intended and either (a) designated to be a “Phase 3” Clinical Trial in the protocol therefor or otherwise as a Clinical Trial on which an Approval Application will be based or [ * ].

1.142.	“Plans” has the meaning set forth in Section 4.18.1.

1.143.	“Positive Working Capital Adjustment” has the meaning set forth in Section 2.13.1.

1.144.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion that begins after the Closing Date of any Straddle Tax Period (as determined in accordance with Section 6.4.8).

1.145.	“Pre-Closing Period” has the meaning set forth in Section 6.1.1.

1.146.	“Post-Closing Representation” has the meaning set forth in Section 10.14.

1.147.
“Pre-Closing Tax Liabilities” means all Tax Liabilities of the Company for all Pre-Closing Tax Periods, determined without taking into account any Tax refunds or other Tax assets (provided, however, that Tax deductions, net operating losses and Tax credits that are available to be taken in a Pre-Closing Tax Period shall be taken into account in calculating Pre-Closing Tax Liabilities, but shall not reduce Pre-Closing Tax Liabilities below zero).

1.148.
“Pre‑Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Tax Period (as determined in accordance with Section 6.4.8).

1.149.
“Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination.

1.150.
“Pro Rata Percentage” means, with respect to each Company Holder, the quotient obtained by dividing (i) the total number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time held by such Company Holder, plus the total number of shares of Company Capital Stock issuable upon the exercise of any Vested Company Stock Options held by such Company Holder in each case immediately prior to the Effective Time, by (ii) the Outstanding Shares immediately prior to the Effective Time.

1.151.
“Product” means any product (a) that is or was researched, developed, tested, labeled, manufactured, stored, imported, exported, marketed or distributed by or on behalf of the Company or any of its Affiliates on or before the date of this Agreement or at any time thereafter prior to the Closing Date, (b) that uses, incorporates, or is developed using any Company Intellectual Property or (c) the research, development, testing, labeling, manufacturing, storage, importation, exportation, marketing or distribution of which would, without a license or ownership under the relevant Patent, infringe a claim in any issued Patent, or infringe a claim in any pending Patent application (if such patent application were to issue as a patent) (i) in the Company Intellectual Property, (ii) filed on any Know-How that is included in or derived from any Company Intellectual Property or (iii) any Counterpart of any of the foregoing, whether such claim is in the form of such claim as of the date hereof, as of the Closing Date or at any time thereafter.

1.152.
“Proportionate Burden Amount” means, with respect to each Company Holder at a given time, the Total Burden Amount multiplied by such Company Holder’s Aggregate Payment Pro Rata Percentage, with such Aggregate Payment Pro Rata Percentage being calculated at the time of the payment of any such Merger Consideration to which this Section 2.7.4 is being applied, taking into account the portion of such Merger Consideration that such Company Holder would have received without the application of this Section 2.7.4 and assuming that the Total Burden Amount is zero.

1.153.	“PTO” has the meaning set forth in Section 4.14.2.

1.154.
“Public Official” means (i) any officer, employee or Representative of any Governmental Authority; (ii) any officer, employee or Representative of any commercial enterprise that is owned or controlled by a Governmental Authority, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee or Representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; (iv) any Person acting in an official capacity for any Governmental Authority, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office. [ * ].

1.155.	“Purchase Price” means $319,300,000.

1.156.	“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended, and any foreign and state law counterparts.

1.157.	“Receiving Party” has the meaning set forth in Section 6.10.1.

1.158.
“Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of Approval Applications, supplements and amendments, pre- and post- approvals, and labeling approvals) of any Regulatory Authority, necessary for the research, development, clinical testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of a pharmaceutical or biological product in a regulatory jurisdiction, including Marketing Approval and Price Approval.

1.159.
“Regulatory Authority” means, with respect to a country, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union or the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of Regulatory Approvals for or oversight of the research, development, testing, manufacturing, labeling, storage, distribution, marketing, promotion, importing, exporting or sale of pharmaceutical or biological products in such country.

1.160.
“Regulatory Filings” means, collectively: (a) any filings, submissions, communications or correspondence with any Regulatory Authority, including all INDs, Approval Applications, establishment license applications, Drug Master Files, applications for designation as an “Orphan Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FD&C Act (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FD&C Act (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region); (b) any applications for Regulatory Approval and other applications, filings, dossiers or similar documents submitted to a Regulatory Authority in any country for the purpose of obtaining Regulatory Approval from that Regulatory Authority; (c) any Patent-related filings with any Regulatory Authority; (d) any safety reports filed with a Regulatory Authority; (e) all supplements and amendments to any of the foregoing; and (f) all data and other information contained in, and correspondence with any Regulatory Authority relating to, any of the foregoing.

1.161.	“Released Parties” has the meaning set forth in Section 6.8.

1.162.
“Releases” means any spill, discharge, leak, migration, emission, escape, injection, dumping, leaching, or other release of any Hazardous Material into the indoor or outdoor environment, whether or not intentional, and whether or not notification or reporting to any Governmental Authority was or is required at the time it initially occurred or continued to occur. Without limiting the above, Release includes the meaning of “Release” as defined under CERCLA.

1.163.	“Representative Losses” has the meaning set forth in Section 2.11.3.

1.164.	“Representatives” means with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives. [ * ].

1.165.	“Restricted Activities Agreement” has the meaning set forth in Section 6.11.1.

1.166.	“Restricted Individuals” means [ * ].

1.167.	“Restricted Period” has the meaning set forth in Section 6.11.1.

1.168.	“Restricted Stock Purchase Price” has the meaning set forth in Section 1.187.

1.169.	“Schedule I” means a statement, in the form of Schedule I attached hereto, with the following information:

(a)	the name and address of each Company Holder,

(b)
the number of shares of each class or series of Company Capital Stock held by each Company Holder and in the case of Company Stock Options, the number of shares of each class or series of Company Common Stock underlying each such Company Stock Option, the exercise price, the date of grant, and the vesting schedule (including any accelerated vesting conditions), and in the case of Company Restricted Stock, the number of shares of each class or series of Company Common Stock originally subject to such grant of Company Restricted Stock, the purchase date, the original purchase price per share (and such purchase price, in the aggregate, the “Restricted Stock Purchase Price”), and the number of shares of each class or series of Company Common Stock that, as of Closing, remain subject to any Company right of repurchase under the terms of such Company Restricted Stock award, and the vesting schedule (including any accelerated vesting conditions) applicable thereto and whether the Company Restricted Stock is Designated Company Restricted Stock,

(c)	any Deferred Consideration with respect to each Deferred Holder,

(d)	the respective portion of the Shareholders’ Representative Reserve that is allocated to each Company Holder in accordance with the terms of this Agreement,

(e)	the respective portion of the Indemnification Escrow Amount that is allocated to each Company Holder in accordance with the terms of this Agreement,

(f)	the respective portion of the Adjustment Escrow Amount that is allocated to each Company Holder in accordance with the terms of this Agreement,

(g)
the respective portion of each Contingent Payment that becomes due and payable in accordance with Section 2.14, that is allocated to each Company Holder in accordance with the terms of this Agreement, and

(h)	each Company Holder’s Pro Rata Percentage, Closing Payment Pro Rata Percentage and Upfront Payment Pro Rata Percentage.
From time to time after the Effective Time, the Shareholders’ Representative may, by written notice to the Buyer, update, correct or otherwise amend or modify Schedule I in any manner that is not otherwise inconsistent with the express provisions of ARTICLE 2; provided that no such update, correction, amendment or modification shall (i) operate as a waiver (including with respect to ARTICLE 8) or otherwise affect any representation, warranty or covenant in this Agreement or (ii) modify any Company Holder’s rights in respect of payment of Merger Consideration or Option Merger Consideration, as applicable.

1.170.	“Section 280G” has the meaning set forth in Section 4.16.17.

1.171.	“Section 280G Payments” has the meaning set forth in Section 6.14.

1.172.	“Securities Act” means the Securities Act of 1933, as amended.

1.173.	“Set-off Cap” has the meaning set forth in Section 8.8.

1.174.	“Shareholder Approval” has the meaning set forth in Section 4.3.2.

1.175.	“Shareholders’ Representative” has the meaning set forth in Section 2.11.1.

1.176.	“Shareholders’ Representative Reserve” means an amount equal to [ * ].

1.177.	“Specified Employee” means each holder of Unvested Company Stock Options.

1.178.	“Straddle Tax Period” means any Tax period that includes (but does not end on) the Closing Date.

1.179.
“Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

1.180.	“Surviving Corporation” has the meaning set forth in Section 2.1.

1.181.
“Target” when used as a noun, means a nucleotide sequence the activity, inactivity, function or expression of which is associated with a human disease and which is to be edited, engineered or modulated in order to treat, ameliorate or prevent such disease.

1.182.
“Targeting”, “Targeted” and “Targets”, when used as a verb, means editing, engineering or modulating (including by means of gene knock-out, gene tagging, gene disruption, gene mutation, gene insertion, gene editing, gene deletion, gene activation, gene silencing or gene knock-in) a Target or the function or expression thereof; [ * ].

1.183.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any United States local, state or federal or non-U.S. taxes, including income, capital gains, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, value added, ad valorem, franchise, capital stock or other equity securities, profits, license, registration, withholding, employment, unemployment, disability, severance, occupation, social security (or similar including FICA), payroll, transfer, conveyance, documentary, stamp, property (real, tangible or intangible), premium, escheat or unclaimed property obligation, environmental, windfall profits, customs duties, net proceeds, goods and services, leasing, registration or other taxes of any kind or any other fees, charges, levies, excises, duties or assessments in the nature of taxes, and including any addition to tax or additional amount, together with any interest, penalties or addition thereto, whether disputed or not.

1.184.
“Tax Law” means all Applicable Laws relating to or regulating the assessment, determination, reporting, collection or imposition of Taxes, including any formal or informal interpretation or guidance issued by a Taxing Authority.

1.185.
“Tax Return” means any report, return, declaration, claim for refund, information return, statement, designation, election, notice or certificate filed or required to be filed with any Taxing Authority in connection with the determination, reporting, assessment, collection or payment of any Taxes, including any schedule or attachment thereto and including any amendment thereof.

1.186.	“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, reporting, collection, or imposition of any Taxes (domestic or foreign).

1.187.	“Third Party Claim” has the meaning set forth in Section 8.2.

1.188.
“Total Burden Amount” shall mean, collectively and at a given time, the sum, without duplication, of (1) all items described in clauses (ii) through (vii) of the definition of Closing Payment (to the extent not otherwise paid or returned to the Company Holders after Closing and prior to such time) plus (2) without duplication of amounts described in the foregoing clause (1), all amounts paid to, or recovered (including via set off) by, Buyer in connection with any indemnity provided pursuant to Section 8.2.

1.189.
“Transaction Proposal” means any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, any (i) direct or indirect acquisition or sale of a substantial portion of the assets of the Company, (ii) transaction which would result in a change in the capitalization of the Company as of the date hereof, including any sale or issuance of any Capital Stock of the Company to any Person (but excluding (A) the issuance of Company Stock Options and (B) the issuance of Capital Stock upon the exercise of Company Stock Options in accordance with the terms of this Agreement), (iii) license or grant of rights to any third party for any of the Company Intellectual Property, or (iv) direct or indirect acquisition or sale of any of the Capital Stock of the Company (whether through a share purchase, merger, consolidation, business combination, recapitalization or similar transaction involving the Company), in each case of clauses (i) through (iv), other than the Merger and the other transactions contemplated by this Agreement.

1.190.
“Transfer Taxes” means all transfer, sales, use, registration, real property transfer, goods and services, documentary or mortgage recording, value added, stamp and similar Taxes and fees (including any penalties and interest) incurred, imposed, assessed or payable in connection with or as a result of this Agreement or any transactions contemplated hereby.

1.191.	“U.S.” or “United States” means the United States of America and all of its districts, territories and possessions.

1.192.	“Union” has the meaning set forth in Section 4.13.1(a).

1.193.
“Unvested Company Stock Option” means a Company Stock Option (or portion thereof) that is outstanding as of immediately prior to the Effective Time and (after giving effect to any accelerated vesting in connection with the transactions contemplated by this Agreement as provided for on the date hereof in the agreement evidencing such Company Stock Option or in any amendment to such agreement between the Company and the holder of such Company Stock Option in effect on the date hereof) is not a Vested Company Stock Option.

1.194.	“Upfront Closing Payment” means the Closing Payment excluding the aggregate amount of the Deferred Consideration payable to all Deferred Holders set forth on Schedule I.

1.195.
“Upfront Payment Pro Rata Percentage” means, with respect to any Company Holder, the quotient obtained by dividing (i) the amount of the Upfront Closing Payment that is actually paid to such Company Holder in accordance with Section 2.7.3 and Section 2.8 (which in the case of a holder of Vested Company Stock Options, shall be increased by the aggregate exercise price of all Vested Company Stock Options held by such holder that was deducted from the Closing Payment payable at Closing to such holder pursuant to Section 2.8.1(a)(II)) by (ii) (A) the Upfront Closing Payment increased by (B) the aggregate exercise price of all Vested Company Stock Options deducted from the Closing Payment pursuant to Section 2.8.1(a)(II).

1.196.	“UT Agreements” means [ * ].

1.197.
“Vested Company Stock Option” means a Company Stock Option (or portion thereof) that is outstanding, vested and exercisable as of immediately prior to the Effective Time (after giving effect to any accelerated vesting in connection with the transactions contemplated by this Agreement as provided for on the date hereof in the agreement evidencing such Company Stock Option or in any amendment to such agreement between the Company and the holder of such Company Stock Option in effect on the date hereof).

1.198.	“WARN” has the meaning set forth in Section 4.19.4.

1.199.
“Working Capital” means an amount, which may be positive or negative, equal to (i) the sum of the Company’s current assets, including cash (which shall be deemed to include the aggregate exercise price of all Vested Company Stock Options and the amount of outstanding Indebtedness (including accrued and unpaid interest thereon) encumbering any Company Restricted Stock, including the loans specified on Section 4.4.2 of the Disclosure Schedule), cash equivalents (including all bank account balances, marketable securities and certificates of deposit), accounts receivable (net of reserves), deposits on leased property, inventory (net of reserves), and prepaid expenses, all as determined by reference to only the line items noted on the Working Capital Exhibit as current assets; minus (ii) the sum of the Company’s current liabilities, including accrued deferred compensation and the employer portion of any payroll or employment Taxes in respect of payments of such accrued deferred compensation (excluding, for clarity, liabilities in respect of Company Stock Option or Company Restricted Stock), accrued expenses and accounts payable all as determined by reference to only the line items noted on the Working Capital Exhibit as current liabilities; in each case calculated in accordance with GAAP; provided, however, that, for purposes of this definition of Working Capital, whether or not in accordance with GAAP, (x) “current liabilities” shall (A) include all unpaid Pre-Closing Tax Liabilities (including an estimate of Pre-Closing Tax Liabilities for the portion of any Straddle Tax Period ending on the Closing Date), and shall exclude the amount of any Deal Fees, Debt Payoff Amount and Change of Control Payments to the extent such amounts are deducted in the calculation of the Closing Payment and (B) [ * ] and (y) Working Capital shall not include current or deferred Tax assets (including rights to refunds) or deferred Tax Liabilities.

1.200.
“Working Capital Exhibit” means the sample Working Capital calculation attached as Exhibit A, which shall be prepared in accordance with GAAP (except as specified in the definition of Working Capital) using the accounting principles, policies, methods, treatments or procedures specified thereon and used in the preparation of the Financial Statements.

1.201.
“Written Consent” means the written consent of the Company Shareholders in the form attached as Exhibit B, approving the amendment to the Amended and Restated Certificate of Incorporation of the Company in the form attached as Exhibit C (the “Charter Amendment”), adopting this Agreement and approving the consummation of the Merger in accordance with this Agreement.

1.1.2.	Descriptive Headings; Certain Interpretations.

(a)	Headings. The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

(b)
Interpretations. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to any or all genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules or Exhibits will be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” will mean notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, e-mail (solely with return receipt), approved minutes or otherwise (but excluding e-mail without return receipt and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) any action or occurrence deemed to be effective as of a particular date will be deemed to be effective as of 11:59 PM ET on such date, (l) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or,” and (m) the phrases “made available to Buyer,” “provided to Buyer,” and similar expressions in respect of any document or information will be construed for all purposes of this Agreement as meaning that a copy of such document or information was delivered by or on behalf of Company to Buyer in each case no later than two Business Days prior to the date hereof in the Data Room.

ARTICLE 2
THE MERGER

2.1.
The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly-owned Subsidiary of Buyer.

2.2.
Closing. The closing of the Merger (the “Closing”) shall be held at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199, at 10:00 a.m. on the date as soon as practicable, and in any event not later than four Business Days, following the satisfaction (except to the extent waived in accordance with ARTICLE 3) of each Party’s conditions to Closing set forth in ARTICLE 3 (other than the delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing);

2.3.	Actions at the Closing.

2.3.1.	No later than four Business Days prior to the Closing Date, the Company shall deliver to Buyer the following:

(a)	a certificate of the Company, executed by its Chief Executive Officer, certifying that Schedule I is true, complete and correct in all respects on and as of the Closing Date;

(b)
a schedule setting forth all Deal Fees payable in connection with Closing, including the recipient of such Deal Fees, copies of any final invoices that state the invoice is final and include wire transfer instructions or mailing address for payment to be made;

(c)
a schedule setting forth the Debt Payoff Amount payable in connection with Closing, including the recipient of such Debt Payoff Amount, copies of any final invoices that state the invoice is final and include wire transfer instructions or mailing address for payment to be made;

(d)
a schedule setting forth all Change of Control Payments, if any, including the recipient of such Change of Control Payments, the exact amounts to be paid to such recipient, whether such Change of Control Payments are to be paid through the payroll process of the Surviving Corporation, and, with respect to any Change of Control Payments not paid through the payroll process of the Surviving Corporation, but rather by the Paying Agent, the wire transfer instructions or mailing address for payment to be made;

(e)	a schedule setting forth the Shareholders’ Representative Reserve, including wire transfer instructions or mailing address for payment to be made; and

(f)
a statement setting forth the Company’s good faith calculation of the Working Capital of the Company as of the close of business on the day immediately prior to the Closing Date (except that Pre-Closing Tax Liabilities shall be determined as of the end of the day on the Closing Date), in accordance with Section 2.13.1.

2.3.2.	At the Closing, Buyer shall deposit with the Paying Agent (or the Company, with respect to amounts to be paid through payroll or to Taxing Authorities):

(a)	the Upfront Closing Payment, which the Paying Agent shall pay to the Company Holders in accordance with the terms of the Paying Agent Agreement;

(b)
the Indemnification Escrow Amount, which the Paying Agent shall promptly deposit into the Indemnification Escrow Fund (as contemplated by Section 2.15) with the Escrow Agent, to be held in trust by the Escrow Agent pursuant to the Escrow Agreement;

(c)
the Adjustment Escrow Amount, which the Paying Agent shall promptly deposit into the Adjustment Escrow Fund (as contemplated by Section 2.15) with the Escrow Agent, to be held in trust by the Escrow Agent pursuant to the Escrow Agreement;

(d)
the amount of the Deal Fees as set forth on the schedule described in Section 2.3.1(b), which the Paying Agent shall pay to the applicable recipients thereof as set forth on the schedule described in Section 2.3.1(b);

(e)
the Debt Payoff Amount as set forth on the schedule described in Section 2.3.1(c), which the Paying Agent shall pay to the applicable recipients thereof as set forth on the schedule described in Section 2.3.1(c);

(f)
the amount of the Change of Control Payments as set forth on the schedule described in Section 2.3.1(d), which the Surviving Corporation shall pay to the applicable recipients thereof as set forth on the schedule described in Section 2.3.1(d); and

(g)
the Shareholders’ Representative Reserve as set forth on the schedule described in Section 2.3.1(e), which the Paying Agent shall promptly deposit (as contemplated by Section 2.11.6) with the Shareholders’ Representative.

2.3.3.
At the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in substantially the form of Exhibit D attached hereto and executed in accordance with the relevant provisions of the DGCL.

2.4.	Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

2.5.
Certificate of Incorporation and By-laws. At the Effective Time, the Constitutive Documents of the Surviving Corporation shall be amended to be the same as the Constitutive Documents of Merger Sub in effect immediately prior to the Effective Time, respectively, until amended, except that the name of the corporation set forth therein shall be changed to the name of the Company.

2.6.
Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their successors are duly elected and qualified. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

2.7.
Conversion of Capital Stock. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company, Merger Sub or any Company Shareholder:

2.7.1.	each issued and outstanding share of Merger Sub Common Stock shall be converted into and shall become one share of common stock, par value $0.0001 per share, of the Surviving Corporation;

2.7.2.
each share of Company Capital Stock that is held by the Company as treasury stock or owned by the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor;

2.7.3.
except as provided in Sections 2.7.2 and 2.16, each share of Company Capital Stock then outstanding held by each Company Holder (including, for the avoidance of doubt, each share of Company Restricted Stock) shall be converted into the right to receive, without interest and subject to Sections 2.10 and 2.11, the following payments (collectively, the “Merger Consideration”):

(a)
an amount in cash at Closing equal to the Closing Payment allocated to such Company Holder on Schedule I, less, with respect to any Company Restricted Stock for which a valid Section 83(b) election under the Code has not been made, any applicable withholding Taxes thereon and any applicable withholding Taxes in respect of the portion of the Shareholders’ Representative Reserve allocable to such Company Restricted Stock, provided, however, that with respect to any Deferred Holder, the right to receive any amount that is Deferred Consideration shall be (i) with respect to the [ * ], subject to the applicable terms and conditions set forth in the [ * ] Deferred Consideration Agreement, (ii) with respect to holders of Designated Company Restricted Stock, in accordance with Schedule I, or (iii) with respect to any Designated Individual, subject to the applicable terms and conditions set forth in such Designated Individual’s Designated Individual Agreements, and

(b)
subject to the terms of Section 2.7.4 below, the amounts, if any, that may become payable to such Company Holder, as set forth on Schedule I, from (I) any Contingent Payments that become due and payable in accordance with Section 2.14, minus the applicable Company Holder’s Pro Rata Percentage of any applicable Contingent Payment Deal Fees, (II) any cash disbursements made to Company Holders by the Shareholders’ Representative in accordance with Section 2.11.6, (III) the amount of any payment due to Company Holders pursuant to Section 2.13.2, and (IV) any cash disbursements made to Company Holders by the Paying Agent in accordance with Section 2.15.2 and Section 2.15.3, less, with respect to any Company Restricted Stock for which a valid Section 83(b) election under the Code has not been made, any applicable withholding Taxes thereon and any applicable withholding Taxes in respect of the portion of the Shareholders’ Representative Reserve allocable to such Company Restricted Stock.

2.7.4.
Notwithstanding anything to the contrary in this Agreement, to the extent any Merger Consideration (including Deferred Consideration or Contingent Payments) become due and payable under this Agreement after the Closing, then the distribution of any amounts payable in respect thereof pursuant to Section 2.7.3(b), Section 2.8.1(b) or otherwise shall be reallocated among the Company Holders at the time of such distribution solely to the extent necessary to ensure that each Company Holder is bearing, as of immediately after giving effect to payment of all such Merger Consideration, such Company Holder’s Proportionate Burden Amount.  For the sake of clarity, an illustrative example of such reallocation is set forth on Section 2.7.4 of the Disclosure Schedule.

2.7.5.
The shares of Company Capital Stock converted into the right to receive Merger Consideration in accordance with this Section 2.7 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The right of any holder of any share of Company Capital Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any Tax withholding that is required under Applicable Law (including any withholding in respect of the Shareholders’ Representative Reserve).

2.7.6.
For Tax purposes, the Parties agree that to the extent permitted by Applicable Law all payments made under Section 2.7.3 or Section 2.7.4 (other than payments to Designated Individuals) shall be reported as additional Merger Consideration, except to the extent such amounts are characterized as interest for Tax purposes.

2.8.	Company Stock Options and Company Restricted Stock.

2.8.1.
At the Effective Time, each Vested Company Stock Option shall be terminated in exchange for the right to receive, without interest, subject to Section 2.10 and 2.11 (collectively, the “Option Merger Consideration”), with such disbursements paid through the payroll process of the Surviving Corporation or through the Paying Agent, as applicable:

(a)
an amount in cash at Closing equal to the excess, if any, of the Closing Payment allocated to such Vested Company Stock Option on Schedule I over the aggregate exercise of such Vested Company Stock Option, less any applicable withholding Taxes thereon and any applicable withholding Taxes in respect of the portion of the Shareholders’ Representative Reserve allocable to such Vested Company Stock Option; and

(b)
subject to the terms of Section 2.7.4, the amounts, if any, that may become payable in respect of such Vested Company Stock Option, as set forth on Schedule I, from (I) any Contingent Payments that become due and payable in accordance with Section 2.14, minus the applicable Company Holder’s Pro Rata Percentage of any applicable Contingent Payment Deal Fees, (II) any cash disbursements made to Company Holders by the Paying Agent in accordance with Section 2.11.6, (III) the amount of any payment due to Company Holders pursuant to Section 2.13.2, and (IV) any cash disbursements made to Company Holders by the Paying Agent in accordance with Section 2.15.2 and Section 2.15.3, and in each case less any applicable withholding Taxes thereon.

2.8.2.
At the Effective Time, each Unvested Company Stock Option shall be terminated without the payment of any consideration in respect thereof and each share of Company Restricted Stock, other than Designated Company Restricted Stock, shall be repurchased by the Company for the original purchase price of such Company Restricted Stock with such additional amounts payable in respect of such Company Restricted Stock in connection with the Merger set forth in Section 2.7.3 above. The Board of Directors (and all committees thereof) shall adopt such resolutions or take such other actions (including obtaining any required consents, but not including the payment of any cash or non-cash consideration without Buyer’s prior written consent) as may be required to effect the transactions described in this Section 2.8 as of the Effective Time. No later than four Business Days prior to the Effective Time, the Company shall provide copies of any such resolutions or other written communications or documents relating to the foregoing for Buyer’s review and consent, not to be unreasonably withheld, conditioned, or delayed. The Company shall terminate the Company Stock Plan and all rights thereunder as of the Effective Time without Liability to Buyer and its Affiliates (including, following the Effective Time, the Surviving Corporation and its Affiliates), other than, with respect to Vested Company Stock Options, the obligation to make the payments required by Section 2.8.1 and with respect to Company Restricted Stock, the obligation to make the payments required by the terms of this Agreement and the Designated Individual Agreements.  At and after the Effective Time, no Person shall have any right under the Company Stock Plan or any Contracts evidencing Company Stock Options or Company Restricted Stock awards.

2.9.
Paying Agent. In connection with the Closing, Buyer, the Shareholders’ Representative and Acquiom Financial LLC, a Colorado limited liability company (in its capacity as the payments administrator, the “Paying Agent”) shall have executed and delivered a paying agent agreement, in a form mutually agreed upon between such parties (the “Paying Agent Agreement”), pursuant to which the Paying Agent shall make the distributions of payments and take the other actions contemplated to be made and taken by the Paying Agent pursuant to and in accordance with the Paying Agent Agreement.

2.10.	Exchange Procedures.

2.10.1.
As promptly as reasonably practicable after the date of this Agreement (but in any event, no later than ten Business Days after the date of this Agreement), Buyer shall cause the Paying Agent to provide to each holder of a Certificate (i) a letter of transmittal in a form mutually agreed upon between the Parties and the Paying Agent (a “Letter of Transmittal”) and (ii) instructions for use of the Letter of Transmittal in effecting the surrender of such Certificate in exchange for the Merger Consideration to be paid in accordance with Section 2.7.3 with respect to each of the shares of Company Capital Stock represented thereby. Upon surrender of a Certificate to the Paying Agent, together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto and a properly executed Form W-9 or appropriate Form W-8 (including any required attachments or schedules thereto), as applicable, from such holder in form and substance acceptable to the Paying Agent, the Paying Agent shall pay promptly, by electronic check (ACH), to the holder of such Certificate the cash payment described in Section 2.7.3(a) (rounded up to the nearest $0.01) into which the shares of Company Capital Stock represented by such Certificate were converted pursuant to Section 2.7.3, without any interest thereon, provided, however, that (A) any such Certificates and Letters of Transmittal delivered to the Paying Agent prior to the Closing shall be held in escrow by the Paying Agent, pending the consummation of the Closing, and shall be deemed to be surrendered upon the Closing, subject to the satisfaction of the instructions provided to such holder for effecting the surrender of the Certificates, (B) with respect to any Deferred Holder, the Paying Agent shall not pay to such holder any portion of Merger Consideration that is Deferred Consideration until the satisfaction of the applicable terms and conditions set forth in (1) with respect to the [ * ], the [ * ] Deferred Consideration Agreement, (2) with respect to any Designated Individual, such Designated Individual’s Designated Individual Agreement or (3) with respect to any Deferred Holder that is not the [ * ] or a Designated Individual, in accordance with Schedule I and (C) payments in respect of shares of Company Restricted Stock for which a valid election under Section 83(b) of the Code has not been shall be made through the Surviving Corporation’s payroll and not by the Paying Agent. The Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall upon and following the Effective Time represent solely the right to receive the Merger Consideration with respect to the shares of Company Capital Stock, without interest. Except as set forth in Section 2.10.2, no holder of a Certificate will be entitled to be paid any Merger Consideration unless and until such holder shall have complied with the requirements set forth in this Section 2.10.1, including due execution and delivery to the Paying Agent of the Letter of Transmittal by such holder of such Certificate, which constitutes an integral component of and limitation on the Merger Consideration.

2.10.2.
If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Capital Stock represented thereby to be paid (by the Paying Agent) in accordance with Section 2.7.3 and as contemplated under this ARTICLE 2; provided, however, that Buyer may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver an indemnification agreement as it may reasonably require with respect to any claim that may be made against Buyer or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed. For the avoidance of doubt, any Person submitting such affidavit to the Paying Agent shall be liable under ARTICLE 8 to Buyer for any Losses resulting from any inaccuracies in the affidavit.

2.10.3.
As promptly as reasonably practicable after the date of this Agreement (but in any event, no later than ten Business Days after the date of this Agreement), the Company shall provide to each holder of a Company Stock Option an option cancellation agreement in a form mutually agreed upon between the Parties (an “Option Cancellation Agreement”). Promptly following the receipt by the Paying Agent of an Option Cancellation Agreement duly executed and completed in accordance with the instructions thereto, the applicable portion of the Option Merger Consideration as set forth on Schedule I shall (i) first be paid by the Buyer to the Company and then shall be paid by the Surviving Corporation to such holder of such Vested Company Stock Option or (ii) for holders of Vested Company Stock Options who are not current or former employees of the Company, paid by the Paying Agent directly to such holder, in each case of clauses (i) and (ii), in accordance with Section 2.8, provided, however, that any such Option Cancellation Agreement delivered to the Paying Agent prior to the Closing shall be held in escrow by the Paying Agent, pending the consummation of the Closing, and shall be deemed to be delivered upon the Closing, subject to the terms and conditions set forth in such Option Cancellation Agreement. Notwithstanding anything in this Agreement to the contrary, no holder of Company Stock Options will be entitled to be paid any Option Merger Consideration unless and until such holder shall have complied with the requirements set forth in Section 2.10.3, including due execution and delivery to the Paying Agent by such holder of the Option Cancellation Agreement, which constitutes an integral component of and limitation on the Option Merger Consideration.

2.11.	Shareholders’ Representative.

2.11.1.
By signing a Written Consent or voting in favor of or consenting to the Merger, the approval of the principal terms of the Merger, the consummation of the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, or by surrendering or delivering to the Paying Agent (i) a Certificate or an affidavit in lieu thereof (with respect to holders of Company Capital Stock) or (ii) an executed Option Cancellation Agreement (with respect to holders of Vested Company Stock Options), in each case, in exchange for the consideration to be paid in accordance with this Agreement, each Company Holder irrevocably approves the appointment of, and hereby irrevocably appoints Shareholder Representative Services LLC as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all Company Holders and each of them (the “Shareholders’ Representative”) with respect to any and all matters relating to, arising out of, or in connection with, this Agreement and the agreements ancillary hereto, including for purposes of taking any action or omitting to take any action on behalf of Company Holders hereunder to:

(a)
act for Company Holders with regard to all matters pertaining to indemnification under this Agreement, including the power to defend, compromise, or settle any claims and to otherwise prosecute or pursue any litigation claims, and the payment or non-payment of any of the Indemnification Escrow Amount;

(b)
execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Shareholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(c)
do or refrain from doing any further act or deed on behalf of Company Holders that the Shareholders’ Representative deems necessary or appropriate in its discretion relating to the subject matter of this Agreement as fully and completely as Company Holders could do if personally present;

(d)
give or receive notices to be given or received by Company Holders under this Agreement (except to the extent that this Agreement expressly contemplates that any such notice shall be given or received by each Company Holder individually);

(e)	receive service of process in connection with any claims under this Agreement;

(f)	give any written direction to the Paying Agent or the Escrow Agent;

(g)	agree to, negotiate and/or comply with the determination of the Working Capital and the adjustment pursuant to Section 2.13; and

(h)	agree to, negotiate, enter into settlements and compromises and/or comply with awards and court orders with respect to claims for indemnification; and
All actions, notices, communications and determinations by or on behalf of Company Holders shall be given or made by the Shareholders’ Representative and all such actions, notices, communications and determinations by the Shareholders’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all Company Holders, and no Company Holder shall have the right to object, dissent, protest or otherwise contest the same. All decisions and actions of the Shareholders’ Representative on behalf of the Company Holders shall be deemed to be facts ascertainable outside of this Agreement.

2.11.2.
The Shareholders’ Representative may resign at any time. If the Shareholders’ Representative becomes unable to perform its responsibilities hereunder or resigns, then holders of a majority of the Company Capital Stock, based on their Pro Rata Percentage, promptly shall designate in writing to Buyer a single individual to fill the Shareholders’ Representative vacancy as the successor Shareholders’ Representative hereunder. If at any time there shall not be a Shareholders’ Representative or Company Holders fail to designate a successor Shareholders’ Representative, then Buyer may have a court of competent jurisdiction appoint a Shareholders’ Representative hereunder. Holders of a majority of the Company Capital Stock, based on their Pro Rata Percentage, may also replace the Person serving as the Shareholders’ Representative from time to time and for any reason upon at least ten days’ prior written notice to Buyer. The Shareholders’ Representative may be removed only upon delivery of written notice to the Buyer signed by Persons who, as of immediately prior to the Effective Time, held a majority (by voting power) of the then outstanding shares of Company Capital Stock.

2.11.3.
The Shareholders’ Representative shall act for Company Holders on all of the matters set forth in this Agreement in the manner the Shareholders’ Representative believes to be in the best interest of Company Holders. The Shareholders’ Representative is authorized to act on behalf of Company Holders notwithstanding any dispute or disagreement among Company Holders. In taking any actions as Shareholders’ Representative, the Shareholders’ Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person the Shareholders’ Representative reasonably believes to be authorized thereunto. The Shareholders’ Representative will incur no liability of any kind with respect to any action or omission by the Shareholders’ Representative in connection with the Shareholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Shareholders’ Representative’s gross negligence or willful misconduct. The Shareholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Holders will indemnify, defend and hold harmless the Shareholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Company Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct; provided, further, that in no event shall a Company Holder be liable under this Agreement or otherwise in connection with the transactions contemplated hereby or in connection therewith for any Representative Losses in excess of the Merger Consideration and Option Merger Consideration actually paid, or that becomes due and payable in accordance with Section 2.14, to him, her or it. If not paid directly to the Shareholders’ Representative by the Company Holders, any such Representative Losses may be recovered by the Shareholders’ Representative from (i) the funds in the Shareholders’ Representative Reserve, (ii) the Adjustment Escrow Fund and the Indemnification Escrow Fund, in each case at such time as remaining amounts would otherwise be distributable to the Company Holders and (iii) any future Contingent Payments that become due and payable in accordance with Section 2.14; provided, that while this section allows the Shareholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Company Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement.

2.11.4.
The Shareholders’ Representative shall treat confidentially any Confidential Information of the Buyer or the Surviving Corporation disclosed to it pursuant to this Agreement and shall not use such Confidential Information other than in the performance of its duties as the Shareholders’ Representative. In addition, the Shareholders’ Representative shall not disclose any Confidential Information disclosed to it pursuant to this Agreement to anyone except as required by Applicable Law; provided that (i) the Shareholders’ Representative may disclose such Confidential Information to legal counsel, employees, advisors, agents or consultants, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto no less restrictive than the obligations set forth in Section 6.10 of this Agreement, (ii) the Shareholders’ Representative (or legal counsel, employees, advisors, agents or consultants to whom Confidential Information is disclosed pursuant to clause (i) above) may disclose such Confidential Information in any Action relating to this Agreement or the transactions contemplated hereby (or, in either case, discussion in preparation therefor) and (iii) the Shareholders’ Representative may disclose to any Company Holder any such Confidential Information disclosed to the Shareholders’ Representative subject to such Company Holder agreeing with Buyer in writing to restrictions on the disclosure and use of such Confidential Information consistent with or no less stringent than the restrictions to which the Shareholders’ Representative is subject pursuant to this Section 2.11.4.

2.11.5.
Buyer shall be entitled to rely on the authority of the Shareholders’ Representative as the agent, representative and attorney-in-fact of Company Holders for all purposes under this Agreement and shall have no Liability for any such reliance. No Company Holder may revoke the authority of the Shareholders’ Representative. Each Company Holder, by signing a Written Consent or otherwise voting in favor of or consenting to the Merger or by surrendering or delivering a Certificate or an affidavit in lieu thereof to the Paying Agent along with an executed Letter of Transmittal (with respect to holders of Company Capital Stock) or by delivering an executed Option Cancellation Agreement (with respect to holders of Company Stock Options), in each case, in exchange for the consideration to be paid in accordance with this Agreement, hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Shareholders’ Representative in the exercise of the power-of-attorney granted to the Shareholders’ Representative pursuant to this Section 2.11, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of such Company Holder. The provisions of this Section 2.11 are independent and severable, are irrevocable (subject only to Section 2.11.2) and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Holder may have in connection with the transactions contemplated by this Agreement.

2.11.6.
At the Closing, the Paying Agent shall distribute the Shareholders’ Representative Reserve to the Shareholders’ Representative, which shall be maintained by the Shareholders’ Representative in a segregated account for paying directly or reimbursing the Shareholders’ Representative for any third party expenses in performing the obligations and exercising the rights of the Shareholders’ Representative hereunder or under any agreements ancillary hereto. The Shareholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Company Holders shall not receive interest or other earnings on the Shareholders’ Representative Reserve and Company Holders irrevocably transfer and assign to the Shareholders’ Representative any ownership right that they may otherwise have had in any interest that may accrue on funds held in the Shareholders’ Representative Reserve. Company Holders acknowledge that the Shareholders’ Representative is not providing any investment supervision, recommendations or advice. The Shareholders’ Representative shall have no responsibility or liability for any loss of principal of the Shareholders’ Representative Reserve other than as a result of its gross negligence or willful misconduct. For Tax purposes, the Shareholders’ Representative Reserve shall be treated as having been received and voluntarily set aside by Company Holders at the time of Closing. The Shareholders’ Representative shall be reimbursed for out-of-pocket expenses incurred in the performance of its duties (including the reasonable fees and expenses of counsel) under this Agreement from the Shareholders’ Representative Reserve; provided that if the Shareholders’ Representative Reserve is insufficient to pay such expenses, then the Shareholders’ Representative shall be reimbursed directly from Company Holders on a several basis (and not a joint and several basis) according to their Pro Rata Percentage. Upon the determination of the Shareholders’ Representative that the Shareholders’ Representative Reserve is no longer necessary in connection with claims for indemnification of the Shareholders’ Representative pursuant to this Section 2.11, the Shareholders’ Representative shall distribute to the Paying Agent for further distribution to the Company Holders (solely out of the Shareholders’ Representative Reserve) the amount remaining in the Shareholders’ Representative Reserve after payment of all of the Shareholders’ Representative’s out-of-pocket expenses incurred in connection with its services as Shareholders’ Representative. The Shareholders’ Representative Reserve shall not be available to Buyer to satisfy any claims hereunder. Any payments as may be required by the Shareholders’ Representative to be made directly to it by any Company Holders pursuant to this Agreement or any other agreement shall be paid in accordance with such Company Holder’s Pro Rata Percentage.

2.11.7.
The provisions of this Section 2.11 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Holder, and any references in this Agreement to a Company Holder shall mean and include the successors to the rights of each applicable Company Holder hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

2.12.
Close of Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, no shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be deemed to be outstanding, and the holders of shares of Company Capital Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein or by Applicable Law.

2.13.	Working Capital Adjustment.

2.13.1.
The Closing Payment shall be adjusted by an amount (the “Closing Working Capital Adjustment”) equal to any Positive Working Capital Adjustment or any Negative Working Capital Adjustment, as applicable, as set forth in this Section 2.13.1. At least four Business Days prior to the Closing Date, the Company shall provide a statement that sets forth its good faith calculation of the Working Capital of the Company as of the close of business on the day immediately prior to the Closing Date (except that Pre-Closing Tax Liabilities shall be determined as of the end of the day on the Closing Date) (the “Estimated Closing Date Working Capital”), which shall be determined in accordance with GAAP (except to the extent otherwise provided in the definition of Working Capital), applied in a manner consistent with the preparation, assumptions and estimates made or used in the preparation of the Working Capital Exhibit. In the event the Estimated Closing Date Working Capital is a negative amount, the Closing Payment shall be reduced by the absolute value of such amount (the “Negative Working Capital Adjustment”). In the event the Estimated Closing Date Working Capital is a positive amount, the Closing Payment shall be increased by an amount equal to the absolute value of such amount (the “Positive Working Capital Adjustment”). Following Buyer’s receipt of the statement setting forth the Estimated Closing Date Working Capital, the Company shall provide to Buyer and Merger Sub, and their authorized representatives, reasonable access to all records used in preparing such Estimated Closing Date Working Capital (and employees of the Company who can adequately answer questions on the Estimated Closing Date Working Capital, including such access to facilities as is reasonably necessary to have such access to such employees) and, if applicable, the Company’s outside accountants and their work papers and other documents used in preparing such Estimated Closing Date Working Capital. No later than [ * ] after the Closing Date, Buyer shall prepare or cause to be prepared and delivered to the Shareholders’ Representative a statement setting forth Buyer’s good faith calculation of the Working Capital of the Company as of the close of business on the day immediately prior to the Closing Date (the “Buyer’s Closing Date Working Capital Calculation”), which shall be determined in accordance with GAAP (except to the extent otherwise provided in the definition of Working Capital), applied in a manner consistent with the preparation, assumptions and estimates made or used in the preparation of the Working Capital Exhibit.

2.13.2.
If Buyer does not deliver the Buyer’s Closing Date Working Capital Calculation as set forth above, then the Estimated Closing Date Working Capital shall be deemed for all purposes of this Agreement to be the Buyer’s Closing Date Working Capital Calculation. The Shareholders’ Representative may provide a written notice to Buyer of any disagreement with respect to the Buyer’s Closing Date Working Capital Calculation within [ * ] after delivery of Buyer’s Closing Date Working Capital Calculation to the Shareholders’ Representative. If the Shareholders’ Representative provides such a notice, the Shareholders’ Representative and Buyer will attempt in good faith to resolve such disagreement. If, within [ * ] after delivery to Buyer of such notification by the Shareholders’ Representative, they are unable to resolve such disagreement, either Buyer, on the one hand, or the Shareholders’ Representative, on the other hand, shall have the right to submit the determination of such matter to an accounting firm of nationally recognized independent public accountants reasonably acceptable to each of Buyer and the Shareholders’ Representative, or, in the absence of mutual agreement, Deloitte LLP (the “Auditor”). Each Party agrees to execute a reasonable engagement letter, and all fees and expenses relating to the work performed by the Auditor shall be shared equally between Buyer and the Shareholders’ Representative (on behalf of the Company Holders); provided, that if the Auditor determines that either the Shareholders’ Representative or the Buyer has adopted a position or positions with respect to the Working Capital that is frivolous or clearly without merit, the Auditor (a) may, in its discretion, assign a greater portion of any such fees and expenses to the Shareholders’ Representative (on behalf of the Company Holders) or the Buyer, as applicable, and (b) shall provide to the Shareholders’ Representative and the Buyer a written explanation of its reasons for making such a determination. The Auditor shall not be authorized or permitted to: (x) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Shareholders’ Representative and the Buyer regarding the determination of the Working Capital in accordance with this Section 2.13; or (y) apply any accounting principles, policies, methods, treatments or procedures other than those used in the preparation of the Working Capital Exhibit and required by Applicable Law. In all cases, the Auditor shall act as an expert and not as arbitrator. Within [ * ] after the selection of the Auditor, the Auditor shall make a determination of all issues in dispute in connection with the Buyer’s Closing Date Working Capital Calculation pursuant to such procedures as the Auditor deems fair and reasonable and shall set forth in a written statement delivered to Buyer and the Shareholders’ Representative the final Closing Working Capital Adjustment; provided however, such final Closing Working Capital Adjustment shall be an amount equal to either the Closing Working Capital Adjustment that was based on the Buyer’s Closing Date Working Capital Calculation or the Company’s Estimated Closing Date Working Capital or an amount in between. Such determination shall be final, conclusive and binding on the Parties absent fraud or manifest error. The amount equal to the difference of the final Closing Working Capital Adjustment determined in accordance with this Section 2.13.2 less the Closing Working Capital Adjustment, if any, made pursuant to Section 2.13.1 is referred to herein as the “Final Closing Working Capital Adjustment Amount”. If the Final Closing Working Capital Adjustment Amount is a negative amount, then Buyer shall be entitled to prompt payment from the Adjustment Escrow Fund of the absolute value of such amount; provided that if the Adjustment Escrow Amount is less than the amount to be paid to Buyer, then Buyer shall be entitled to receive such excess amount from the Indemnification Escrow Fund. If the Final Closing Working Capital Adjustment Amount is a positive amount, then Buyer shall promptly pay the Paying Agent, for distribution to the Company Holders or to the Surviving Corporation for amounts to be paid through payroll, according to the applicable percentages set forth on Schedule I, such amount due to them, if any.

2.13.3.
Following the Shareholders’ Representative’s receipt of the statement setting forth Buyer’s Closing Date Working Capital Calculation, the Buyer and its Affiliates, including the Surviving Corporation, shall provide to the Shareholders’ Representative, and its authorized representatives, reasonable access to all records used in preparing such Buyer’s Closing Date Working Capital Calculation (and employees of the Buyer or its Affiliates, including the Surviving Corporation, who can adequately answer questions on Buyer’s Closing Date Working Capital Calculation).

2.13.4.
Other than in the case of Fraud, the Parties agree that the procedures set forth in this Section 2.13 shall be the sole and exclusive method for resolving any disputes with respect to the determination of the Working Capital and the Final Closing Working Capital Adjustment Amount; provided, that this provision shall not prohibit the Buyer or the Shareholders’ Representative from instituting litigation to enforce a ruling of the Auditor.

2.14.	Contingent Payments.

2.14.1.
In addition to the Closing Payment payable pursuant to Section 2.7.3(a), Company Holders shall be entitled to certain additional contingent payments from Buyer after the Closing as and to the extent set forth in this Section 2.14 (each such additional payment, a “Contingent Payment”), subject to all the terms and conditions of this Section 2.14.

2.14.2.
Buyer shall make the Contingent Payments described below in cash to the Paying Agent subject to and upon the occurrence of the following events set forth in the table below (each of such twelve (12) events, a “Milestone”), whether achieved by or on behalf of Buyer, the Surviving Corporation, or any of their respective Affiliates, or any Buyer Rights Successor, less any applicable Contingent Payment Deal Fees. The Paying Agent shall distribute such amounts to the Company Holders, as set forth in Schedule I, less (without duplication) any applicable Contingent Payment Deal Fees, with such disbursements paid through the payroll process of the Surviving Corporation or through the Paying Agent, as applicable, provided, however, that (a) with respect to any Deferred Holder (other than the [ * ] and the Designated Individuals), the Deferred Consideration of such Deferred Holder shall be payable only to the extent and in accordance with Schedule I or (b) with respect to any Deferred Holder that is a Designated Individual, such Deferred Holder’s Designated Individual Agreement, and, in each case, any such amounts to which a Deferred Holder does not become entitled shall be retained by Buyer:

No.	Milestone	Products for the Treatment of DMD			Product for the Treatment of DM1
		First Product Targeting [ * ]	First Product Targeting [ * ]	First Product Targeting [ * ]
1.	Initiation of a Clinical Trial for a Product	[ * ]	[ * ]	[ * ]	[ * ]
2.	Initiation of a Pivotal Trial for a Product	[ * ]	[ * ]	[ * ]	[ * ]
3.
With respect to a Product, the earlier of (a) receipt of Marketing Approval in the U.S., and (b) (i) receipt of Marketing Approval from (A) the European Commission or (B) the applicable Regulatory Authority [ * ] and (ii) Price Approval [ * ].
		[ * ]	[ * ]	[ * ]	[ * ]

2.14.3.	For the purposes of the Milestones above, [ * ].

2.14.4.
Each Contingent Payment is payable only once. In no event shall any of the Contingent Payments be paid more than once, regardless of the number of times the corresponding Milestone is achieved by or on behalf of Buyer, Surviving Corporation or any of their respective Affiliates, or any Buyer Rights Successor. In the event that (a) the first Clinical Trial that is Initiated for a Product is also a Pivotal Trial for such Product, then both Milestone No. 1 and Milestone No. 2 shall be payable on the Initiation of such Clinical Trial, (b) at the time a Clinical Trial for a Product is Initiated, such Clinical Trial is not a Pivotal Trial, the Pivotal Trial for such Product shall be deemed to have occurred on the date on which an Approval Application is filed in respect of a Product with the appropriate Regulatory Authority in any country or jurisdiction and (c) Milestone No. 3 is achieved then Milestone No. 1 and Milestone No. 2 shall be payable upon such achievement of Milestone No. 3 to the extent not previously paid. [ * ].

2.14.5.
In the event of an Insolvency Event prior to the expiration of Buyer’s obligations set forth in Section 2.14.2, all Contingent Payments will be deemed to have been paid and a promissory note therefor issued by Buyer to the Shareholders’ Representative (to be held solely on behalf of the Company Holders and in its capacity as the Shareholders’ Representative) in the amount of such Contingent Payments 91 days prior to such Insolvency Event.

2.14.6.
Commencing on the Closing Date and continuing until the earlier to occur of (i) expiration of Buyer’s obligations set forth in Section 2.14.9 and (ii) achievement of the last Milestone, Buyer shall provide the Shareholders’ Representative, within [ * ] following January 1st of each calendar year, with a written report summarizing in reasonable detail the status of the development of each Product with respect to which a Contingent Payment remains unpaid. Upon the Shareholders’ Representative’s reasonable request and in a frequency of no more than once per calendar year, representatives of Buyer that are familiar with the development status of each such Product shall meet with the Shareholders’ Representative in person, by phone or as otherwise may be mutually agreed, to discuss the development status of each such Product in reasonable detail. Notwithstanding Section 6.10, Buyer, Merger Sub and their respective Affiliates each agree that the Shareholders’ Representative may disclose the information disclosed hereunder to each Company Holder, and any Company Holder may disclose such information to any limited partners of such Company Holder subject to customary confidentiality obligations no less restrictive than the obligations set forth in Section 6.10 of this Agreement.

2.14.1.
Within [ * ] of the occurrence of any Milestone set forth in Section 2.14.2, Buyer shall provide written notice to the Shareholders’ Representative that such Milestone has occurred. Within [ * ] after the occurrence of a Milestone, Buyer shall pay, or shall cause to be paid, to the Paying Agent for distribution to the Company Holders or to the Surviving Corporation for amounts to be paid through payroll an aggregate amount in cash equal to the amount of the applicable Contingent Payment in accordance with this Section 2.14.

2.14.2.
Subject to the terms and conditions of (a) with respect to Deferred Holders (other than the [ * ] and the Designated Individuals), Schedule I or (b) with respect to Deferred Holders that are Designated Individuals, such Deferred Holder’s Designated Individual Agreement, each Company Holder shall be entitled to receive only the portion of any Contingent Payment as set forth in Schedule I (less such Company Holder’s Pro Rata Percentage of any applicable Contingent Payment Deal Fees) once such Contingent Payment becomes due and payable in accordance with this Section 2.14.

2.14.3.
No interest shall accrue or be paid on any portion of any Contingent Payment, except as otherwise expressly provided herein. For Tax purposes, however, the Parties agree that all payments made under this Section 2.14 (other than to Designated Individuals) shall to the extent permitted by Applicable Law be reported as additional Merger Consideration or Option Merger Consideration, as applicable, except to the extent such amounts are characterized as interest for Tax purposes.

2.14.4.
Following the Closing and continuing until the [ * ] of the Closing Date, Buyer shall, and shall cause its Affiliates (including the Surviving Corporation) and any Buyer Rights Successor to, use Commercially Reasonable Efforts to achieve each of the Milestones. Subject to the foregoing obligation to use Commercially Reasonable Efforts, neither Buyer, Merger Sub nor any of their respective Affiliates has furnished or provided any assurances regarding the achievability of the condition to the payment of the Contingent Payments set forth in this Section 2.14 or the likelihood thereof.

2.14.5.
With respect to Contingent Payments made in respect of Designated Company Restricted Stock, Contingent Payments shall only be made to the extent such Designated Company Restricted Stock would be vested pursuant to the terms of the Designated Company Restricted Stock agreement entered into between the Company and such Deferred Holder in respect of such Designated Company Restricted Stock as set forth in Schedule I and any such amounts to which a Deferred Holder does not become entitled shall be retained by Buyer. If any Contingent Payments become payable hereunder before the Designated Company Restricted Stock would have vested, such payments shall not be made unless and until the corresponding Designated Company Restricted Stock would have vested. If a holder of Designated Company Restricted Stock is terminated following Closing and, as a result of such termination, would have forfeited his or her Designated Company Restricted Stock, Buyer will repay to such Deferred Holder the lesser of (x) the original purchase price set forth in Schedule I, or (y) the then fair market value of such forfeited Designated Company Restricted Stock, in each case, as provided pursuant to the terms of the Designated Company Restricted Stock agreement. In such case, any Contingent Payments related to Designated Company Restricted Stock that would have been vested by its terms as of such termination will continue to be paid subject to the terms of this Section 2.14.

2.14.6.
With respect to Contingent Payments made in respect of Vested Company Stock Options or Company Restricted Stock with respect to which a valid election under Section 83(b) of the Code has not been made, no payments shall be made following the 5th anniversary of the Closing unless the applicable Milestone to which such Contingent Payment relates constitutes a short-term deferral within the meaning of Section 409A of the Code, with any such payments that are made following the 5th anniversary of the Closing to be paid within the time period required so that such payments remain short-term deferrals.

2.14.7.
After the Closing, no Company Holder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of any Contingent Payments that becomes due and payable to such Company Holder in respect of such Company Holder’s Company Capital Stock in accordance with this Section 2.14, other than (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the right to receive any Contingent Payments or any portion thereof is to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of Contingent Payments payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by a nationally recognized trust company; or (vi) to any Person, with Buyer’s consent. Any transfer in violation of this Section 2.14.13 shall be null and void and shall not be recognized by Buyer or the Surviving Corporation.

2.14.8.	Any payments or portions thereof due hereunder that are not paid when due will accrue interest from the date due until paid at an annual rate equal to the lower of [ * ].

2.15.	Escrow.

2.15.1.
In connection with the Closing, Buyer, the Shareholders’ Representative and the Escrow Agent shall have executed and delivered an escrow agreement, in a form mutually agreed upon between such parties (the “Escrow Agreement”), under which SunTrust Bank shall act as escrow agent (the “Escrow Agent”) with respect to (a) an escrow fund into which the Adjustment Escrow Amount is deposited (the “Adjustment Escrow Fund”) for the purpose of securing payment of any adjustments to the Working Capital in accordance with Section 2.13.2 and an escrow fund into which the Indemnification Escrow Amount is deposited (the “Indemnification Escrow Fund”) for the purpose of securing the payment of the Company Holders’ indemnification obligations pursuant to ARTICLE 8. The Parties will, to the extent consistent with Applicable Law, treat the Adjustment Escrow Fund and the Indemnification Escrow Fund and any earnings thereon as owned by Buyer for Tax purposes.

2.15.2.
Following the determination of the Final Closing Working Capital Adjustment Amount and payment of any amounts due to Buyer pursuant to Section 2.13.2 in accordance with the Escrow Agreement, the Escrow Agent shall make available to (i) the Surviving Corporation with respect to amounts (A) to be paid through payroll and (B) which represent Escrow Release Tax Costs or (ii) the Paying Agent for distribution to the Company Holders of the then-remaining Adjustment Escrow Amount, and each of the Surviving Corporation and the Paying Agent, as applicable, shall pay each Company Holder its Upfront Payment Pro Rata Percentage of the then-remaining Adjustment Escrow Amount (after appropriate reduction for any applicable Escrow Release Tax Costs).

2.15.3.
Upon the termination of the Indemnification Escrow Fund on the Escrow Termination Date in accordance with the Escrow Agreement, the Escrow Agent shall make available to (i) the Surviving Corporation with respect to amounts (A) to be paid through payroll and (B) which represent Escrow Release Tax Costs or (ii) the Paying Agent for distribution to the Company Holders of the then-remaining Indemnification Escrow Amount, and each of the Surviving Corporation and the Paying Agent, as applicable, shall disburse to the Company Holders the then-remaining Indemnification Escrow Amount released in accordance with Section 8.11 (after appropriate reduction, if any, pursuant to Section 8.4.4 or for any applicable Escrow Release Tax Costs).

2.15.4.
The execution of a Written Consent or the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by the Company Shareholders shall constitute approval of the Escrow Agreement and all arrangements related thereto, including the depositing of the Adjustment Escrow Amount into the Adjustment Escrow Fund and the Indemnification Escrow Amount into the Indemnification Escrow Fund. Any interest accruing with respect to the Adjustment Escrow Fund or the Indemnification Escrow Fund shall be deemed part of the Adjustment Escrow Amount or the Indemnification Escrow Amount, respectively, for all indemnification and escrow disbursement purposes hereunder. The right of any Company Holder to receive its portion of the Adjustment Escrow Fund and the Indemnification Escrow Fund, if any, (i) is an integral part of the Merger Consideration and Option Merger Consideration, as applicable, provided for in this Agreement, (ii) does not give the Company Holders dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of capital stock of the Company, (iii) shall not be evidenced by a certificate or other instrument, (iv) shall not be assignable or otherwise transferable by such Company Holder, except in the manner as provided for Contingent Payments set forth in Section 2.14.11, and (v) does not represent any right other than the right to receive the consideration set forth in this Section 2.15. Any attempted transfer of the right to any portion of the Adjustment Escrow Amount or the Indemnification Escrow Amount by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

2.16.	Dissenting Shares.

2.16.1.
Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a Company Shareholder who has not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived its rights to appraisal and who has exercised and perfected appraisal or dissenters rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal or dissenters rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Capital Stock set forth in Section 2.7 and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

2.16.2.
At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the provisions of Section 2.16.1, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters rights under Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to relief provided under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Section 2.7, without interest, following surrender of the Certificate representing such shares in the manner provided in Section 2.10 or, in the case of a lost, stolen, mutilated, defaced or destroyed Certificate, upon delivery of the documents, if required, described in Section 2.10. The Company shall give Buyer prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments served pursuant to the DGCL and received by the Company, and Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demand for appraisal or settle or offer to settle any such demand.

2.17.
Withholding. Notwithstanding anything to the contrary hereunder, (i) Buyer, Merger Sub, the Paying Agent, the Escrow Agent, the Company, the Surviving Corporation and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any portion of any payment payable pursuant to or as contemplated by this Agreement, the [ * ] Deferred Consideration Agreement, the Deferred Consideration Acknowledgments, the Designated Individual Agreements, the Paying Agent Agreement or the Escrow Agreement such Taxes or other amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Laws, and (ii) any compensatory amounts payable pursuant to or contemplated by this Agreement, the [ * ] Deferred Consideration Agreement, the Deferred Consideration Acknowledgments, the Designated Individual Agreements, the Paying Agent Agreement or the Escrow Agreement shall be remitted to the Company or Surviving Corporation for payment to the applicable recipient through regular payroll procedures, as applicable. To the extent that any amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and will be timely remitted to the applicable Taxing Authority. Notwithstanding the foregoing, Buyer confirms that it will not, absent a change in Applicable Law, [ * ] (y) the Company has provided a valid certificate and notice pursuant to Treasury Regulations Section 1.897-2(h) in accordance with Section 3.2.4 of this Agreement.

ARTICLE 3
CLOSING CONDITIONS

3.1.
Conditions to the Obligations of Each Party to Effect the Merger. The obligation of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

3.1.1.	Antitrust. Any waiting period (or extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

3.1.2.
No Injunction or Legal Restraint. No temporary restraining order, preliminary or permanent injunction or other Judgment entered into or issued by any Governmental Authority (other than any such Judgments entered into or issued due to any Action commenced by or on behalf of the Company) that has the effect of preventing the consummation of the Merger shall be in effect. There shall not be pending or threatened any Action challenging the transactions contemplated hereby, or seeking to delay, restrain or prohibit the Merger.

3.1.3.
No Actions. There shall not be pending or threatened by any Governmental Authority any Action (or by any other Person any Action which has a reasonable likelihood of success), (i) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by Buyer, its Affiliates or the Company of the business or assets of Buyer, its Affiliates or the Company, or to compel Buyer, its Affiliates or the Company to divest, dispose of or hold separate any portion of the business or assets of Buyer, its Affiliates or the Company, in each case as a result of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to impose limitations on the ability of Buyer or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, the shares of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the shareholders of the Surviving Corporation, or (iii) seeking to prohibit Buyer or any of its Affiliates from effectively controlling in any respect the business or operations of the Surviving Corporation. No Judgment that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of this Section 3.1.3 shall be in effect.

3.1.4.
Shareholder Approval. Shareholders representing all outstanding shares of Company Capital Stock (on an as converted basis) immediately prior to the Effective Time shall have signed and delivered Written Consents to the Company and the Company shall have delivered true and accurate copies of such Written Consents to Buyer.

3.2.
Additional Conditions to Buyer’s Obligation to Effect the Merger. The obligation of Buyer and Merger Sub to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the conditions set forth in Section 2.3 and of the following conditions:

3.2.1.
Compliance Certificate. The Company shall deliver to Buyer a certificate in the form attached as Exhibit E, dated as of the Closing Date, executed by the Chief Executive Officer and Chief Scientific Officer of the Company, certifying (i) that (A) the representations and warranties of the Company set forth in this Agreement that are Fundamental Representations shall be true and correct in all respects, except for the representations set forth in Section 4.4.1 and the first two sentences of Section 4.4.2 which shall be true and correct in all respects except to the extent of any de minimis inaccuracy, and (B) all other representations and warranties of the Company set forth in this Agreement that are not Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Change” or other similar materiality-based limitation set forth therein) in all respects, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, in each of cases (A) and (B), as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by terms speak as of a specified date will be determined as of such date in the manner set forth above and (ii) that the Company complied in all material respects with all covenants, obligations and agreements to be performed or complied with by the Company on or before the Closing Date.

3.2.2.
Governmental Consents and Approvals.  The Company shall deliver evidence, in form and substance reasonably satisfactory to Buyer, that all consents of Governmental Authorities required in connection with the Merger, this Agreement and the other transactions contemplated hereby, have been obtained or made, and are in full force and effect.

3.2.3.
Contractual Consents and Approvals. The Company shall deliver evidence, in form and substance reasonably satisfactory to Buyer, that the Company has obtained all consents and approvals of third parties set forth in Section 3.2.3 of the Disclosure Schedule (other than any such consent or approval under a Contract that has terminated prior to the Closing).

3.2.4.
FIRPTA Certificates. The Company shall deliver a duly executed certificate, in a form reasonably acceptable to Buyer, dated as of the Closing Date pursuant to Treasury Regulations Section 1.897-2(h) (as described in Treasury Regulations Section 1.1445-2(c)(3)) stating that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a U.S. real property holding corporation as defined in Section 897 of the Code, together with notice to the IRS as described in Treasury Regulations Section 1.897-2(h)(2).

3.2.5.	No Material Adverse Change. Since the date of this Agreement, no Material Adverse Change shall have occurred.

3.2.6.
Shareholder Approval. Shareholders representing all outstanding shares of Company Capital Stock (on an as converted basis) immediately prior to the Effective Time shall have signed and delivered Written Consents to the Company and the Company shall have delivered true and accurate copies of such Written Consents to Buyer.

3.2.7.
Good Standing Certificates. The Company shall have delivered to Buyer with respect to the Company a certificate of good standing from the Secretary of State of Delaware and any other jurisdictions in which such entity is qualified, which shall be dated no earlier than three Business Days prior to the Closing Date.

3.2.8.
Officer’s Certificate. The Company shall deliver to Buyer a certificate of a duly authorized officer of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Constitutive Documents of the Company each as in effect as of the Closing Date, and (iii) a true and correct copy of the resolutions of the Board of Directors authorizing and approving this Agreement, the Merger and the transactions contemplated herein, in a form reasonably satisfactory to Buyer.

3.2.9.
Discharge of Indebtedness. With respect to each Person owed any portion of the Debt Payoff Amount for items of Indebtedness described in clauses (i), (ii), (iv), (v), (vi) and (ix) of the definition thereof, the Company shall have received and provided Buyer with copies of payoff letters from such Person(s), each of which shall have been duly executed by such Person(s), in form and substance reasonably satisfactory to Buyer, (i) acknowledging the aggregate principal amount and all accrued but unpaid interest and any applicable prepayment or similar penalties and other fees constituting such Person’s portion of the Debt Payoff Amount as of the Closing Date, (ii) agreeing that all payment obligations of the Company to such Person(s) through the Closing Date will be extinguished upon receipt of such portion of the Debt Payoff Amount on the Closing Date and (iii) agreeing to, if applicable, after receipt of such Debt Payoff Amount, immediately release all Liens related to such Indebtedness and return any possessory or original collateral.

3.2.10.	Escrow Agreement. The Company shall have delivered to Buyer the Escrow Agreement, duly executed by the Escrow Agent and the Shareholders’ Representative.

3.2.11.	Paying Agent Agreement. The Company shall have delivered to Buyer the Paying Agent Agreement, duly executed by the Paying Agent and the Shareholders’ Representative.

3.2.12.	[ * ] Deferred Consideration Agreement. The [ * ] Deferred Consideration Agreement shall not have been terminated or rescinded at or before the Closing and shall remain in effect on the Closing.

3.2.13.	Deferred Consideration Acknowledgments. None of the Deferred Consideration Acknowledgments have been terminated or rescinded at or before the Closing and each remains in effect on the Closing.

3.2.14.	Designated Individual Agreements. None of the Designated Individual Agreements have been terminated or rescinded at or before the Closing and each remains in effect on the Closing.

3.2.15.	Restricted Activities Agreements. Each of the Restricted Activities Agreements have not been terminated or rescinded at or before the Closing and otherwise remain in effect on the Closing.

3.2.16.
Option Cancellation Agreements. Each of the holders of Company Stock Options have delivered to the Paying Agent an Option Cancellation Agreement with respect to the Company Stock Options held by such holder, duly executed by such holder and Company.

3.3.
Additional Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the conditions set forth in Section 2.3 and of the following conditions:

3.3.1.
Compliance Certificate. Buyer shall deliver to Company a certificate in the form attached as Exhibit F, dated as of the Closing Date, executed by a duly authorized officer of Buyer, certifying (i) that the representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or other similar materiality-based limitation set forth therein) in all respects, in each case as of the date of this Agreement and as of the Closing Date with same effect as though made as of the Closing Date (other than representations and warranties that by terms speak as of a specified date, which will be determined as of such date), except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement and (ii) that Buyer and Merger Sub complied in all material respects with all covenants, obligations and agreements of Buyer and Merger Sub to be performed or complied with by Buyer and Merger Sub on or before the Closing Date.

3.3.2.	Escrow Agreement. Buyer shall have delivered to the Company the Escrow Agreement, duly executed by Buyer.

3.3.3.	Paying Agent Agreement. Buyer shall have delivered to the Company the Paying Agent Agreement, duly executed by Buyer.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Buyer that except as disclosed by the Company in the Disclosure Schedule delivered on the date hereof, the following statements are true, correct and complete as of the date hereof and as of the Closing Date:

4.1.	Organization and Standing; No Subsidiaries.

4.1.1.
The Company (i) is a corporation duly organized, validly existing and in good standing (in the jurisdictions that recognize the concept of good standing) under the Applicable Laws of the jurisdiction of its incorporation or formation, as the case may be; (ii) has all requisite corporate power and authority to own or lease or otherwise hold and operate its assets and properties and to carry on its business as now being conducted; and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary (except where such failure to be so qualified would not reasonably be expected to result in a Material Adverse Change), which jurisdictions are listed in Section 4.1.1 of the Disclosure Schedule. The Company has made available to Buyer complete and correct copies of its Constitutive Documents, as amended. The Company has made available to Buyer and its Representatives copies of the stock certificate and transfer books and the minute books of the Company, each of which is true and complete in all material respects and have been maintained in accordance with Applicable Law in all material respects.

4.1.2.	The Company has no, and has never had any, Subsidiaries.

4.2.
Power and Authority; Binding Agreement. Subject to obtaining Shareholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby other than (a) the Shareholder Approval, (b) the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware (c) the filing of a premerger notification and report form under the HSR Act, if necessary, and (d) such other material consents, approvals, orders, authorizations, registrations, declarations, filings and notices set forth on Section 4.2 of the Disclosure Schedule. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other Parties, constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Applicable Laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3.	Authorization.

4.3.1.
The Board of Directors, at a meeting duly called and held at which all directors of the Company were present or by written consent, duly and unanimously adopted resolutions (i) approving and declaring advisable the Merger, this Agreement and the other transactions contemplated hereby; (ii) determining that the Merger Consideration is fair to the shareholders of the Company and declaring that the Merger, this Agreement and the other transactions contemplated hereby are in the best interests of the Company’s shareholders; (iii) adopting this Agreement; (iv) authorizing the Company to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement; (v) directing that the Merger and this Agreement be submitted to the shareholders of the Company for a vote for adopting this Agreement and approving the Merger; and (vi) recommending that the Company’s shareholders vote to approve and adopt this Agreement and approve the Merger. Section 203 of the DGCL does not apply to the Company with respect to the Merger, this Agreement or any other transaction contemplated hereby.

4.3.2.
The only votes or consent of holders of any class or series of Company Capital Stock necessary to approve and adopt the Merger, this Agreement, the Charter Amendment and the other transactions contemplated hereby are the affirmative votes or consent of (i) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting as a single class on an as-converted basis and (ii) a majority of the outstanding shares of Company Preferred Stock (collectively, the “Shareholder Approval”).

4.4.	Capitalization.

4.4.1.
Section 4.4.1 of the Disclosure Schedule sets forth the authorized Capital Stock of the Company, including the number of (i) authorized and (ii) issued and outstanding shares of the following: (A) Company Common Stock (separately identifying the number of shares of Company Restricted Stock) and (B) Company Preferred Stock. The rights, preferences, privileges and restrictions of the Company Preferred Stock are as stated in the Company’s Amended and Restated Certificate of Incorporation. Section 4.4.1 of the Disclosure Schedule sets forth the number of shares of Company Common Stock: (w) reserved for issuance under the Company Stock Plan, (x) that are subject to issuance upon the exercise of outstanding Company Stock Options, (y) that are issued as Company Restricted Stock that are currently outstanding, and (z) that remain available for future issuance.

4.4.2.
Section 4.4.2 of the Disclosure Schedule sets forth a complete and accurate list of the holders of Company Capital Stock, showing the number of shares of such Capital Stock, and the class or series of such shares, held by each such shareholder (the “Capitalization Table”). The Company holds no shares of Company Capital Stock in its treasury. All of the issued and outstanding shares of Company Capital Stock have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Applicable Laws. To the knowledge of the Company, the shares of Company Capital Stock owned as of the date hereof by each record holder listed on Section 4.4.2 of the Disclosure Schedule are owned free and clear of all Liens except as specified on Section 4.4.2 of the Disclosure Schedule. Notwithstanding anything to the contrary, the Capitalization Table provided as Section 4.4.2 of the Disclosure Schedule shall be complete and accurate as of the date hereof and as of the Closing Date.

4.4.3.
There are no other outstanding options, warrants, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights), commitment to grant options, warrants or rights or agreements for the purchase or acquisition from the Company of any shares of Company Capital Stock.

4.4.4.	All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

4.4.5.
Section 4.4.5 of the Disclosure Schedule sets forth a complete and accurate list of (i) all holders of outstanding Company Stock Options or Company Restricted Stock, indicating, with respect to each Company Stock Option or Company Restricted Stock award, the number of shares of Company Common Stock subject to such Company Stock Option or Company Restricted Stock award, the exercise price or purchase price (if any), the vesting schedule (including any accelerated vesting conditions, including in connection with the transactions contemplated by this Agreement), whether an election under Section 83(b) of the Code has been filed with respect to the Company Restricted Stock award, whether any Company Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, the date of grant, any modifications to the Company Stock Option or Company Restricted Stock award after the date of grant and the expiration date. The Company has no warrants issued or outstanding or exercisable in respect of any class or series of Company Capital Stock. There is no outstanding Company Stock Option or share of Company Restricted Stock or other equity-based award that has not been granted under the Company Stock Plan. No warrants are owned or otherwise held by any Company Personnel. The Company has provided to Buyer complete and accurate copies of the Company Stock Plan, all Contracts evidencing Company Stock Options and Company Restricted Stock awards and copies of all elections made by holders of Company Restricted Stock under Section 83(b) of the Code. All of the shares of Company Common Stock subject to Company Stock Options will be, upon issuance pursuant to the exercise of such Contracts and Company Stock Options, duly authorized, validly issued, fully paid and nonassessable. There are no options exercisable for any class or series of Company Capital Stock other than Company Common Stock. Each Company Stock Option and shares of Company Restricted Stock (x) were granted in compliance with all Applicable Law and all terms and conditions of the Company Stock Plan and (y) each Company Stock Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock, as determined by the Board of Directors in accordance with Section 409A of the Code, on the date of such grant, and is otherwise exempt from the requirements of Section 409A of the Code.

4.4.6.
None of the shares of Company Capital Stock have been issued in violation of any subscription, option, call, commitment, right of first refusal, preemptive right, conversion right, Company Stock Option, convertible security or other similar right, or any Contract to which the Company is subject, bound or a party. (i) None of the shares of Company Capital Stock are subject to any subscription, warrant, option, call, commitment, right of first refusal, preemptive right, conversion right or other similar right under any Applicable Law, the Constitutive Documents of the Company, or any Contract to which the Company is subject, bound or a party; (ii) the Company has no obligation (contingent or otherwise) to issue or otherwise sell any subscription, warrant, option, call, commitment, right of first refusal, preemptive right, Company Stock Option, convertible security, “phantom” stock right or other such right, or to issue, distribute or otherwise sell to holders of any shares of its Capital Stock any evidences of Indebtedness or assets of the Company; (iii) except with respect to the Company Restricted Stock, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of Capital Stock, or other equity or voting interest in, the Company or any other Person or to pay any dividend or to make any other distribution in respect of its Capital Stock; (iv) the Company has no obligation (contingent or otherwise) to vote or dispose of any shares of its Capital Stock or other equity or voting interest; and (v) there are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Stock or the value of the Company or any part thereof. There are no equity securities of the Company reserved for issuance for any purpose.

4.4.7.
There is no Contract between the Company and any holder of its securities, or, to the knowledge of the Company, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co‑sale rights or “drag‑along” rights), registration under the Securities Act, or voting, of any Company Capital Stock.

4.4.8.
The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. There is no Indebtedness that provides its holder with the right to vote on any matters on which shareholders of the Company may vote.

4.4.9.	As of the Closing Date, the information in Schedule I provided in accordance with Section 2.3.1(a) is true, correct and complete.

4.5.	Noncontravention.

4.5.1.
Subject to obtaining Shareholder Approval from all holders of Company Capital Stock, the consents set forth on Section 4.5.1 of the Disclosure Schedule, and the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware, the execution and delivery by the Company of this Agreement, the consummation of the Merger and the other transactions contemplated hereunder and the compliance by the Company with the provisions of this Agreement, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Constitutive Documents of the Company, (ii) any Material Contract or (iii) any Applicable Law, or (iv) any Judgment applicable to the Company or its assets or properties, except in the case of clauses (ii), (iii) and (iv), where such violation, breach, conflict, default, termination, cancellation, acceleration, loss of material benefit, creation of a Lien (other than Permitted Liens), or increased, additional accelerated or guaranteed right or entitlement is immaterial and would not impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated under this Agreement or result in material Liability to the Company, the Buyer or the Surviving Corporation.

4.5.2.
No consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Authority is necessary or required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar Applicable Law; and (ii) the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

4.6.	Compliance with Laws; Regulatory Matters.

4.6.1.
The Company is not in breach or violation of, or default under, its Constitutive Documents. The Company is, and since its formation has been, in material compliance with all Applicable Laws and Judgments of any Governmental Authority applicable to it or to the conduct by the Company of its business, or the ownership or use of any of its assets and properties, including the Leased Properties. The Company has not received, since its formation, a written or, to its knowledge, oral notice or other communication alleging a material violation by the Company of any Applicable Law of any Governmental Authority applicable to its businesses or operations. No event has occurred nor does any circumstance exist that would reasonably be expected to give rise to an obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

4.6.2.
The Products are currently and at all times have been researched, developed, tested, labeled, manufactured, stored, imported, exported, promoted, marketed, sold and distributed, as applicable, by the Company, and to the knowledge of the Company, on behalf of the Company and by or on behalf of any Representative of the Company, in compliance in all material respects with all Applicable Laws, including the FD&C Act; the Public Health Service Act (“PHSA”); Applicable Laws governing interactions with healthcare professionals; analogous laws promulgated by foreign, federal, state, provincial or local Governmental Authorities; and any regulations adopted by Regulatory Authorities thereunder (including, as applicable, those requirements relating to cGMP, GLP, GCP, investigational use, and pre-market approval).

4.6.3.
The Company, and to the knowledge of the Company, each Institution, has generated, prepared, maintained and retained all material information, data and biological materials that are required to be generated, prepared, maintained or retained by the Company and each Institution, as applicable, with respect to Products pursuant to, and materially in accordance with, GCP, GLP, cGMP and other Applicable Laws in the U.S. and, with respect to any activities conducted outside the U.S., the Applicable Laws in such jurisdiction. As of the date hereof, the Company has not received written notice of and, to the knowledge of the Company, as of the date hereof the Company has not received any other notice of, any pending or threatened Action from the FDA or any other Regulatory Authority or Governmental Authority alleging that any operation or activity of the Company is in violation of the FD&C Act, the PHSA or any analogous Applicable Laws promulgated by applicable Governmental Authorities outside the U.S.

4.6.4.
The Company has made available to Buyer a complete and correct copy of all Regulatory Filings submitted to any Regulatory Authority by the Company or in the Company’s possession. All Regulatory Filings submitted to any Regulatory Authority by or on behalf of the Company, and to the knowledge of the Company, each Institution, were true and correct in all material respects.

4.6.5.
All preclinical research, clinical studies, and other studies and tests conducted by or on behalf of the Company, and to the knowledge of the Company, by or on behalf of each Institution with respect to Products, have been conducted, as applicable, in material compliance with research protocols, GLP, GCP, and all Applicable Laws, including the FD&C Act (and any regulations adopted thereunder). No preclinical research, clinical study or other study or test conducted by or on behalf of the Company, and to the knowledge of the Company, by or on behalf of each Institution, with respect to the Products has been terminated or suspended prior to completion. The Company, and to the knowledge of the Company, each Institution, has not, as of the date hereof, received any notice that any Regulatory Authority, investigator, or any relevant institutional review board, independent ethics committee or any other similar body has (i) refused to approve any clinical study, or any substantial amendment to a protocol for any clinical study, conducted or proposed to be conducted by or on behalf of the Company or any Institution, or (ii) initiated, or threatened to initiate, any action to suspend any clinical study conducted by or on behalf of the Company or any Institution, as applicable, or suspend or terminate any IND sponsored by the Company or any Institution, as applicable, or otherwise restrict or delay the preclinical or nonclinical research on or clinical study of any Product.

4.6.6.
As of the date hereof, neither the Company nor, to the knowledge of the Company, any Institution, has received notice of any pending or threatened investigation or Action from the FDA, the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice, or any other federal, state, local, or foreign Governmental Authority alleging that the Company, or any Institution as relates to the Products, is in violation in any material respect of any Applicable Law, including the FD&C Act, the PHSA or any similar state, local or foreign equivalents to any of the foregoing.

4.6.7.
The Company, and to the knowledge of the Company, each Institution in relation to the Company and the Products, has complied in all material respects with all applicable security and privacy standards regarding protected health information and personal data under (i) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder, (ii) EU Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (the General Data Protection Regulation) and all national implementing legislation thereof, and (iii) any applicable national, state, provincial or local privacy laws.

4.6.8.
Neither the Company nor, to the knowledge of the Company, any Company Personnel or Affiliate has (i) made any materially false statement on, or material omission from, any notifications, applications, approvals, reports and other submission to any Governmental Authority or in any material legal proceeding; or (ii) committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or for the FDA or any other Governmental Authority to invoke any similar policy. Neither the Company nor any Company Personnel has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under Applicable Laws, including 21 U.S.C. §335a and 42 U.S.C. §1320a-7. No Actions that would reasonably be expected to result in such a debarment or exclusion of the Company are pending or, to the knowledge of the Company, threatened, against the Company or, to the knowledge of the Company, any Company Personnel.

4.6.9.
The Company, and, to the knowledge of the Company, each Institution as relates to the Products, has not received any warning letter or untitled letter, report of inspectional observations, including FDA Form 483s, establishment inspection reports, notices of violation, clinical holds, enforcement notices or other documents or notifications from any Regulatory Authority or other Governmental Authority, or any institutional review board, independent ethics committee or similar body, alleging a lack of compliance with any Applicable Laws. The Company has not been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, monitoring agreement, settlement agreement or other similar agreements or orders mandating or prohibiting future or past activities.

4.6.10.	The Company, and to the knowledge of the Company, each Institution, has not marketed, advertised, distributed (for commercialization purposes), sold, or commercialized any Product.

4.6.11.
The Company has provided or made available to Buyer true, complete and correct copies of all adverse information with respect to the safety and efficacy of Products relating to activities performed by or on behalf of the Company, and to the knowledge of the Company, by or on behalf of any Institution.

4.6.12.
The Company has provided Buyer with the opportunity to review all written preclinical (including research), clinical and other material experimental data in the Company’s possession relating to the Products or the exploitation thereof relating to activities performed by or on behalf of the Company, and to the knowledge of the Company, by or on behalf of any Institution, and has not intentionally concealed from Buyer any such data.

4.6.13.
To the Company’s knowledge, there are no safety, efficacy, or regulatory issues that would materially preclude Buyer or the Surviving Corporation from exploiting Products in compliance with Applicable Laws.

4.7.
Permits. The Company validly holds and has in full force and effect all Permits necessary for it to own, lease or operate its assets and properties and to carry on its businesses as now conducted in all material respects, including, as applicable, the research, development and manufacturing of Products, and there has occurred no material violation of, or material default (with or without notice or lapse of time or both) under, or event giving to any Governmental Authority any right of termination, amendment or cancellation of, any such Permit. The Company has complied in all material respects with the terms and conditions of all Permits issued to or held by the Company, and such Permits will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereunder. No Action is pending or, to the knowledge of the Company, threatened seeking the revocation or limitation of any Permit. Section 4.7 of the Disclosure Schedule lists each Permit issued or granted to or held by the Company, true and complete copies of which have been provided to Buyer. All of the Permits listed on Section 4.7 of the Disclosure Schedule are held in the name of the Company, and none are held in the name of any Company Personnel or agent or otherwise on behalf of the Company.

4.8.
Financial Statements. Section 4.8 of the Disclosure Schedule sets forth (i) the unaudited consolidated balance sheets as of December 31, 2018 (the “Most Recent Balance Sheet Date”), and for the calendar years ended December 31, 2017 and December 31, 2016, respectively, together with the unaudited statements of income for each of such calendar years then ended, and (ii) the unaudited consolidated balance sheets as of March 31, 2019 and April 30, 2019 and statements of income of the Company as of March 31, 2019 (the statements referred to in clauses (i) and (ii) being referred to collectively as the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Company and are consistent with the books and records of the Company and fairly present, in all material respects, the consolidated financial condition of the Company as of the dates indicated and have been prepared in accordance with GAAP, with the exception that the Company’s Financial Statements remain subject to changes resulting from normal year-end audit adjustments and lack footnotes.

4.9.
Absence of Changes or Events. Since the Most Recent Balance Sheet Date, (a) the Company has not conducted any business operations outside the Ordinary Course of Business, (b) there has occurred no Material Adverse Change, and (c) the Company has not taken any actions that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

4.10.
Undisclosed Liabilities. The Company has no Liabilities, except for such Liabilities (a) set forth on Section 4.10 of the Disclosure Schedule, (b) set forth or adequately provided for in the Financial Statements, (c) that are immaterial and have been incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date, or (d) set forth in Contracts and are to be performed solely after the Closing, other than obligations due to any breaches or non-performance thereunder or for indemnification for pre-Closing acts or omissions.

4.11.	Assets; Personal Property.

4.11.1.
The Company is the true and lawful owner and has good and valid title to all material assets reflected on the Most Recent Balance Sheet or thereafter acquired except those sold or otherwise disposed of for fair value or consumed in the Ordinary Course of Business since the Most Recent Balance Sheet Date and not in violation of this Agreement, in each case, free and clear of all Liens, other than Permitted Liens. The Company’s representations and warranties under this Section 4.11 are not made with respect to matters relating to Intellectual Property or any tangible embodiments thereof (such matters being the subject of Section 4.14).

4.11.2.
Section 4.11.2 of the Disclosure Schedule sets forth any Contract pursuant to which the Company leases material personal property as lessee or lessor (the “Personal Property Leases”). The Company has (i) good, valid and marketable title to all of the personal property owned by the Company, and (ii) valid leasehold interests in all personal property leased by it, in each case of clauses (i) and (ii), free and clear of all Liens, other than Permitted Liens. The Company enjoys peaceful and undisturbed possession under all Personal Property Leases. The material personal property owned or leased by the Company constitutes, in all material respects, all personal property necessary for the operation of the Company’s business as presently conducted. All material personal property owned or leased by the Company is maintained in good operating condition, reasonable wear and tear excepted, for the purposes for which it is currently being used and is located at the offices of the Company. The Company has provided to Buyer true and correct copies of all Personal Property Leases.

4.12.	Real Property.

4.12.1.	The Company owns no fee title to real property.

4.12.2.
Section 4.12.2(i) of the Disclosure Schedule lists all real property leased by the Company (each, a “Leased Property”), including the name and address of the landlord. The Company has delivered to Buyer complete and accurate copies of all leases or other occupancy agreements pursuant to which the Company occupies such real property, including all amendments thereto, and any subleases, lease guarantees, and subordinations, non-disturbance and attornment agreements with respect thereto currently in effect. With respect to each Leased Property, except as set forth in Section 4.12.2(ii) of the Disclosure Schedule: (i)  the Company has good and valid title to the leasehold estate relating thereto, free and clear of all Liens (other than Permitted Liens or Liens to which the underlying fee is subject), (ii) the lease relating to such Leased Property is in writing and is valid and binding, in full force and effect and enforceable against the Company and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Applicable Laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) the lease relating to such Leased Property will, immediately following the Effective Time, continue to be legal, valid, binding, in full force and effect and enforceable against the Company and, to the knowledge of the Company, the other parties thereto, in accordance with but subject to its terms as in effect on the date hereof, (iv) the Company is not and, to the knowledge of the Company, no other party to the lease relating to such Leased Property is, in breach or violation of, or in default under, such lease in any material respect, (v) no event, occurrence, condition or act has occurred, is pending or, to the knowledge of the Company is threatened, which, with the giving of notice, lapse of time, would constitute a material breach or material default by the Company or, to the knowledge of the Company, any other party to such lease, under such lease, (vi) there are no disputes, oral agreements or forbearance programs in effect between the Company and the lessor as to the lease relating to such Leased Property, (vii) all rents and additional rents currently due and payable on the lease relating to such Leased Property have been paid (or will be paid prior to the last day payment is permitted); (viii) all facilities included in such Leased Property are supplied with utilities adequate for the current operation by the Company of such facilities, (ix) to the knowledge of the Company, there is no Lien (other than Permitted Liens) applicable to such Leased Property which currently materially impairs the current uses or occupancy by the Company of such Leased Property.

4.13.	Contracts.

4.13.1.	Section 4.13.1 of the Disclosure Schedule lists the following Contracts, as of the date hereof, that are in effect and to which the Company is a party (each such Contract, a “Material Contract”):

(a)
employment or individual independent contractor Contracts, or any employee collective bargaining agreements or other Contracts, in each case, with any labor union or other employee representative body (a “Union”);

(b)
Contracts that limit the freedom of the Company to compete in any line of business or geographic or therapeutic area or otherwise restricting the research, development, manufacture, marketing, distribution, sale, supply, license or marketing of the products and services that the Company or any Affiliate currently plans to develop, or to make use of any of their Intellectual Property rights or which would so limit the freedom of the Company after the Closing Date;

(c)	Contracts containing any “non-solicitation” or “no-hire” provision that restricts the Company (other than nondisclosure agreements entered into in the Ordinary Course of Business);

(d)
leases, subleases or similar Contracts that the Company is a party to that is related to (A) any Leased Property or (B) any portion of any premises otherwise occupied by the Company, in each case involving expenditures in excess of [ * ] per year;

(e)	Personal Property Leases providing for lease payments in excess of [ * ] per year;

(f)
Contracts for the purchase or sale of products or the furnishing or receipt of services (A) calling for performance over a period of more than one year, (B) requiring or otherwise involving payment by or to the Company of more than an aggregate of [ * ], (C) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or (D) in which the Company has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(g)
Contracts (or letter of intent) involving the disposition or acquisition of any product line, business or significant portion of the assets, properties or business of the Company, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(h)
Contracts relating to material capital expenditures or other purchases of material, supplies, equipment or other assets or properties (other than purchase orders for inventory or supplies in the Ordinary Course of Business);

(i)	Contracts for any joint venture, partnership, joint product development, strategic alliance or co-marketing arrangement;

(j)
Contracts granting a third party any license or sublicense to any Company Intellectual Property, or pursuant to which the Company has been granted by a third party any license or sublicense to any Intellectual Property, or any other license, sublicense, option or other Contract relating in whole or in part to the Company Intellectual Property or the Intellectual Property of any other Person, except, in each case, for standard end-user, internal use software licenses for the use of commercial “shrink-wrapped” software, whether actually “shrink-wrapped”, downloaded or otherwise made available to the Company;

(k)	any Contracts to which the Company is a party relating to research services or Clinical Trials in respect of products (including Products) of the Company;

(l)	any right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company;

(m)	any agency, dealer, sales representative, distribution, marketing or other similar agreements;

(n)
Contracts (other than trade debt incurred in the Ordinary Course of Business) under which the Company has borrowed (or may borrow) any money from, or issued (or may issue) any note, bond, debenture or other evidence of Indebtedness to, any Person;

(o)
Contracts (including so‑called take‑or‑pay or keepwell agreements) under which (A) any Person (including the Company) has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(p)
Contracts under which the Company has made or is obligated make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company) or any Contracts relating to the making of any such advance, loan, extension of credit, capital contribution or other investment;

(q)	Contracts providing for indemnification of any Person by the Company outside of the Ordinary Course of Business;

(r)	any Contracts with any current or former holder of Company Capital Stock;

(s)	Contracts involving any resolution or settlement of any Action or other dispute;

(t)
any Contracts containing any covenant not to sue, concurrent use agreement, settlement agreement, pre-rights declarations, co-existence agreement or other consent with respect to the Company Intellectual Property;

(u)
Contracts providing that the Company or any Company Personnel maintain the confidentiality of any information, or providing for any Person to maintain the confidentiality of any information material to the Company, in each case outside of the Ordinary Course of Business;

(v)	Contracts under which the consequences of a default or termination could reasonably be expected to result in a Material Adverse Change; and

(w)	any other Contracts involving future payments in excess of [ * ] in a [ * ] period.

4.13.2.
Each Material Contract is in full force and effect, and is valid and binding and enforceable in accordance with its terms against the Company and, to the knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Applicable Laws affecting creditors’ rights generally and general principles of equity. A true, correct and complete copy of each written Material Contract and a true, correct and substantially complete summary of each oral Material Contract have been provided to Buyer. There is no violation, breach (including anticipatory breach) or default under any Material Contract by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party thereto, and the Company has not received or given notice of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any party in the performance or payment of any Material Contract. Except as set forth in Section 4.13.2 of the Disclosure Schedule, no notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under the Material Contracts) under or relating to any Material Contract in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby and thereby. Immediately following the Effective Time, each Material Contract will continue to be in full force and effect, and valid, binding and enforceable in accordance with but subject to its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Applicable Laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.14.	Intellectual Property.

4.14.1.
The Patents set forth in Section 4.14.1 of the Disclosure Schedule represent all of the Patents within the Company Intellectual Property that are (a) owned or purported to be owned by the Company or (b) licensed to the Company (“Company Patent Rights”). For each Patent listed therein, Section 4.14.1 of the Disclosure Schedule indicates the title, country, inventors, application number, patent number, filing date, issue date (if issued), any continuity relationship (such as continuation, continuation-in-part or divisional) with respect to any other Patent and whether such Patent is in effect, expired or abandoned. The Company solely owns, free and clear of any liens or any other claims (including any claim of ownership or other right by any inventor of any Patent or any other third party), all of the Company Patent Rights other than those that are licensed to the Company and which are identified as being licensed to the Company in Section 4.14.1 of the Disclosure Schedule. Each of the Patents listed in Section 4.14.1 of the Disclosure Schedule that is owned or purported to be owned by the Company, and, to the Company’s knowledge, each of the Patents listed in Section 4.14.1 of the Disclosure Schedule that is licensed to the Company, properly identifies each and every inventor of the claims thereof as determined in accordance with Applicable Laws of the jurisdiction in which such Patent is issued or pending.

4.14.2.
All of the Company Patent Rights owned or purported to be owned by the Company have been properly assigned to the Company, and all such assignments have been properly recorded in the U.S. Patent and Trademark Office (“PTO”) or any appropriate foreign patent office, to the extent the PTO and/or the foreign patent office permits such recording.

4.14.3.	To the knowledge of the Company, the Company has no registered copyrights.

4.14.4.	The Company does not, and has no contingent obligation or right to, pay or receive any milestone payment or royalty to or from anyone with respect to any Company Intellectual Property.

4.14.5.
There are no pending or, to the knowledge of the Company, contemplated Actions relating to any Company Intellectual Property to which the Company is a party, nor has the Company received written communication from any Person threatening the institution of any Action relating to any Company Intellectual Property. The Company has not received written notice of, and there are no, ongoing interferences, oppositions, reissues, reexaminations or other proceedings (including ex parte and post‑grant proceedings) involving any of the Company Patent Rights with the PTO or in any foreign patent office or similar Governmental Authority.

4.14.6.
The Surviving Corporation’s rights with respect to the Company Intellectual Property immediately after the Closing will not be diminished relative to the Company’s rights with respect to the Company Intellectual Property immediately prior to the Closing solely as a result of the consummation of the Merger.

4.14.7.
The Company is not subject to any Judgment with respect to the Company’s practice of any of the Company Intellectual Property. To the knowledge of the Company, (i) the use of the Company Intellectual Property in the development of Products prior to the date hereof has not infringed upon any Intellectual Property rights of any third party, (ii) the manufacture, use, sale, offer to sell or import of the Products does not and will not have interfered with, infringed, or constituted a misappropriation of any Intellectual Property rights of any third party solely as a result of the use of the Company Intellectual Property in conducting such activities, and (iii) the commercialization of the Products has not, and will not have (after successful commercialization of such Products), interfered with, infringed, violated or constituted a misappropriation of any Intellectual Property rights of any third party solely as a result of the use of the Company Intellectual Property in conducting such activities. The Company has not received any written or oral charge, complaint, claim, demand or notice alleging any such interference, infringement, violation or misappropriation (including any written or oral claim that the Company must license or refrain from using any Intellectual Property rights).

4.14.8.
The Company has not entered into any forbearance to sue or settlement agreement with respect to any Company Intellectual Property and no Actions have been asserted against the Company in writing or been otherwise threatened by any Person with respect to the validity or enforceability of, or the Company’s ownership of or right to use, the Company Intellectual Property and, to the knowledge of the Company, there is no reasonable basis for any such Action.

4.14.9.
The Company Patent Rights do not, as of the date hereof, include any issued Patents. The Company has provided or made available to Buyer, true, complete and correct copies of the file wrapper and other documents and materials relating to the prosecution, maintenance, validity and enforceability of the Company Patent Rights.

4.14.10.
To the knowledge of the Company, no third party has interfered with, infringed violated or misappropriated, or is currently interfering with, infringing, violating or misappropriating any rights under the Company Intellectual Property.

4.14.11.
As of the date hereof and the Closing Date, no item of Company Intellectual Property has been finally judged or finally determined to be invalid or unenforceable, or has lapsed, expired or been abandoned or canceled or, to the knowledge of the Company, is the subject of cancellation or any other adversarial proceeding. As of the date hereof and the Closing Date, the Company has prosecuted in accordance with Applicable Laws, and has timely made all filings and paid all fees required to be paid or filed in connection with the continued prosecution of, the patent applications listed on Section 4.14.1 of the Disclosure Schedule. As of the date hereof and the Closing Date, in respect of the patent applications listed on Section 4.14.1 of the Disclosure Schedule, to the knowledge of the Company, the Company has presented all references, documents or information for which it and the inventors had a duty to disclose under Applicable Laws, including 37 C.F.R. 1.56 or its foreign equivalent, to the relevant patent examiner at the relevant patent office.

4.14.12.
The Company has taken reasonable precautions to maintain the confidentiality of the material Know-How within the Company Intellectual Property (“Company Know-How”), the Parties agreeing that the disclosure of any Company Know-How in any Patent application owned by the Company shall not be deemed a failure to take reasonable precautions to maintain the confidentiality of that Company Know-How for purposes of this section. To the knowledge of the Company, (a) all disclosure of such Company Know-How to, and use by, any third party (other than (i) Governmental Authorities, accountants and counsel, in each instance acting in their professional capacities, or (ii) pursuant to an applicable Judgment) has been pursuant to the terms of a written confidentiality and limited use agreement between such third party and the Company and (b) no third party has breached any such agreement. To the knowledge of the Company, the Company has not materially breached any agreements of non-disclosure or confidentiality relating to the Company Know-How to which it is a party. The Company has not received notice of any claim or allegation of any such breach. All Company Personnel who have contributed to or participated in the conception or development of any material Company Intellectual Property (the “Contributing Personnel”) have executed and delivered to the Company a confidentiality agreement restricting such Person’s right to disclose and use proprietary information and materials of the Company, and true, correct and complete copies of all such agreements have been made available to Buyer. All Contributing Personnel either (A) have been party to a “hired to invent” agreement with the Company, in accordance with Applicable Law, that has accorded the Company the sole and exclusive ownership of all tangible and intangible property arising in the course of such Contributing Personnel’s services on behalf of the Company or (B) have executed appropriate instruments assigning, or agreements to assign, to the Company the sole and exclusive ownership of all Intellectual Property conceived during the course of their services on behalf of the Company. To the knowledge of the Company, no Contributing Personnel is in violation of any term of any assignment or other agreement with the Company relating to the Company Intellectual Property. To the knowledge of the Company, no Contributing Personnel has any claim against the Company in connection with such Person’s involvement in the conception and development of any Company Intellectual Property. No such claim has been asserted and, to the knowledge of the Company, no such claim has been threatened. The Contributing Personnel have each assigned to the Company all of their interests in the material Company Intellectual Property owned or purported to be owned by the Company. To the knowledge of the Company, the inventors of material Company Intellectual Property licensed by the Company have each assigned to the respective licensor. With respect to assignments of Company Intellectual Property owned or purported to be owned by the Company and, to the knowledge of the Company, with respect to assignments of Company Intellectual Property licensed by the Company, such assignments have been duly recorded with the PTO or in any foreign patent office or similar Governmental Authority, to the extent the PTO, the foreign patent office, and/or similar Governmental Authority permit such recording, except with respect to Patents that are licensed to the Company.

4.14.13.
To the knowledge of the Company, any Institution or other licensor that owns any Company Intellectual Property that is subject to the requirements of the Bayh-Dole Act or any similar provision of any Applicable Law, has, to the extent applicable, (i) disclosed all relevant inventions to the applicable government funding authority and (ii) elected to retain title to such Company Intellectual Property, in each case in accordance with the Bayh-Dole Act and such similar provision.

4.14.14.	The Company has no obligations to remunerate any Person in respect of any Company Know-How and Intellectual Property rights therein that has been assigned to the Company or its Affiliate(s).

4.15.
Litigation. There is no Action that is pending or, to the knowledge of the Company, threatened against the Company (or any holders of Company Capital Stock or directors, officers, agents or employees of the Company, to the extent such Actions relate to the Company) or any assets or properties of the Company. There are no Judgments outstanding against the Company (or any holders of Company Capital Stock or directors, officers, agents or employees of the Company, to the extent such Judgments relate to the Company) or any assets or properties of the Company. Since the Company’s formation, there has not been any Action in respect of the Company that (a) resulted in a Judgment against or settlement by the Company (whether or not such Judgment or settlement was paid, in whole or in part, by an insurer of the Company or other third party), (b) resulted in any equitable relief or (c) relates to the Merger and the other transactions contemplated by this Agreement. There is no Action pending by the Company, or which the Company intends to initiate, against any other Person. To the knowledge of the Company, there is no fact or circumstance that could reasonably be expected to serve as a valid basis for an Action against the Company.

4.16.	Taxes.

4.16.1.
All income and other material Tax Returns with respect to the Company that are required to have been filed have been duly and timely filed with the appropriate Taxing Authority and all such Tax Returns have been prepared in material compliance with all Tax Laws and were true, correct and complete in all material respects. All Taxes owed by the Company (whether or not shown as due and payable on any Tax Returns) have been timely paid.

4.16.2.
All Taxes that the Company has been required to deduct, collect or withhold in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, have been duly and timely deducted, collected or withheld and have been duly and timely paid to the appropriate Taxing Authority, and the Company has complied in all material respects with all associated or related reporting and record keeping requirements.

4.16.3.
No dispute, audit, investigation, proceeding or claim concerning any Liability for Taxes of the Company, or any Tax Returns of the Company, has been raised in writing by a Taxing Authority and, to the knowledge of the Company, no such dispute, audit, investigation, proceeding or claim is threatened, pending, being conducted or claimed. The Company has provided or made available to Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company since inception.

4.16.4.
The Company has not received any written notice of deficiency, assessment or underpayment of Taxes or of adjustment of any Tax items and, to the knowledge of the Company, there is no proposed deficiency, assessment or adjustment from any federal, state, local or other Taxing Authority which could affect the Company or which relates to the Company’s business, income, gain or assets.

4.16.5.	There are no Liens for Taxes (other than statutory liens for current Taxes not yet due and payable) on the assets and properties of the Company.

4.16.6.
No written claim has ever been made by a Taxing Authority, in a jurisdiction where the Company does not file Tax Returns or does not pay Taxes, that the Company is (or may be) required to file Tax Returns in or be subject to Tax by that jurisdiction.

4.16.7.
No agreement or arrangement extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by the Company is in effect and the Company is not the beneficiary of any extension of time within which to file any Tax Return. There is no power of attorney given by or binding upon the Company with respect to Taxes. No closing agreements, private letter rulings, technical advice memorandum or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of the Company.

4.16.8.
The unpaid Taxes of the Company for all Pre-Closing Tax Periods as of the end of the day on the Closing Date shall not exceed the amount of Taxes included as a current liability in the calculation of Working Capital, as finally determined.

4.16.9.
The unpaid Taxes of the Company did not (i) as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (ii) will not, as of the Closing Date, exceed such reserve for Taxes as adjusted for ordinary course operations consistent with past practice through the Closing Date. Since the Most Recent Balance Sheet Date, the Company has not incurred any material liability for Taxes outside the ordinary course of business consistent with past practice (other than in connection with the transactions contemplated by this Agreement).

4.16.10.
The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting for a Pre-Closing Tax Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made in a Pre-Closing Tax Period, (iv) prepaid amount received or paid or deferred revenue in existence in a Pre-Closing Tax Period or (v) election pursuant to Section 108(i) of the Code made on or prior to the Closing Date.

4.16.11.	The Company is not, and has never been, a “United States real property holding corporation” within the meaning of Code Section 897.

4.16.12.
The Company is not, and has never been, a member of an affiliated group of corporations filing a consolidated federal income Tax Return. The Company has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or comparable provision of domestic or foreign Tax Law), as a transferee or successor or by Contract (other than with respect to Contracts that are not primarily related to Taxes entered into in the ordinary course of business).

4.16.13.
The Company has not constituted a “distributing corporation” or a “controlled corporation” in a distribution qualifying or purported to qualify for Tax-free treatment (in whole or in part) under Code Section 355(a) or under analogous provisions of domestic or foreign Tax Law.

4.16.14.
The Company is not a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement (other than Contracts that are not primarily related to Taxes entered into in the ordinary course of business).

4.16.15.	The Company is not a party to any joint venture, partnership or other arrangement or Contract which could be treated as a partnership for Tax purposes.

4.16.16.
The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b) or any “tax shelter” within the meaning of Code Section 6662, or any other transaction requiring disclosure under analogous provisions of domestic or foreign Tax Law.

4.16.17.
Neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) will constitute a triggering event under any Plan, policy, Contract, arrangement or commitment, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or could reasonably be expected to result in any “excess parachute payment” (as defined in Section 280G of the Code and the regulations thereunder (collectively, “Section 280G”)).

4.16.18.	Each holder of Company Restricted Stock has made a valid election under Section 83(b) of the Code with respect to such Company Restricted Stock.

4.16.19.
Since the Most Recent Balance Sheet Date, the Company has not: changed or revoked any Tax election, changed any method of accounting for Tax purposes, changed any Tax accounting period, amended any Tax Return, surrendered any right to claim a refund of Taxes, settled or compromised any Action in respect of Taxes, voluntarily approached any Taxing Authority in respect of prior year Taxes (including through any voluntary disclosure process), consented to any extension or waiver of the statutory period of limitations applicable to any Action in respect of Taxes, entered into any contractual obligation in respect of Taxes with any Governmental Authority or other party, or taken any action outside of the ordinary course of business that could increase the Taxes of the Company for any period ending after the Closing Date or decrease any Tax attribute of the Company existing on the Closing Date.

4.16.20.
Notwithstanding anything to the contrary in this Agreement, it is agreed and understood that (i) other than the second two sentences of Section 4.16.7 and Sections 4.16.10, 4.16.12, 4.16.14, 4.16.18, 4.16.19, the representations and warranties of the Company in this Section 4.16 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (ii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of the Company for any taxable period (or portion thereof) beginning after the Closing Date.

4.17.
Insurance. Section 4.17 of the Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or otherwise applicable to the assets, properties or operations of the Company, and the Company has heretofore delivered to Buyer a complete and accurate copy of all such policies, including all occurrence based policies applicable to the assets, properties or operations of the Company for all periods prior to the Closing Date. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are valid and subsisting and in full force and effect in accordance with their terms, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy. The Company is not in default under any of such insurance policies, and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. There are no pending or, to the knowledge of the Company, threatened claims under any insurance policy.

4.18.	Benefit Plans.

4.18.1.
Section 4.18.1 of the Disclosure Schedule contains a complete and correct list of all: (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), whether or not subject to ERISA; (ii) bonus, stock option, stock purchase, restricted stock, equity or equity-based compensation, stock appreciation rights, phantom stock, incentive, fringe benefit, voluntary employees’ beneficiary associations under Section 501(c)(9) of the Code, profit-sharing, commission, pension, retirement, deferred compensation, day or dependent care, legal services, cafeteria, medical, life insurance, dental, vision, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement, unemployment and welfare benefit Contracts, plans, programs, arrangements, commitments or practices (whether or not insured); and (iii) employment, consulting, individual independent contractor, services agreement, termination, change in control, retention, and severance Contracts, plans, programs, arrangements, commitments or practices, in each case, that the Company has established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or that the Company is a party to, in each case, with or for the benefit of, as applicable, any Company Personnel, or with respect to which the Company has any Liability (collectively, the “Plans”).

4.18.2.
No Plan is, and neither the Company nor any ERISA Affiliate has ever at any time sponsored, contributed to, been required to contribute to, maintained or had any Liability in respect of, (A) a Plan that is or was subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA or (B) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). For this purpose, “ERISA Affiliate” shall mean any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

4.18.3.
All Plans have been administered and operated in all material respects in compliance with their terms and with all requirements of Applicable Law, including ERISA and the Code. No event or omission has occurred which would reasonably be expected to cause any Plan to fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including Code Sections 105 and 125). Each Plan intended to be qualified under Section 401(a) of the Code (including each related trust intended to be exempt from taxation under Section 501(a) of the Code) has received a favorable IRS determination letter or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS upon which it can rely. Since the date of each such determination letter or opinion letter, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of any such determination letter or opinion letter or that would reasonably be expected to adversely affect the qualified status of any such Plan (or the tax-exempt status of any such trust) or that would reasonably be expected to result in material Liability to the Company. None of the Plans provide for post-employment or retiree health, life insurance and/or other welfare benefits (except as required by Section 4980B of the Code or any similar state law), and the Company has no obligation to provide any such benefits to any Company Personnel following such person’s retirement or termination of service. Each Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been maintained and operated in both operational and documentary compliance with Section 409A of the Code in all material respects.

4.18.4.
Each Plan may be amended, terminated or otherwise modified by the Company to the greatest extent permitted by Applicable Law. The Company does not have any commitment to create, modify or terminate any Plan. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to result in a material increase in the benefits under or the expense of maintaining any Plan as compared to the level of benefits or expense incurred for the most recently ended fiscal year of the Company.

4.18.5.
Neither the Company nor any of its directors, officers, employees nor, to the knowledge of the Company, other Persons who participate in the operation of any Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Plan or breached any applicable fiduciary responsibilities or obligations under ERISA or the Code that could reasonably be expected to result in any claim being made under, by or on behalf of any such Plan by any Person with standing to make such claim for which the Company could have material Liability.

4.18.6.
Other than routine claims for benefits made in the Ordinary Course of Business, there are no pending Actions or other claims, actions or investigations, and to the knowledge of the Company no Actions or other claims, actions or investigations are threatened, against any Plan or fiduciary of any such Plan by any participant, beneficiary or Governmental Authority for which the Company could have material Liability, and to the knowledge of the Company there is no basis to anticipate that any such Actions will be made or asserted. To the knowledge of the Company, there are no inspections or audits pending to be resolved or implemented by any Governmental Authority to verify compliance relating to any Plan or term and condition of employment. To the knowledge of the Company, no Plan or any fiduciary thereof with respect to any Plan has been the direct or indirect subject of an audit, investigation or examination by any Governmental Authority.

4.18.7.
The Company has properly classified all individuals who have performed services for them in accordance with the applicable requirements of ERISA, the Code and other Applicable Law as common law employees, independent contractors or leased employees, as applicable, other than for such failures to classify correctly as are not likely to result in any material Liability for the Company.

4.18.8.
The Company does not maintain or have any obligation to contribute to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits. No Plan which is a group health plan is a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA.

4.18.9.
Full payment has been timely made of all amounts which the Company is required, under Applicable Law or under any Plan, applicable collective bargaining agreement or any Contract relating to any Plan to which the Company is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof and such contributions or premiums have been timely deposited into the appropriate trusts or accounts.

4.18.10.
Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the conduct of the business of the Company by the Company Personnel (either alone or upon the occurrence of any additional or subsequent event) will (i) terminate or modify, or give any Person a right to terminate or modify, the provisions or terms of any Plan, policy, Contract, arrangement or commitment (including employment agreements), whether or not legally enforceable or (ii) result in any payment or benefits (whether of severance pay or otherwise) or any acceleration of, vesting of or increase in or funding of payments or benefits to any employee or director or former employee or director of, or other present or former provider of services to, the Company. Except as set forth on Section 4.18.10 of the Disclosure Schedule, no Plan provides for the payment of severance, termination, change-in-control or any similar type of payments or benefits.

4.18.11.	No Company Personnel is entitled to any gross-up, reimbursement or other payment in respect of Taxes imposed under Section 409A or 4999 of the Code.

4.18.12.
The Company has provided to Buyer true and complete copies of all material documents in connection with each Plan, including (where applicable): (i) all documents embodying or governing such Plans, together with all amendments thereto, including, in the case of any Plan not set forth in writing, a written description thereof; (ii) all current summary Plan descriptions, summaries of material modifications and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter, if any, obtained with respect to each Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500 for each Plan required to file such form, with all applicable schedules and accountants’ opinions attached thereto, since inception of the Company; (vi) all Contracts relating to each Plan, including service provider agreements, insurance contracts (including any fiduciary liability insurance policy or fidelity bond), annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements and collective bargaining agreements; (vii) the three most recent annual ADP/ACP nondiscrimination tests for any Plan intended to be qualified under Section 401(k) of the Code; (viii) any registration statement or other filing made pursuant to federal or state securities Applicable Law; (ix) all material correspondence to and from any Governmental Authority with respect to the Plans; and (x) all minutes with respect to the meetings of each Plans’ administrative committee or plan administrator.

4.19.	Employee and Labor Matters.

4.19.1.
There is no (i) strike, work slowdown, lockout, work stoppage or picketing with respect to employees of the Company pending or, to the knowledge of the Company, threatened against or affecting the Company, and there have been no such troubles, (ii) grievance or arbitration proceeding arising out of collective bargaining agreements to which the Company is a party, including any claim for the management and administration of a collective bargaining agreement, (iii) collective labor dispute, notice of infraction, assessment, administrative labor proceeding, individual labor claim or any other labor dispute pending, or to the knowledge of the Company, threatened against or affecting the Company, (iv) unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company, (v) collective bargaining agreement, collective bargaining convention, or other Union Contract to which the Company is a party, or otherwise subject, (vi) employee of the Company who is represented by a Union, (vii) activity or proceeding of any Union to organize any employees of the Company, and no demand for recognition of employees of the Company has been made by, or on behalf of, any Union, or (viii) petition that has been filed or proceedings instituted by an employee or group of employees of the Company with any labor relations board seeking representation of a bargaining representative.

4.19.2.
The Company is and has been in compliance in all material respects with all Applicable Laws regarding employment and employment practices, terms and conditions of employment, including wages and hours, the classification and compensation of employees and independent contractors, and payment of mandatory benefits, and is not engaged in any unfair labor practice.

4.19.3.
There are no Actions pending nor, to the knowledge of the Company, threatened against the Company with respect to any employee of the Company requesting severance, reinstatement, back salaries or pay or any other additional compensation as a direct or indirect result of a wrongful termination or termination with cause or alleged wrongful termination or termination with cause.

4.19.4.
The Company has not, during the three-year period prior to the date hereof, taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification (“WARN”) Act or would otherwise trigger notice requirements or liability under any state, local or foreign plant closing notice Applicable Law. No arbitration order, court decision, Judgment or Material Contract to which the Company is a party or is subject in any way limits or restricts the Company from relocating or closing any of the operations of the Company.

4.19.5.
Section 4.19.5 of the Disclosure Schedule contains a complete and correct list, as of the date hereof, of each employee of the Company, his or her current rate of annual base salary or current wages, bonus target for the current fiscal year of the Company, job title, employment status, work location, credited service date and date of hire. To the knowledge of the Company, as of the date hereof, no current employee has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company.

4.19.6.
To the knowledge of the Company, no officer, director or employee of the Company is a party to or bound by any Contract, license or covenant of any nature, or subject to any Judgment of any Governmental Authority, that (i) may interfere with the use of such Person’s efforts to promote the interests of the Company, (ii) may conflict with the business of the Company or the Merger and the other transactions contemplated by this Agreement or (iii) would reasonably be expected to result in a Material Adverse Change. To the knowledge of the Company, no activity of any employee of the Company as or while an employee of the Company has caused a violation of any confidentiality agreement, Patents disclosure agreement or other Contract.

4.20.
Environmental Matters. The Company has complied in all material respects at all times with all, and is not in violation of any, applicable Environmental Laws. The Company is in compliance with all material Permits required for its operations pursuant to applicable Environmental Laws. To the knowledge of the Company, the Company is not subject to any liability for Hazardous Material contamination on any property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company, or any third-party property. The Company is not subject to any Judgment of any Governmental Authority, or, to the knowledge of the Company, any indemnity or other Contract with any third party, relating to liability under any Environmental Law. To the knowledge of the Company, no underground storage tanks, friable asbestos-containing material, or polychlorinated biphenyls are present at the real property owned by the Company. Copies of all environmental reports, studies, assessments, and sampling data in the possession of the Company that relates to the Company or any real property currently or formerly owned or operated by the Company have been made available to Buyer. The Company has not received any written notice, demand, letter, claim or request for information from any Governmental Authority or other Person indicating that it may be in violation of, or subject to liability under, any Environmental Law or regarding any actual, alleged, possible or potential liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material used by the Company. No Lien or “superlien” has been placed on any site owned or operated by the Company pursuant to CERCLA or any similar state, local or federal Applicable Law.

4.21.
State Takeover Statutes. The Board of Directors has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the actions necessary to render inapplicable to this Agreement and to the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.

4.22.
Books and Records. The minute books of the Company made available to Buyer prior to the date hereof accurately and adequately reflect in all material respects all action previously taken by the shareholders, the Board of Directors and committees of the Board of Directors. The copies of the stock book records of the Company made available to Buyer in the Data Room prior to the date hereof are true, correct and complete in all material respects, and accurately reflect in all material respects all transactions effected in Company Capital Stock through and including the date hereof.

4.23.
Bank Accounts. Section 4.23 of the Disclosure Schedule contains a true, correct and complete list of all bank accounts maintained by the Company including each account number and the name and address of each bank and the name of each Person who has signature power with respect to each such account.

4.24.	Transactions with Affiliates.

4.24.1.
Section 4.24 of the Disclosure Schedule describes any transaction, since inception of the Company, between the Company, on the one hand, and any Company Holder or Affiliate of the Company, on the other hand, other than any employment Contract, Contract not to compete with the Company, Contract to maintain the confidential information of the Company, Contract assigning Intellectual Property rights to the Company, or Contract entered into in the Ordinary Course of Business, in each case listed in Section 4.13.1 of the Disclosure Schedule. For purposes of avoiding confusion, the word “transaction” in the preceding sentence shall mean any “transaction” of the type described in Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934 (without regard to the amount involved in such transaction and without regard to the Company’s not being subject to such regulation).

4.24.2.
No Affiliate of the Company or Company Holder (a) owns or has any interest in any (i) Company Intellectual Property, (ii) other material property (real or personal, tangible or intangible) or (iii) Material Contract used in or pertaining to the business of, the Company, (b) to the knowledge of the Company, has any claim or cause of action against the Company or (c) owes any money to, or is owed any money by (other than, with respect to any Affiliate who is an employee of the Company, wages or benefits payable in the Ordinary Course of Business), the Company. Neither the Company nor any Affiliate of the Company, nor any officer, director or, to the knowledge of the Company, employee of the Company, possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a client, supplier, customer, lessor, lessee, competitor or potential competitor of the Company. Ownership of securities of a Person whose securities are registered under the Securities Exchange Act of 1934, as amended, of 5% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.24.

4.25.	Brokers. The Company has no Liability to any investment banker, broker, finder, consultant or intermediary in connection with the Merger or the other transactions contemplated hereunder.

4.26.	Anticorruption Matters.

4.26.1.
Neither the Company, nor, to the knowledge of the Company, any of the Representatives of the Company acting on its behalf has, directly or indirectly, (i) taken any action in violation of any applicable anticorruption Applicable Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.), or (ii) offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for purposes of (A) influencing any act or decision of any Public Official in his or her official capacity, (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty, (C) securing any improper advantage or (D) inducing such Public Official to use his or her influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled veterinary or medical facilities), in order to assist the Company or any Person related to the Company, in obtaining or retaining business.

4.26.2.	None of the Representatives of the Company is a Public Official.

4.26.3.
There have been no false or fictitious entries made in the books or records of the Company relating to any payment that the FCPA prohibits, and the Company has not established or maintained a secret or unrecorded fund for use in making any such payments.

4.26.4.
The Company does not have knowledge of any pending investigation by a Governmental Authority with respect to violation of any applicable anticorruption Applicable Law, including the FCPA, relating to the Company.

4.26.5.	The Company has policies that address and prescribe practices appropriate to facilitate compliance with applicable anticorruption Applicable Laws, including the FCPA.

4.27.	Export Controls and Sanctions Matters.

4.27.1.
Neither the Company nor, to the knowledge of the Company, any of the Representatives of the Company acting on its behalf has, in the three year preceding the Effective Time, directly or indirectly, taken any action in violation in any material respect of any applicable export control-related Applicable Law, trade- or economic sanctions-related Applicable Law, or antiboycott-related Applicable Law, in the U.S. or any other jurisdiction, including:  the Arms Export Control Act (22 U.S.C. § 2278), the Export Controls Act of 2018 (50 U.S.C. § 4801 et seq.), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 760), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Supplement No. 3 to Part 730 of the Export Administration Regulations, or any applicable non-U.S. Applicable Laws of a similar nature.

4.27.2.
Neither the Company nor any of the Representatives of the Company acting on its behalf is listed on the U.S. Department of the Treasury Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons.”

4.27.3.	The Company has policies that address and prescribe compliance practices appropriate to facilitate compliance with the Applicable Laws identified in this Section 4.27.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Buyer and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing Date:

5.1.
Organization and Standing. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation. Merger Sub has taken and will take no actions other than in connection with effectuating such transaction.

5.2.
Power and Authority; Binding Agreement. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereunder, and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer and Merger Sub of this Agreement, and the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereunder, have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub, and no other proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereunder other than (a) the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware and (b) the filing of a premerger notification and report form under the HSR Act, if necessary. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming the due execution of this Agreement by the other Parties, constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Applicable Laws affecting creditors’ rights generally and general principles of equity.

5.3.	Noncontravention.

5.3.1.
The execution and delivery by Buyer and Merger Sub of this Agreement, the consummation of the Merger and the other transactions contemplated by hereunder and the compliance by Buyer and Merger Sub with the provisions of this Agreement will not (i) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the Constitutive Documents of Buyer or Merger Sub, or any material Contract to which Buyer or Merger Sub is bound, or by which any of their respective assets or properties may be affected or (ii) violate any Applicable Law or Judgment applicable to Buyer or Merger Sub, other than any such breaches, defaults or violations that individually or in the aggregate are not likely to impair in any material respect the ability of each of Buyer and Merger Sub to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereunder.

5.3.2.
No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Merger Sub in connection with the execution and delivery by Buyer and Merger Sub of this Agreement, the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated by this Agreement or the compliance by Buyer and Merger Sub with the provisions of this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of each of Buyer and Merger Sub to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereunder.

5.4.
Financial Capability. At the Closing, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and any other amounts then payable by Buyer in connection with the transactions contemplated by this Agreement. After Closing, the Buyer will have sufficient access to cash on hand or other sources of immediately available funds to enable it to pay the other amounts payable by Buyer in connection with the transactions contemplated by this Agreement after the Closing, including the Contingent Payments.

5.5.
Brokers. Buyer has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement, pursuant to which the Company Holders could be liable for the fee or commission of such investment banker, broker, finder, consultant or intermediary, or for any similar fee or commission in connection with the Merger, this Agreement or the other transactions contemplated hereunder.

5.6.
Litigation. There is no Action pending against the Buyer of which the Buyer has received notice and, to the knowledge of the Buyer, no such Action has been threatened in writing against the Buyer that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation by the Buyer of the Merger or transactions contemplated by this Agreement or (b) otherwise prevent or materially delay performance by the Buyer of any of its material obligations in connection with the Merger.

5.7.
No Other Representations or Warranties. Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in ARTICLE 4 (as qualified and limited by the Disclosure Schedule) or in any certificates delivered pursuant to this Agreement, (a) none of the Company or any of its Affiliates, shareholders, directors, officers, employees, agents, Representatives or advisors, or any other Person, including, for the avoidance of doubt, the Company Holders, has made or is making any express or implied representation or warranty with respect to the Company, including with respect to any information provided or made available to the Buyer or any of its Affiliates, shareholders, directors, officers, employees, agents, Representatives or advisors, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Buyer or any of its Affiliates, shareholders, directors, officers, employees, agents, Representatives or advisors, or any other Person in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) none of the Company or any of its Affiliates, shareholders, directors, officers, employees, agents, Representatives or advisors, or any other Person, including, for the avoidance of doubt, the Company Holders, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Buyer or any of its Affiliates, shareholders, directors, officers, employees, agents, Representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to the Buyer or any of its Affiliates, shareholders, directors, officers, employees, agents, Representatives or advisors, or any other Person, or the use by the Buyer or any of its respective Affiliates, shareholders, directors, officers, employees, agents, Representatives or advisors, or any other Person, of any such other information provided or made available to any of them by the Company or any of its Affiliates, shareholders, directors, officers, employees, agents, Representatives or advisors, or any other Person, including, for the avoidance of doubt, the Company Holders, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Buyer or any of its respective Affiliates, shareholders, directors, officers, employees, agents, Representatives or advisors, or any other Person, in “data rooms” (including the Data Room), confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the transactions contemplated by this Agreement, and except for the express representations and warranties of the Company set forth in ARTICLE 4 (as qualified and limited by the Disclosure Schedule) and in any certificates delivered pursuant to this Agreement, none of the Buyer or any of its respective Affiliates, shareholders, directors, officers, employees, agents, Representatives or advisors, or any other Person, is relying or has relied on any such information (including the accuracy or completeness thereof).

ARTICLE 6
CERTAIN COVENANTS

6.1.	Conduct of Business.

6.1.1.
From the date hereof to the Closing Date or the earlier termination of this Agreement pursuant to ARTICLE 9 (the “Pre-Closing Period”), the Company shall, except as expressly permitted by the terms of this Agreement or as Buyer may otherwise consent to in writing, (i) conduct the Business only in the Ordinary Course of Business in all material respects, (ii) use commercially reasonable efforts to keep its physical assets in good working condition, to preserve, maintain the value of, renew, extend, protect the confidential nature of and legal protections applicable to and keep in full force and effect all material Company Intellectual Property; (iii) use commercially reasonably efforts to preserve its relationships with third parties (including lessors, licensors, suppliers, consultants and patients) and employees, and (iv) comply in all material respects with all Applicable Laws and obligations under any Contracts of the Company.

6.1.2.
Without limiting the generality of Section 6.1.1, except as expressly permitted by the terms of this Agreement or as disclosed by the Company in the Disclosure Schedule, during the Pre-Closing Period, the Company shall not, without the prior written consent of Buyer (which consent with respect to subsections (d) (f), (m) and (n) below and, solely with respect to such subsections, subsection (x) below, will not be unreasonably withheld, conditioned or delayed):

(a)	amend its Constitutive Documents;

(b)
declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any Company Capital Stock to holders of Company Capital Stock from time to time outstanding;

(c)	split, combine or reclassify any Company Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(d)
purchase, redeem or otherwise acquire any shares of Company Capital Stock, or any option, warrant, call or right relating to such shares, interests or other securities (including any Company Stock Options), other than any repurchase of Company Common Stock, upon termination of any Company Personnel, pursuant to a right of repurchase in favor of the Company in any Contract to which the Company and such Company Personnel are each a party on the date hereof and for a per share purchase price not in excess of the per share purchase price at which such Company Personnel originally purchased the shares of Company Common Stock or as otherwise required by the applicable agreement;

(e)
issue, grant, deliver or sell, or pledge or otherwise encumber or dispose of, any shares of Company Capital Stock, including any shares of Company Preferred Stock that are not treated as common stock for U.S. federal income tax purposes, or any securities convertible into, or exchangeable for, or any Company Stock Options, Company Restricted Stock or options, warrants, calls or rights to acquire or receive, any shares of Company Capital Stock, interests or other securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Stock or the value of the Company or any part thereof, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date hereof and granted in accordance with the Company Stock Plan, in each case in accordance with the terms of such Company Stock Options and the Company Stock Plan; provided that, as a condition to such issuance, the Company obtains from each Person to whom the Company issues, grants, delivers, sells, pledges or otherwise encumbers or disposes of any shares of Company Capital Stock a Written Consent at the time of such issuance, grant, delivery, sale, pledge, encumbrance or disposition;

(f)
(A) create, incur, assume, repay, prepay or otherwise discharge, satisfy or become liable in respect of any Indebtedness or other material Liabilities, or issue or sell, or amend, modify or change any term of, any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, (B) create, incur, assume, repay, prepay or otherwise discharge, satisfy or become liable in respect of any other material Liabilities (other than Indebtedness), (C) guarantee or endorse any Indebtedness or other material Liabilities of another Person, (D) make any loans, advances or capital contributions to, or investments in, any Person other than the Company, (E) enter into any “keep well” or other Contract to maintain any financial statement condition of another Person, or (F) enter into any Contract having the economic effect of any of the foregoing;

(g)
sell, license, mortgage, transfer or otherwise encumber or subject to any Lien other than a Permitted Lien, or otherwise dispose of (A) any properties or assets, including the Leased Properties, which are material, individually or in the aggregate, to the Company (excluding any sale of furniture, fixtures or equipment that does not materially impact the conduct of the Company’s business) or (B) in any case, any Company Intellectual Property (or otherwise allow to lapse any of its rights under any such Company Intellectual Property);

(h)
acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the Capital Stock of, or by any other manner, any business or any other Person or any division thereof;

(i)
make, change or revoke any Tax election, elect or change any method of accounting for Tax purposes, change any Tax accounting period, amend any Tax Return, surrender any right to claim a refund of Taxes, settle or compromise any Action in respect of Taxes, voluntarily approach any Taxing Authority in respect of prior year Taxes (including through any voluntary disclosure process), consent to any extension or waiver of the statutory period of limitations applicable to any Action in respect of Taxes, or enter into any contractual obligation in respect of Taxes with any Governmental Authority or other party;

(j)
except as required to comply with Applicable Law or any Contract or Plan in effect on the date of this Agreement and disclosed to Buyer, enter into, adopt, amend, or terminate any Plan (or any Contract, plan, program, arrangement, commitment or practice that would be a Plan if it were in effect as of the date hereof), including for the avoidance of doubt, taking action to accelerate or waive vesting or forfeiture conditions of any Company Stock Options or Company Restricted Stock outstanding as of the date of this Agreement;

(k)	hire or engage any individual with an annual compensation in excess of [ * ], or terminate (other than for cause) the employment or service of any Company Personnel;

(l)	increase the compensation or benefits payable or provided to any Company Personnel, or accelerate the vesting or payment of any compensation or benefits;

(m)	enter into any Contract that would be deemed a Material Contract in accordance with Section 4.13.1;

(n)
waive, release or assign any material rights or claims under, fail to take a required action under, fail to exercise a right of renewal under, or commit a material breach of, or modify, amend or terminate any Material Contract;

(o)
pay, discharge, settle or satisfy (x) any Actions of shareholders or any shareholder litigation relating to the Merger or any other transaction contemplated by this Agreement, (y) any other Actions or (z) any other Liabilities, in the case of clause (z), except (i) as does not exceed [ * ] in the aggregate, and (ii) other than the payment, discharge or satisfaction in the Ordinary Course of Business or as required by Liabilities of the Company reserved against on the Most Recent Balance Sheet or incurred since the Most Recent Balance Sheet Date in the Ordinary Course of Business and any expenses relating to the transactions contemplated by this Agreement;

(p)
commence, participate or agree to commence or participate in any plan or arrangement for the complete or partial dissolution, liquidation, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company (other than the Merger), including any bankruptcy, winding up, examinership, insolvency or similar proceeding in respect of the Company;

(q)	create any Subsidiary of the Company;

(r)
fail to (A) maintain the Company’s corporate existence, due organization and good standing under the Applicable Laws of the State of Delaware and (B) be duly qualified or licensed to do business and be in good standing in each jurisdiction in which the nature of the Company’s business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except to the extent such failure to be duly qualified, licensed or in good standing described in this clause (B) would not reasonably be expected to result in a Material Adverse Change;

(s)
employ or enter into any Contract with any investment banker, broker, finder or advisor in connection with the Merger or the other transactions contemplated by this Agreement, other than any whose fees and expenses are deducted from the Closing Payment pursuant to the definition of the Closing Payment;

(t)	violate any Applicable Law or fail to comply with any Judgment that would reasonably be expected to be material to the Company;

(u)	make or engage in any offering of any securities of the Company;

(v)	negotiate, enter into, amend or extend any collective bargaining or other Contract with a Union or other employee representative body;

(w)	grant any warrant; or

(x)	authorize any of, or commit, resolve or agree, whether in writing or otherwise, to take any of, the actions prohibited in Sections 6.1.2(a) through (w).

6.2.	Access.

6.2.1.
The Company shall (i) make available for inspection by Buyer and its Representatives all of the Company’s properties, assets, books of accounts, records (including the work papers of the Company’s independent accountants), any and all data and Intellectual Property related to the Products, and Contracts and any other materials requested by any of them relating to the Company and its existing and prospective businesses and assets and Liabilities at such times as Buyer may reasonably request; (ii) make available to Buyer and its Representatives the officers, other senior management and Representatives of the Company for interviews, at such times as Buyer and its Representatives may reasonably request, to verify and discuss the information furnished to Buyer and its Representatives and otherwise discuss the Company’s existing and prospective businesses and assets and Liabilities; and (iii) authorize the Company’s lenders, creditors, lessors, lessees, licensors, licensees, employees, developers, contractors, vendors, suppliers, Affiliates or other Persons having a business relationship with the Company to respond to appropriate inquiries from Buyer regarding the Company’s existing and prospective businesses and assets and Liabilities. Any and all such inspections, interviews, and access for investigations shall be conducted during normal business hours and in a manner that does not unreasonably interfere with the conduct of the business of the Company or such third party.

6.2.2.
Not later than five Business Days following receipt of any management letter or other similar communication from the Company’s independent certified accounting firm or other independent auditors, the Company shall deliver a copy of such letter or communication to Buyer.

6.2.3.
Any access provided to the Buyer or information provided by or on behalf of the Company shall not constitute any expansion of or additional representations or warranties of the Company beyond those specifically set forth in this Agreement. The Buyer will hold any such information that is Confidential Information in confidence in accordance with this Agreement. Notwithstanding the foregoing, the Company shall not be required to provide the Buyer access to or disclose information where such access or disclosure would result in the loss of any attorney-client privilege or be prohibited under applicable law or by the terms of any agreement to which the Company is a party as of the date of this Agreement.

6.3.
Notification. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE 9, the Company shall promptly disclose to Buyer and its Representatives in writing: (i) any circumstance, event or action the existence, occurrence or taking of which has resulted in or would reasonably be expected to result in the failure of any of the conditions set forth in Sections 3.1 and 3.2 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (iv) any Action commenced or, to the Company’s knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement. Buyer’s receipt of information pursuant to this Section 6.3 or otherwise shall not operate as a waiver (including with respect ARTICLE 3 or ARTICLE 8) or otherwise affect any representation, warranty or covenant in this Agreement.

6.4.	Tax Matters.

6.4.1.
The Company shall timely prepare and file any Tax Return required to be filed by the Company on or before the Closing Date, and timely pay any Tax reflected thereon. The Company will not take any position on such Tax Returns that is inconsistent with past custom and practice unless otherwise required by applicable Tax Law.

6.4.2.
Buyer will prepare any Tax Return of the Company for or including a Pre-Closing Tax Period (including a Straddle Tax Period Tax Return) required to be filed after the Closing Date. If the Company Holders would be expected to have an indemnification obligation under this Agreement for Taxes in respect of a Pre-Closing Tax Period or Straddle Tax Period Tax Return filed by Buyer pursuant to this Section 6.4.2, Buyer shall (i) deliver a copy of such Tax Return along with accompanying work papers to the Shareholders’ Representative not less than 45 days prior to the due date (as extended, in applicable) for the filing of such Tax Return (the “Due Date”), in the case of income Tax Returns, and in such period of time prior the Due Date as the Buyer shall reasonably determine to be practicable in the case of other Tax Returns, and (ii) if, within 30 days of receipt of such copy, the Shareholders’ Representative notifies Buyer that it objects to any item reflected on such Tax Return which item may affect the Company Holders’ liability for Taxes under this Agreement, Buyer shall, prior to the Due Date, consider in good faith all reasonable changes to such item or items requested by the Shareholders’ Representative. All Tax Returns for a Pre-Closing Tax Period or Straddle Tax Period shall be filed in accordance with applicable Tax Law and, where not unreasonable, consistent with past practice.

6.4.3.
Any Transfer Taxes shall be borne and paid [ * ] by the Buyer and [ * ] by the Company Holders. The Buyer shall timely file or cause to be filed all Tax Returns permitted to be filed by the Buyer in respect of Transfer Taxes as may be required to comply with the provisions of Tax Laws and, if required by applicable Law, the Company Holders will join in the execution of any such Tax Returns and other documentation. The party required to do so under Applicable Law shall timely file or cause to be filed all Tax Returns required to be filed by the Company Holders in respect of Transfer Taxes and, if required by applicable Law, the Buyer will join in the execution of any such Tax Returns and other documentation. The Buyer and the Company Holders, as applicable, shall reimburse the other party for any amounts paid by the Buyer or the Company Holders that are the responsibility of the other party pursuant to this Section 6.4.3.

6.4.4.
The Company shall cause the provisions of any Tax allocation, indemnity or sharing Contract (other than Contracts that are not primarily related to Taxes entered into in the ordinary course of business) to which the Company is a party to be terminated on or before the Closing Date such that there is no liability under any such Contract following the Closing.

6.4.5.
If the Company fails to deliver the certificate set forth in Section 3.2.4 and the Merger is consummated, then Buyer and the Surviving Corporation shall be permitted to treat the Company as a U.S. real property holding corporation as defined in Section 897 of the Code and deduct from any payments made in accordance with this Agreement the amount of any tax withholding that is required under applicable Tax Law.

6.4.6.
The Buyer and the Shareholders’ Representative shall provide each other with such cooperation and assistance as may be reasonably requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes and each will provide the other with any reasonably requested records or information which may be relevant to such Tax Return, audit, or examination, proceedings or determination.

6.4.7.
Buyer shall promptly notify the Shareholders’ Representative in writing upon receipt by Buyer or any of its Affiliates of notice of any Tax audit, assessment or other claim by a Taxing Authority which may affect the Taxes of the Company for any period ending on or before the Closing Date or any Straddle Tax Period, in each case, for which the Company Holders would be liable pursuant to Section 8.2. The Shareholders’ Representative shall promptly notify Buyer in writing upon receipt by any Company Holder or any of their Affiliates of notice of any pending, proposed, threatened or actual Tax audit, assessment or other claim by a Taxing Authority for any period of or relating to the Company. To the extent that the Company Holders are liable pursuant to Section 8.2 for Taxes that could be payable as a result of such audit or other proceeding and such audit or other proceeding relates solely to a period ending on or before the Closing Date, the Shareholders’ Representative shall have the right to control the defense in such audit or other proceeding and to employ counsel and other advisors of its choice at the Company Holders’ expense; provided, however, that Buyer (along with counsel and other advisors of its choice) shall be entitled to participate in such audit or proceeding; and provided, further, that the Shareholders’ Representative shall not settle or compromise any such audit or proceeding without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In the event of any audit or proceeding relating to a Straddle Tax Period, Buyer shall be entitled to control the defense employing counsel and other advisors of its choice at its expense, provided that the Shareholders’ Representative (along with counsel and other advisors of its choice) shall be entitled to participate in such defense to the extent that the Company Holders are expected to have a material liability for Taxes pursuant to Section 8.2. Buyer shall not agree to settle any tax claim for any period ending on or before the Closing Date or any Straddle Tax Period, in each case, which may affect the Taxes for which the Company Holders or their Affiliates would be liable under Section 8.2 without the prior written consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall be entitled to control all other Tax audits, deficiencies, claims, assessments or other proceedings.

6.4.8.
For purposes of this Agreement, all Taxes of the Company that relate to a Straddle Tax Period shall be apportioned between the Company Holders and the Buyer as follows: (i) the amount of any Taxes of the Company not based upon or measured by income, activities, events, payments, the level of any item, gain, receipts, proceeds, profits or other similar items for Tax periods (or the portion thereof) ending on or before the Closing Date will be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Tax Period, and (ii) the determination of any other Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Company had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances, deductions or any other items that are calculated on an annual or periodic basis, shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

6.4.9.
With respect to any income tax period ending on the Closing Date (including without limitation any U.S. federal income tax period that ends on the Closing Date by reason of the Company joining a consolidated group that includes Buyer), an interim closing of the books approach shall be used for apportioning income to the period ending on the Closing Date to the maximum extent permitted by applicable Tax Law.

6.4.10.
The Company Holders shall be entitled to any refunds (including any interest paid thereon) of Taxes of the Company that were (i) paid by the Company prior to the Closing Date or (ii) indemnified by the Company Holders pursuant to an obligation under Article VIII, in each case to the extent attributable to taxable periods (or portions thereof) ending on or before the Closing Date, but only to the extent such refunds were not taken into account in Working Capital (as finally determined) and are not attributable to the carryback of a net operating loss, deduction or other Tax attribute of the Company from a period (or portion thereof) beginning after the Closing Date, and in each case shall be net of any Tax or other reasonable out-of-pocket costs, fees, and expenses payable or incurred by the Buyer or its Affiliates in connection with the receipt or payment over of such refund. The Buyer and its Affiliates shall reasonably cooperate with the Shareholders’ Representative in obtaining any refund to which the Company Holders are entitled under this Section 6.4.10. The Buyer shall promptly forward to or reimburse the Company Holders for any amounts due to the Company Holders pursuant to this Section 6.4.10 after receipt thereof (or credit of such refund against other Taxes).

6.4.11.
Subject to Sections 6.4.2 and 6.4.7 and except where required by Tax Law or resolution of a Tax audit, the Buyer shall not (and shall not cause or permit the Company to) amend, re-file or otherwise modify any Tax Return filed pursuant to Section 6.4.1 or 6.4.2, initiate any voluntary disclosure, or agree to the waiver or any extension of the statute of limitations, in each case, for the Company with respect to any Taxable period (or portion thereof) ending on or before the Closing Date, without the prior written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

6.5.
Insurance. The Company shall keep all insurance policies set forth on Section 4.17 of the Disclosure Schedule, or comparable replacements therefor, in full force and effect through the Effective Time and such that such insurance policies will be in full force and effect immediately following the Effective Time; provided, however, that any such insurance policy may be amended or modified or substituted with another insurance policy (including a change in insurance carriers), so long as the coverage and limitations provided by such amended, modified or substituted insurance policy are materially the same as in the respective policy set forth in Section 4.17 of the Disclosure Schedule.

6.6.	Exclusivity.

6.6.1.
The Company shall not, and shall cause its employees, officers, directors, shareholders, Representatives and its Affiliates not to, directly or indirectly through another Person, (i) solicit, initiate or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any Transaction Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information, enter into an agreement in respect of, or otherwise cooperate in any way with, any Transaction Proposal. The Company shall, and shall direct its employees, officers, directors, shareholders, Representatives and Affiliates to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Transaction Proposal and (ii) promptly after the date hereof request the prompt return or destruction of all confidential information previously furnished to such Person(s) for the purpose of evaluating a possible Transaction Proposal.

6.6.2.
If the Company or any of its employees, officers, directors, or Representatives receives any Transaction Proposal, the Company shall promptly advise Buyer orally and in writing that the Company has received such Transaction Proposal and the material terms and conditions of any such Transaction Proposal (including any changes thereto) to Buyer. For the avoidance of doubt, the Company’s covenant under Section 6.6.1 shall not be relieved or diminished upon the receipt of a Transaction Proposal.

6.7.	Indemnification of Officers and Directors.

6.7.1.
Subject to Section 8.10, from and after the Effective Time, Buyer shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the Constitutive Documents of the Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company and such Person as in effect on the date of this Agreement (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”). Buyer shall cause the Constitutive Documents of Merger Sub and the Surviving Corporation to contain provisions with respect to indemnification and exculpation from liability that are substantially similar to those set forth in the Company’s Constitutive Documents on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that could adversely affect the rights thereunder of any D&O Indemnified Party.

6.7.2.
Solely to the extent the Company has bound a directors’ and officers’ liability insurance coverage for the D&O Indemnified Parties prior to the Effective Time, the Company shall obtain, prior to the Effective Time, a prepaid extended non-cancelable reporting period endorsement or a run-off policy under the Company’s existing directors’ and officers’ liability insurance coverage for the D&O Indemnified Parties that shall provide such D&O Indemnified Parties with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Buyer shall and shall cause the Company to, (i) upon the request of Shareholders’ Representative, make any claim for coverage under any such policy and take any action reasonably requested by Shareholders’ Representative to obtain reimbursement for covered losses under any such policy or to otherwise enforce any such policy or any provision thereof, and (ii) notify Shareholders’ Representative of any material development which affects or limits the coverage available under the D&O Tail Policy. Buyer shall be solely responsible for the cost of the D&O Tail Policy, including the amount of the premium required to be paid for the D&O Tail Policy; provided, that Buyer shall not be required to pay an aggregate amount for the D&O Tail Policy in excess of [ * ] of the last annual premium paid by the Company prior to the Closing. Buyer shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

6.7.3.
This Section 6.7 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, Buyer, the Surviving Corporation and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Surviving Corporation.

6.7.4.
The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

6.8.
Release of Claims. Effective upon the Closing, except with respect to a claim arising out of this Agreement or any ancillary agreement, document or instrument to be delivered in connection herewith and therewith (other than in respect of claims of each Company Holder described in subclause (B) below), each Company Holder hereby unconditionally and irrevocably waives, fully releases and forever discharges the Company, Buyer, the Surviving Corporation and their past and present directors, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers and Affiliates (the “Released Parties”) from, and covenants not to (a) sue or (b) participate in any civil action against any of the Released Parties for, any and all Liabilities and Actions of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated and known or unknown (the “Claims”) with respect to (A) facts and circumstances existing at or prior to the Effective Time that have been or could be asserted against a Released Party in connection with the transactions contemplated by this Agreement, and (B) the allocation of the Closing Payment and the Contingent Payments pursuant to this Agreement (including with respect to the timing and the amount of such payments), and, in each case ((A) and (B)), such Company Holder shall not seek to recover any amounts in connection therewith or thereunder from such Released Parties. Such released Liabilities shall include any right to recover against the Released Parties for any indemnification claims made against or paid by a Company Holder pursuant to ARTICLE 8. Each Company Holder understands that this is a full and final release of all claims, demands, causes of action and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties, except as expressly set forth in this Section 6.8. For the avoidance of doubt, the foregoing release shall not apply and none of the following shall be released by each Company Holder: (i) if the Company Holder is an employee of any of the Released Parties, Claims for any benefit, wages or salary earned by the Company Holder arising out of or related to the Company Holder’s employment by any of the Released Parties to the extent earned and unpaid, (ii) Claims and rights of the Company Holder for indemnification and reimbursement by any of the Released Parties under the Constitutive Documents or under any Contract entered into by any of the Released Parties and the Company Holder (to the extent such Contract is set forth on Section 4.13.1(q) of the Disclosure Schedule), (iii) Claims of the Company Holder as a service provider or licensor of any of the Released Parties and (iv) Claims of the Company Holder to its right to receive the Closing Payment or Contingent Payments, as appropriate, in accordance with the terms of this Agreement, provided that, in each case, the Company Holder shall be subject to the no-circular recovery provisions set forth in Section 8.10. To the extent permitted by Applicable Law, each Company Holder expressly waives the benefit of any Applicable Law, which, if applied to the release set forth in this Section 6.8, would otherwise exclude from its binding effect any Claim not known by such Company Holder at the Effective Time to exist. Each Company Holder represents that it is not aware of any Claim by it other than the Claims that are waived, released and forever discharged by this Section 6.8. For the avoidance of doubt, the release set forth in this Section 6.8 is an integral part of the Merger and the transactions contemplated by this Agreement and without such release, none of the Company, Buyer nor Merger Sub would have entered into this Agreement. Further, nothing contained in this Section 6.8 shall be construed to prohibit a Company Holder from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that each Company Holder hereby agrees to waive its, his or her right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by the Company Holder or by anyone else on its, his or her behalf. Notwithstanding anything to the contrary in this Section 6.8, [ * ].

6.9.
No Right to Control Company Pre-Closing. Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective businesses, assets and properties.

6.10.	Confidentiality.

6.10.1.
Each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder will: (i) keep the Disclosing Party’s Confidential Information confidential; (ii) not publish, or allow to be published, and will not otherwise disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information; and (iii) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose, except, in each case, to the extent expressly permitted under this Agreement or otherwise agreed in writing. Without limiting the generality of the foregoing, to the extent that the Disclosing Party provides any Confidential Information owned by any third party to the Receiving Party, the Receiving Party will handle such Confidential Information in accordance with the terms and conditions of this Section 6.10 applicable to a Receiving Party.

6.10.2.	Authorized Disclosure. Notwithstanding Section 6.10.1, each Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary to:

(a)	prosecute or defend litigation;

(b)	exercise its rights and perform its obligations hereunder;

(a)
evaluate this Agreement, solely in the case of disclosure to its advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners, financing sources or investors and underwriters on a need-to-know basis; provided that such disclosure is covered by terms of confidentiality and non-use similar to or no less stringent than those set forth herein (which may include professional ethical obligations); or

(b)	comply with Applicable Law.
If a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to Section 6.10.2(a) or Section 6.10.2(d), the Disclosing Party will, to the extent possible, give reasonable advance written notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information. In addition to the foregoing, after the Closing, Buyer may disclose the Company’s Confidential Information to third parties in connection with the actual or potential research, development, manufacture or commercialization of Products; provided that such disclosure is covered by terms of confidentiality and non-use no less stringent than those set forth herein. Notwithstanding anything to the contrary contained herein, in no event may either Party disclose the other Party’s Confidential Information to any third party (including any of the Company’s investors, collaborators or licensees) engaged in the research, development, manufacture or commercialization of pharmaceutical products. Each Party shall be responsible for any breach of this Section 6.10 by any of its disclosees that would breach this Agreement if made by such Party. Notwithstanding anything in this Agreement to the contrary, following Closing, subject to confidentiality restrictions set forth in the UT Agreements, the Shareholders’ Representative shall be permitted to disclose information as required by law or to employees, advisors, agents or consultants of the Shareholders’ Representative and to the Company Holders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto no less stringent than those set forth herein.

6.11.	Restrictive Covenants.

6.11.1.
The Restricted Individuals each agree that he or she shall not, and he or she shall not cause or encourage any of his or her Affiliates to, directly or indirectly (whether as owner, investor, principal, agent, consultant, independent contractor, employee, partner or otherwise), engage in or compete with, or take active steps preparatory to engaging in or competing with, all or any portion of the Business, other than on behalf of Buyer or the Company, for a period equal to [ * ]. Any breaches or violations by any of the Restricted Individuals of this Section 6.11.1 shall be deemed a Company Holder Indemnity Event. No later than 2 Business Days following the date hereof, the Company shall deliver to Buyer restricted activities agreements, in the form attached hereto as Exhibit G (the “Restricted Activities Agreement”) executed by each Restricted Individual, to be effective as of the Closing.

6.11.2.
The Restricted Individuals each agree that (i) his or her agreement to the covenants contained in this Section 6.11 is a material condition of Buyer’s willingness to enter into this Agreement and consummate this Agreement, the Closing and the transactions contemplated hereunder, (ii) the covenants contained in Section 6.11 are necessary to protect the goodwill, confidential information, trade secrets and other legitimate interests of the Company and Buyer, (iii) in addition and not in the alternative to any other remedies available to it, Buyer shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by any Restricted Individual of any such covenants, without having to post bond, (iv) the Restricted Period applicable to a Restricted Individual shall be tolled, and shall not run, during the period of any breach by such Restricted Individual of any such covenants, and (v) if the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.11 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, or delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.11.3.	[ * ].

6.12.	[ * ] Deferred Consideration Agreement; Deferred Consideration Acknowledgments; Designated Individual Agreements.

6.12.1.
No later than 2 Business Days following the date hereof, the Company shall deliver to Buyer the agreement in the form attached hereto as Exhibit H (the “[ * ] Deferred Consideration Agreement”), executed by the [ * ], to be effective as of the Closing.

6.12.2.
No later than 2 Business Days following the date hereof, the Company shall deliver to Buyer agreements in the form attached hereto as Exhibit I (the “Deferred Consideration Acknowledgments”), executed by each Deferred Holder who holds Designated Company Restricted Stock, to be effective as of the Closing.

6.12.3.
No later than 2 Business Days following the date hereof, the Company shall deliver to Buyer agreements in the form attached hereto as Exhibit J (the “Designated Individual Agreements”), executed by each Designated Individual, to be effective as of the Closing.

6.13.
Disclosure Statement. The Company has delivered a notice and disclosure statement (prepared in consultation with and approval by the Buyer in writing prior to the date hereof) to the Company Shareholders of record as of the date hereof, pursuant to Sections 228(e) and 262(d)(2) of the DGCL (the “Disclosure Statement”), which complies with all Applicable Law and includes (a) a summary of the Merger, this Agreement and the transactions contemplated hereby and (b) a statement that appraisal rights are available for the shares of Company Capital Stock pursuant to Section 262 of the DGCL (including a copy of Section 262 of the DGCL).

6.14.
Section 280G. The Company shall not later than three Business Days prior to the Closing Date use reasonable efforts to obtain, shareholder approval (in accordance with the requirements of Section 280G) of any payments or benefits paid or payable by the Company or any of its Affiliates that would, absent shareholder approval, reasonably be expected to be excess parachute payments within the meaning of Section 280G (“Section 280G Payments”). Prior to obtaining such shareholder approval, the Company (or its applicable Affiliate) shall use commercially reasonable efforts to obtain waivers from any disqualified individuals (within the meaning of Section 280G), such that unless such payments and benefits to such individuals are approved by the shareholders in the manner required under Section 280G, no such payments and benefits shall be paid or provided. Prior to the Closing Date, the Company shall deliver to Buyer written certification that (i) the requisite shareholder approval was obtained with respect to any Section 280G Payments that were subject to the shareholder vote, (ii) the shareholder approval of Section 280G Payments was not obtained and, as a consequence, such payments and benefits shall not be paid or provided to any affected individual who had duly executed a waiver of those payments and benefits to the extent that such payments and benefits would cause any amounts to constitute Section 280G Payments, and/or (iii) commercially reasonable efforts were used, however, the Company was unable to obtain waivers or the requisite shareholder approval. Copies of all disclosures, waivers, consents, and shareholder voting materials used in connection with the foregoing shall be provided to the Buyer at least five days in advance of distribution to shareholders or the disqualified individuals, as applicable, for Buyer’s review and approval.

ARTICLE 7
CERTAIN ADDITIONAL COVENANTS

7.1.
Commercially Reasonable Efforts. As of the date hereof and until the earlier of Closing or termination of this Agreement, the Parties agree that time is of the essence with respect to each Party’s covenants and obligations under this Agreement, and each Party (other than the Shareholders’ Representative) shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate the other Parties in doing, all things, in each case necessary or advisable to permit the consummation of the Merger and the other transactions contemplated by this Agreement, including the actions to be taken by the Company as set forth in Section 3.2, obtaining any consents, authorizations, approvals, permits, licenses, or governmental authorizations, estoppel certificates and filings under any Applicable Law (including any applicable filings and receiving termination or expiration of any waiting periods under the HSR Act and any applicable foreign competition, merger control, antitrust or similar Applicable Law) required to be obtained or made by the Company which may be necessary or appropriate to permit the consummation of the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, in the event that (a) any Action of the type and having any of the effects described in Section 3.1.2 or Section 3.1.3 is pending or threatened or (b) any other legal restraint, Applicable Law or prohibition that could reasonably be expected to result, directly or indirectly, in any of the effects described in Section 3.1.2 or Section 3.1.3 is in effect, then each Party (other than the Shareholders’ Representative) shall use commercially reasonable efforts to have such Action or other legal restraint, Applicable Law or prohibition vacated, reversed or made to be no longer in effect.

7.2.	Publicity.

7.2.1.
Buyer may issue a press release regarding the signing of this Agreement on a date to be determined by Buyer after consultation with the Company as to both the content and timing of such press release. Except (i) as set forth in the preceding sentence and (ii) in accordance with the terms and subject to the conditions of Section 7.2.2, no Party will make any public announcement regarding this Agreement without the prior written approval of the other Parties; provided, that, following the press release contemplated by the first sentence of this Section 7.2.1.

7.2.2.
Each Party may disclose the terms of this Agreement to the extent required to comply with Applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country; provided that such Party will provide the other Parties a reasonable opportunity to review such disclosure and reasonably consider the other Parties’ comments regarding confidential treatment sought for such disclosure. Notwithstanding anything in this Agreement to the contrary, after Closing and the public announcement of the Merger, the Shareholders’ Representative shall be permitted to publicly announce that it has been engaged to serve as the Shareholders’ Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or other transactions contemplated herein.

7.2.3.
Notwithstanding anything to the contrary herein, any Company Holder shall be permitted to disclose the terms of this Agreement and the transactions contemplated hereby to its Affiliates and Representatives and it and their respective past, current or prospective limited partners or other investors, subject to customary confidentiality obligations no less restrictive than the obligations set forth in Section 6.10 of this Agreement.

7.3.	Antitrust Notification.

7.3.1.
The Parties (other than the Shareholders’ Representative) shall, (i) as promptly as practicable, and in any event no more than ten Business Days, following the date hereof, file with the FTC and the DOJ the premerger notification and report form required as a result of the Merger and the other transactions contemplated hereby, and shall include any supplemental information requested in connection therewith, pursuant to the HSR Act and (ii) as promptly as practicable thereafter, make such other filings as are necessary or advisable in other jurisdictions in order to comply with all Applicable Laws relating to competition, merger control or antitrust and shall promptly provide any supplemental information requested by applicable Governmental Entities relating thereto. Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act or such other Applicable Law. The Parties (other than the Shareholders’ Representative) shall work together and shall furnish to one another such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other Applicable Law. The Parties (other than the Shareholders’ Representative) shall keep one another apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Authority, and shall comply promptly with any such inquiry or request.

7.3.2.
From and after the date hereof, the Parties (other than the Shareholders’ Representative) shall use commercially reasonable efforts to obtain any clearance required under the HSR Act or such other Applicable Law for the Merger and the other transactions contemplated hereby (any such clearance, an “Antitrust Approval”), including replying at the earliest practicable date to any requests for information received from the FTC or DOJ pursuant to the HSR Act and making any permitted request for early expiration or termination of the applicable waiting periods under the HSR Act as soon as possible. For purposes of this Section 7.3.2 and of Section 7.1, and in the interests of clarity, Buyer shall not be required to agree to any prohibition, limitation or other requirement of the type set forth in clauses (i) through (iii) of Section 3.1.3. Neither Buyer, Merger Sub, nor any of their Affiliates shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, any business or any corporation, partnership, association or other business organization or division thereof, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to create material risk of any Governmental Authority seeking or entering an order requiring any prohibition, limitation or other requirement of the type set forth in clauses (i) through (iii) of Section 3.1.3.

7.3.3.
In the event that any Antitrust Approval is obtained but expires prior to Closing, upon Buyer’s request, the Parties (other than the Shareholders’ Representative) shall, as promptly as practicable (but in no event later than ten Business Days) thereafter, make such filings as are necessary or advisable to again obtain such Antitrust Approval, in accordance with Section 7.3.1, and shall otherwise comply with Section 7.3.1 as if such expired Antitrust Approval had never been obtained.

7.4.
Expenses. Whether or not the Merger and the other transactions contemplated by this Agreement are consummated, and except as otherwise set forth in this Agreement, each of the Company, Buyer and Merger Sub shall bear its own fees and expenses incurred or owed in connection with the Merger, this Agreement and the other transactions contemplated hereby; [ * ].

7.5.
Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

7.6.
Data Room Record. Not later than five Business Days after the date hereof, the Company shall deliver to Buyer a DVD ROM disc (or similar media) containing a digital copy of all of the materials included in the Data Room.

7.7.	Employee Matters.

7.7.1.
Prior to the Closing, Buyer or its Affiliates will provide a letter (a “Offer Letter”) to each Specified Employee setting forth the specific terms and conditions of his or her continued employment with the Surviving Corporation contingent upon and following the Closing.

7.7.2.
Following the Closing, Buyer shall use commercially reasonable efforts to give each employee of the Company who continues in employment after the Closing (each a “Continuing Employee”) full credit for prior service with the Company for purposes of (i) eligibility and vesting under any Buyer employee plans and (ii) determination of benefit levels under any Buyer employee plan or policy relating to vacation or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but not where such credit would result in a duplication of benefits or where credit was not provided under comparable plans of the Company or for purposes of any equity-based awards. In addition, Buyer shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

7.7.3.
If requested by Buyer at least ten days prior to the Closing, the Company shall terminate each Plan intended to qualify under Section 401(a) of the Code, such termination to be effective as of no later than one day prior to the Closing. Not later than five days prior to such termination, the Company shall provide Buyer for its review, comment and approval copies of any resolutions, filings or other written actions as may be required to effectuate such termination.

7.7.4.
The provisions of this Section 7.7 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Section 7.7, nor is anything contained in this Section 7.7, express or implied, intended to confer upon any such individual any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

7.7.5.
Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, (x) constitute the establishment of a Plan, or an amendment to any Plan, or (y) alter or limit the ability of Buyer, the Surviving Corporation, or any of their respective Affiliates to amend, modify, or terminate any employee benefit plan, agreement, arrangement, program or policy at any time assumed, established, sponsored or maintained by any of them.

ARTICLE 8
INDEMNIFICATION

8.1.
Survival of Representations and Warranties. The representations and warranties and covenants that require performance prior to the Closing of the Parties contained in this Agreement shall survive the Closing until the Escrow Termination Date; provided, however, that (i) the Fundamental Representations shall survive the Closing until the [ * ] of the Closing Date, (ii) any covenants of the Parties related to Taxes contained in this Agreement (including those set forth in Sections 6.4) shall survive the Closing until the date that is [ * ] and (iii) the representations and warranties of the Company set forth in Section 4.14 (the “Intellectual Property Representations”) shall survive the Closing until the [ * ] of the Closing Date. All of the other covenants and other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled, except as otherwise provided in this Agreement provided, however, that any covenants and agreements of the Parties related to Taxes contained in this Agreement (including those set forth in Sections 6.4 and 8.2.8) shall survive the Closing until the date that is [ * ]. Any claim for indemnification made in writing by the Indemnified Party on or prior to the expiration of the applicable survival period shall survive until such claim is finally and fully resolved.

8.2.
Indemnification of Buyer. Subject to the limitations set forth in this ARTICLE 8, from and after the Closing, Buyer and its Affiliates (including, from and after the Closing, the Surviving Corporation) and each of their respective officers, directors, employees, shareholders, partners, members or other equity holders, agents and Representatives (each, a “Buyer Indemnified Party”) shall be indemnified and held harmless by the Company Holders, severally (according to such Company Holder’s Aggregate Payment Pro Rata Percentage) but not jointly, against any and all Losses, whether or not involving an Action instituted or asserted by a third party (each, a “Third Party Claim”), arising out of or directly or indirectly resulting from:

8.2.1.
the breach or violation of or inaccuracy in any representation or warranty made by the Company contained in this Agreement or in any certificate delivered by the Company pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the words “Material Adverse Change”, “material” and “materiality” and all similar phrases and words, were deleted therefrom other than in Section 4.9(b));

8.2.2.
the breach or violation of any covenant or agreement of the Company or the Shareholders’ Representative contained in this Agreement or in any certificate delivered by the Company or the Shareholders’ Representative pursuant to this Agreement, whether occurring before or at the Closing but not after the Closing (other than any breach or violation described in Section 8.2.8(C));

8.2.3.	any Fraud by the Company;

8.2.4.
(i) any breach or violation of any covenant or agreement of any Company Holder (including under this ARTICLE 8) in or pursuant to this Agreement or any related document, certificate or instrument, including any Letter of Transmittal, Option Cancellation Agreement or Written Consent; or (ii) any failure of any Company Holder to have good and valid title to the shares of Company Capital Stock issued in the name of such Company Holder, free and clear of all Liens (the claims described in subsections (i) and (ii) of this Section 8.2.4 being hereafter collectively referred to as “Company Holder Indemnity Events” or each as a “Company Holder Indemnity Event”);

8.2.5.
any Action by a Company Shareholder or former shareholder of the Company, or by any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any right of a shareholder of the Company (other than the right to receive the Merger Consideration pursuant to this Agreement), including any option, preemptive right or right to notice or to vote; (iii) any right under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company;

8.2.6.
any Actions or disputes with respect to (i) the allocation or payment among Company Holders of the Merger Consideration or Option Merger Consideration pursuant to the terms of this Agreement; (ii) any claim that Schedule I or any schedule described in Sections 2.3.1(b), 2.3.1(c) or 2.3.1(d) is not true, complete and correct in all respects; or (iii) any other claims by any Company Holder or former Company Holder, in its capacity as such, against the Company or its directors, officers, or agents;

8.2.7.	reliance on the authority of the Shareholders’ Representative as the agent, representative and attorney-in-fact of Company Holders pursuant to Sections 2.11.5;

8.2.8.
(A) any Taxes of the Company for all Pre-Closing Tax Periods (including the pre-Closing portion of Straddle Tax Periods), (B) any and all Taxes of any Person imposed on the Company, Surviving Corporation or any Affiliate (i) as a result of the Company being a member of an affiliated, consolidated, combined or unitary group prior to the Closing Date, (ii) as a transferee or successor by reason of a transaction occurring before the Closing, (iii) by Contract entered into before the Closing (other than with respect to Contracts that are not primarily related to Taxes entered into in the ordinary course of business) or (iv) otherwise (so long as such Tax described in this clause (iv) is related to the operations of the Company on or prior to the Closing Date or an event or transaction occurring before the Closing) and (C) any violation of a covenant or agreement of the Parties related to Taxes contained in this Agreement;

8.2.9.
any amount paid by Buyer, the Company or the Surviving Corporation to any Company Shareholder with respect to appraisal rights under the DGCL or Dissenting Shares in excess of the value that such Person would have received in the Merger for such Dissenting Shares had such shares been converted pursuant to Section 2.7, and all interest, costs, expenses and fees (including attorneys’ fees) incurred by Buyer, the Company or the Surviving Corporation in connection with the exercise or attempted exercise of any dissenter’s rights;

8.2.10.
any amount required to repay Deal Fees, Change of Control Payments or the Debt Payoff Amount outstanding immediately prior to the Effective Time if and to the extent not deducted from the calculation of the Closing Payment at Closing; and

8.2.11.	any amount required to repay Contingent Payment Deal Fees to the extent not deducted from the calculation of the Contingent Payment.

8.3.
Indemnification of Company Holders. Subject to the limitations set forth in this ARTICLE 8, from and after the Closing, each of the Company Holders and each of their respective officers, directors, employees, shareholders, partners, members or other equity holders, agents and Representatives (each, a “Company Holder Indemnified Party”) shall be indemnified and held harmless by Buyer against any and all Losses, whether or not involving a Third Party Claim, arising out of or directly or indirectly resulting from:

8.3.1.
the breach or violation of or inaccuracy in any representation or warranty made by Buyer contained in this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the words “Material Adverse Change,” “material” and “materiality” and all similar phrases and words, were deleted therefrom);

8.3.2.	any Fraud by Buyer; or

8.3.3.	the breach or violation of any covenant or agreement of Buyer contained in this Agreement or covenant of the Company that contemplates performance at or after the Closing.

8.4.	Limits on Indemnification.

8.4.1.
Notwithstanding anything to the contrary contained in this Agreement, neither the Company Holder Indemnified Parties nor Buyer Indemnified Parties shall be liable for any claim for indemnification pursuant to Sections 8.2.1, or 8.3.1, as applicable, unless and until the aggregate amount of indemnifiable Losses which may be recovered from such Indemnifying Party under Sections 8.2.1 or 8.3.1, as the case may be, equals or exceeds [ * ] (such amount, the “Basket”), after which the Indemnifying Party shall be liable for Losses in excess of the Basket; provided, however, that the Basket shall not apply to breaches of, or inaccuracies in, (A) the Fundamental Representations or (B) any representations or warranties due to Fraud. Claims for indemnification pursuant to any other provision of Sections 8.2 or 8.3 are not subject to the monetary limitations set forth in this Section 8.4.1; provided, however, that in no event shall the aggregate amount of any Losses for which indemnification is provided under Section 8.3 exceed the Purchase Price plus any Contingent Payment that becomes due and payable to the Company Holders. The amount of any Losses for which indemnification is provided under this ARTICLE 8 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or contractual indemnification or contribution provisions of other agreements covering such Losses (net of the out-of-pocket costs reasonably incurred for pursuing or obtaining such insurance proceeds, deductibles and any increased premium amounts attributable to such claim). An Indemnified Party shall take commercially reasonable steps required by Applicable Law to mitigate any Losses for which indemnification is provided under this ARTICLE 8 upon becoming aware of any event that gives rise thereto. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Losses for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE 8 had such insurance payment been made at the time of such indemnification payment solely to avoid duplicative recovery for the same Loss, but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter. The amount of Losses recoverable by an Indemnified Party under this ARTICLE 8 with respect to an indemnity claim shall be reduced by the net reduction in cash Taxes payable or paid that is actually received (including by way of a refund) by an Indemnified Party or its Affiliates with respect to the taxable year of the occurrence of the Loss giving rise to the indemnification obligation as a result of the incurrence of the applicable Loss, determined on a “with and without” basis. In no event shall any Indemnifying Party be responsible or liable for any Losses or other amounts under this ARTICLE 8 that are punitive damages (except to the extent such punitive damages are awarded to a third party).

8.4.2.
[ * ]. Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

8.4.3.
In the case of Buyer’s rights to indemnification for Material Claims, for as long as there are funds available in the Indemnification Escrow Fund to cover the Buyer Indemnified Parties’ indemnifiable Losses, any and all Losses payable by the Company Holders as Indemnifying Parties to the Buyer Indemnified Parties with respect to a Material Claim will be paid in cash first out of the Indemnification Escrow Fund, and in the event such Losses in respect of Material Claims exceed, or are not paid and satisfied in full from, the Indemnification Escrow Fund, the Buyer Indemnified Parties shall have the right to satisfy in full such Losses by pursuing indemnification rights and recourse directly against the Company Holders in accordance with each Company Holder’s Aggregate Payment Pro Rata Percentage of the Merger Consideration and Option Merger Consideration up to the aggregate Merger Consideration and Option Merger Consideration actually paid, or that becomes due and payable in accordance with Section 2.14, to each Company Holder.

8.4.4.
Notwithstanding anything to the contrary in this Agreement or otherwise, in no event shall a Company Holder be liable under this Agreement or otherwise in connection with the transactions contemplated hereby or in connection therewith for any Losses in excess of the Merger Consideration and Option Merger Consideration actually paid, or that becomes due and payable in accordance with Section 2.14, to him, her or it.

8.4.5.
In the case of Losses arising out of or resulting from Company Holder Indemnity Events, the liability of each Company Holder for Company Holder Indemnity Events shall be solely with respect to Company Holder Indemnity Events committed by such Company Holder (the “Indemnifying Company Holder”) and not with respect to Company Holder Indemnity Events committed by any other Company Holder, and any Losses arising out of or based upon a Company Holder Indemnity Event that is satisfied from the Indemnification Escrow Fund or Buyer’s right of set-off against Contingent Payments under Section 8.8, as appropriate, shall reduce the Indemnifying Company Holder’s entitlement to the Indemnification Escrow Fund or Contingent Payments, as appropriate, and not any other Company Holder’s entitlement to the Indemnification Escrow Fund or Contingent Payments, as appropriate; provided, however, the Buyer Indemnified Parties shall have the right, but not the obligation, to satisfy all or a portion of the Losses arising out of or relating to a Company Holder Indemnity Event by pursuing indemnification rights and recourse directly against the Company Holder that committed the Company Holder Indemnity Event without having to first resort to obtaining payment from such Indemnifying Company Holder’s portion of the Indemnification Escrow Fund or exercising Buyer’s rights of set-off under Section 8.8 against such Indemnifying Company Holder’s portion of Contingent Payments.

8.4.6.
The right of Buyer to indemnification pursuant to Section 8.2 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to any accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement herein.

8.4.7.	For purposes of this Agreement, “Material Claims” means [ * ].

8.4.8.
No Company Holder shall be liable to any other Person for any Losses pursuant to this ARTICLE 8 that arise out of or relate to a breach of or inaccuracy of any representation, warranty, covenant or agreement set forth in this Agreement (and the amount of any Losses incurred in respect of such breach or inaccuracy shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent the Loss is actually deducted from the Closing Payment or actually included in the determination of the Final Closing Working Capital Adjustment Amount.

8.4.9.	[ * ].

8.5.	Notice of Loss; Third Party Claims.

8.5.1.
A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought. Such notice shall include the facts constituting the basis for such claim for indemnification and the sections of this Agreement upon which such claim for indemnification is then based.

8.5.2.
Each Indemnified Party will notify the Indemnifying Party in writing if it becomes aware of a claim for which the Indemnified Party may seek indemnification hereunder. If any Action is instituted against a Party with respect to which indemnity may be sought pursuant to Sections 8.2 or 8.3, as applicable, the Indemnified Party will give prompt written notice of the indemnity claim to the Indemnifying Party and provide the Indemnifying Party with a copy of any complaint, summons or other written notice that the Indemnified Party receives in connection with any such Action. An Indemnified Party’s failure to deliver such written notice will relieve the Indemnifying Party of liability to the Indemnified Party under Sections 8.2 or 8.3, as applicable, only to the extent such delay materially prejudices the Indemnifying Party’s ability to defend such claim. The Indemnified Party will permit the Indemnifying Party to participate in such Action and assume the defense and disposition thereof by negotiated settlement or otherwise (subject to this Section 8.5) with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not have the right to assume the defense of any Action if (a) the Indemnified Party will have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party would not adequately represent the interests of the Indemnified Party because such interests would be in conflict with those of the Indemnifying Party or (b) the Indemnifying Party has not assumed the defense of the Action in a timely fashion (but in any event within 30 days after receiving notice of such Action). If the Indemnifying Party assumes the defense of any Action, the Indemnified Party will be entitled to participate in any Action at its expense. The assumption of the defense by the Indemnifying Party will not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party with respect to such Action, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnifying Party will act reasonably and in good faith with respect to all matters relating to such claim and will not settle or otherwise resolve such claim without the Indemnified Party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed. The Indemnified Party will cooperate with the Indemnifying Party in the Indemnifying Party’s defense of any claim for which indemnity is sought under this Agreement, at the Indemnifying Party’s cost and expense. If it is ultimately determined that the Indemnifying Party is not obligated to indemnify the Indemnified Party from and against such claim, the Indemnified Party will reimburse the Indemnifying Party for any Liability incurred by the Indemnifying Party in its defense of such claim.

8.5.3.	Notwithstanding the foregoing, Third Party Claims with respect to Taxes that involve a Taxing Authority shall be governed by Section 6.4.7, and not the preceding Sections 8.5.1 or 8.5.2.

8.6.
Tax Treatment. To the extent permitted by Tax Law, the Parties agree to treat all payments made under this ARTICLE 8 as adjustments to the Merger Consideration and Option Merger Consideration for all Tax purposes (other than payments to Designated Individuals).

8.7.
Remedies. From and after the Closing, except as specifically provided herein under Section 2.13, the sole and exclusive remedy of any Indemnified Party for any and all claims arising out of or relating to this Agreement or any other document, certificate or agreement delivered pursuant hereto or the transactions contemplated herein or therein shall be indemnification in accordance with this ARTICLE 8. Notwithstanding the foregoing, this Section 8.7 shall not operate to limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) or any remedies available to it under Applicable Law in the event of (i) Fraud by the Company or the Buyer, in each case solely against the persons who committed such Fraud, (ii) a Party’s failure to comply with its indemnification obligations hereunder and (iii) a Party’s breach or violation of any covenant in this Agreement that is to be performed in whole or in part after the Closing.

8.8.
Set-Off. In addition to all other remedies contemplated herein, Buyer may set off, deduct or retain any amount due to Buyer in respect of any claim for indemnification against any of the Company Holders pursuant to this Agreement against any payments which Buyer may be obliged to make (or procure to be made) to the Company Holders pursuant to this Agreement, including any obligation of Buyer to pay any Contingent Payment; [ * ].

8.9.
No Right of Contribution. No Company Holder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

8.10.
No Circular Recovery. Each Company Holder hereby agrees that it will not make any claim for indemnification against Buyer, the Surviving Corporation or the Company by reason of the fact that such Company Holder was a controlling Person, director, employee or Representative of the Company or the Surviving Corporation or was serving as such for another Person at the request of Buyer or the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by an Indemnified Party against any Company Holder relating to this Agreement or any of the transactions contemplated hereby. With respect to any claim brought by an Indemnified Party against any Company Holder relating to this Agreement and any of the transactions contemplated hereby, each Company Holder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by such Company Holder pursuant to this ARTICLE 8.

8.11.
Release of Indemnification Escrow Fund. Subject to Section 2.15.2, in accordance with the terms and conditions of the Escrow Agreement, on the Escrow Termination Date, any amounts remaining in the Indemnification Escrow Fund, minus any portion of the Indemnification Escrow Fund subject to pending claims for indemnification pursuant to this ARTICLE 8 (including any accrued or estimated fees and expenses associated with such claim), shall be released from the Indemnification Escrow Fund for disbursement to the Company Holders or to the Surviving Corporation for amounts to be paid through payroll (subject to applicable withholding), or for retention by the Surviving Corporation with respect to an amount equal to any applicable Escrow Release Tax Costs. On the Business Day immediately following the Escrow Termination Date, the Paying Agent and Surviving Corporation shall (and shall be instructed by the Shareholders’ Representative and the Buyer to) pay such released amount (subject to applicable withholding and less any applicable Escrow Release Tax Costs) to the Company Holders in accordance with this Agreement and Schedule I. Subject to Section 2.15.2, any remaining portion of the Indemnification Escrow Fund, after payment and satisfaction of any and all pending claims for indemnification pursuant to this ARTICLE 8, shall be released from the Indemnification Escrow Fund for disbursement to the Company Holders or to the Surviving Corporation for amounts to be paid through payroll (subject to applicable withholding), or for retention by the Surviving Corporation with respect to an amount equal to any applicable Escrow Release Tax Costs, promptly following resolution of such pending claims.

ARTICLE 9
TERMINATION

9.1.	Termination.

9.1.1.	This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Closing:

(a)	by Buyer by written notice to the Company if the Shareholder Approval has not been delivered to Buyer by [ * ];

(b)	by mutual consent of Buyer, on the one hand, and the Company, on the other hand;

(c)
by Buyer, if there has been a breach by the Company of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer pursuant to Sections 3.1 and 3.2 at the Closing and such breach has not been waived by Buyer, or cured by the Company within [ * ] after written notice thereof from Buyer; provided that Buyer will not have the right to terminate this Agreement pursuant to this Section 9.1.1(c) if Buyer is then in material violation or breach of any of its covenants, obligations, representations or warranties set forth in this Agreement;

(d)
by the Company, if there has been a breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company pursuant to Sections 3.1 and 3.3 at the Closing and such breach has not been waived by the Company, or cured by Buyer within [ * ] after written notice thereof by the Company; provided that the Company will not have the right to terminate this Agreement pursuant to this Section 9.1.1(d) if the Company is then in material violation or breach of any of its covenants, obligations, representations or warranties set forth in this Agreement; or

(e)
by either Buyer or the Company if the Closing Date does not occur by [ * ] (the “Outside Date”) (provided, however, that (i) Buyer will not have the right to terminate this Agreement pursuant to this Section 9.1.1(e) if Buyer is then in material violation or breach of any of its covenants, obligations, representations or warranties set forth in this Agreement, (ii) the Company will not have the right to terminate this Agreement pursuant to this Section 9.1.1(e) if the Company is then in material violation or breach of any of its covenants, obligations, representations or warranties set forth in this Agreement); and (iii) the right to terminate this Agreement under this Section 9.1.1(e) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such Party to perform any of its material obligations under this Agreement.

9.2.
Effect of Termination. If this Agreement is terminated and the Merger and the other transactions contemplated hereby are abandoned as described in this ARTICLE 9, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 2.11.3 (Shareholders’ Representative Indemnification), 6.10 (Confidentiality), 7.2 (Publicity), 7.4 (Expenses), this 9.2 (Effect of Termination), and ARTICLE 10 (Miscellaneous) (in each case including the respective meanings ascribed to the related capitalized terms in Article I (Definitions)); provided that nothing in this Section 9.2 shall be deemed to (a) release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by the other Party of its respective obligations under this Agreement, and (b) nothing in this ARTICLE 9 shall limit the liability of any Party hereto for Fraud or Willful Breach, in each case, including, in the case of damages sought by the Company, damages based on the consideration payable to the Company Holders pursuant to this Agreement. For purposes of clause (b) in the foregoing sentence, Willful Breach shall mean “the breach of a covenant or obligation under this Agreement where: (w) such covenant or obligation is material to the ability of the breaching Party to timely consummate the transactions contemplated by this Agreement or otherwise perform its obligations under this Agreement; (x) the breach Party shall have materially and willfully breached such covenant or obligation; (y) the breach of such covenant or obligation shall not have been cured in all material respects; and (z) and executive officer of the breaching Party had actual knowledge, at the time of such breach of such covenant or obligation, (i) that the breaching Party was breaching such covenant or obligation and (ii) of the consequences of such breach under this Agreement.” For the avoidance of doubt, Section 6.11 shall terminate upon the termination of this Agreement.

ARTICLE 10
MISCELLANEOUS

10.1.
Notices. All notices that are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier or sent by electronic mail, confirmation of receipt requested, addressed as follows:

If to Buyer or Merger Sub:
Vertex Pharmaceuticals Incorporated
Attn: Business Development
50 Northern Avenue
Boston, MA 02110
[ * ]

with a copy to (which shall not constitute notice):

Vertex Pharmaceuticals Incorporated
Attn: Corporate Legal
50 Northern Avenue
Boston, MA 02110
[ * ]

and:

Ropes & Gray LLP
    Attn: Marc Rubenstein
Zachary Blume
Prudential Tower
800 Boylston Street
Boston, MA 02199
[ * ]

If to the Company:
Exonics Therapeutics, Inc.
Attention: Chief Executive Officer
490 Arsenal Way, Suite 110
Watertown, MA 02472
[ * ]

with a copy to (which shall not constitute notice):
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention:     Gary R. Schall, Esq. and Joseph B. Conahan, Esq.
[ * ]

If to the Shareholders’ Representative:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
[ * ]

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice will be deemed to have been given and received by the other Parties: (a) when delivered if personally delivered, (b) on receipt if sent by overnight courier, or (c) when confirmation of receipt is sent, if sent by electronic mail.

10.2.
Assignment. Neither this Agreement nor any interest hereunder will be assignable by any Party without the prior written consent of the other Parties, except as follows: Buyer may, subject to Section 2.14 [ * ] (a) subject to the terms of this Agreement, assign its rights and obligations under this Agreement to a third party that acquires all or substantially all of the business or assets of Buyer (whether by merger, reorganization, acquisition, sale or otherwise) and agrees in writing to be bound by the terms of this Agreement; provided that such sale is not primarily for the benefit of its creditors and (b) assign its rights and obligations under this Agreement to any of its Affiliates, in whole or in part; and Merger Sub may assign its rights and obligations under this Agreement to Buyer or to any of Buyer’s Affiliates; provided that Buyer and Merger Sub, as applicable, will remain primarily liable for all of its rights and obligations under this Agreement. Each Party will promptly notify the other Parties of any assignment or transfer under the provisions of this Section 10.2. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 10.2 will be void.

10.3.	Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party, to be valid and binding on the Parties, such consent or approval must be in writing.

10.4.
Governing Law. This Agreement, and all claims arising under or in connection therewith, will be governed by and interpreted in accordance with the substantive laws of the State of Delaware, without regard to conflict of law principles thereof; provided, however, that any and all issues concerning any Patent, including validity, infringement or enforceability of any Patent shall be resolved in accordance with the laws of the jurisdiction which granted such Patent(s).

10.5.
Consent to Jurisdiction; Enforcement. Each of the Parties irrevocably (a) consents to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or the United States District Court for the District of Delaware) for the purpose of any disputes, suits, actions or proceedings of any nature arising under, relating to, or in connection with this Agreement (“Disputes”) or the negotiation, execution or performance hereof; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that service of process may be made in the manner provided for in Section 10.1 or such other manner as may be provided under Applicable Law; and (d) agrees that, except as set forth below, it will not bring any Dispute relating to this Agreement in any court other than the Chancery Court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Dispute with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10.5, (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (z) to the fullest extent permitted by Applicable Law, any claim that (A) the Dispute in such court is brought in an inconvenient forum; (B) the venue of such Dispute is improper; or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY. This Section 10.5 shall not apply to any dispute under Section 2.13 that is required to be decided by the Auditor. Each Party hereby waives any defenses in any action for specific performance that a remedy at law would be adequate. During the pendency of any dispute resolution proceeding between the Parties under this Section 10.5, the obligation to make any payment under this Agreement from one Party to the other Party, which payment is the subject, in whole or in part, of a proceeding under this Section 10.5, shall be tolled until the final outcome of such dispute has been established.

10.6.
Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by any of the Parties of any breach of any provision hereof by any other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself. Except as expressly set forth in ARTICLE 8, the remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Party at Applicable Law, in equity or otherwise.

10.7.
Amendment. Except as otherwise specifically set forth in this Agreement, this Agreement may be amended by the Parties at any time, whether before or after the Shareholder Approval has been obtained; provided, however, that, after the Shareholder Approval has been obtained, there shall be made no amendment that by Applicable Law requires further approval by shareholders of either Party, without the further approval of such shareholders. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party. To the extent permitted by Applicable Law, Buyer and the Shareholders’ Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Buyer and the Shareholders’ Representative.

10.8.
Entire Agreement. This Agreement, together with the Disclosure Schedule and exhibits and all ancillary agreements, documents or instruments to be delivered in connection herewith and therewith, constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, among the Parties respecting the subject matter hereof and thereof, including that certain Mutual Confidentiality Agreement, dated as of December 6, 2018, by and between Company and Buyer, as amended, which is hereby superseded and replaced in its entirety as of the date hereof, and any Confidential Information disclosed by a Party under such agreement will be treated in accordance with the provisions of this Agreement.

10.9.
No Third-Party Rights or Obligations. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement (except that ARTICLE 8 is intended to benefit the Buyer Indemnified Parties and the Company Holder Indemnified Parties). No covenant or other undertaking in this Agreement shall constitute the establishment or termination of, or an amendment to any Plan, or any other plan, program, policy or arrangement, and any covenant or undertaking that suggests that a Plan will be amended, shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such Plan. Nothing in this Section 10.9 shall be construed to impair the rights and powers of the Shareholders’ Representative to take or refrain from taking any action for and on behalf of the Company Holders to enforce the rights of the Company Holders under this Agreement as provided in Section 2.11.

10.10.
Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original and all of which, taken together, will constitute the same document. Counterparts may be signed and delivered by facsimile or digital transmission (e.g., .pdf), each of which will be binding when received by the applicable Party.

10.11.
Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such clause of portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

10.12.
English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

10.13.
Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will exist or be implied against the Party that drafted such terms and provisions.

10.14.
Waiver of Conflicts Regarding Representation. As of the Effective Time, Buyer hereby waives and agrees not to assert, and Buyer agrees to cause the Surviving Corporation and each of future subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing (any “Post-Closing Representation”) of the Shareholders’ Representative, any Company Holders, any of their respective Affiliates or any officer, employee or director of the Shareholders’ Representative, any Company Holders or the Company (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) by Wilmer Cutler Pickering Hale and Dorr LLP in respect of Wilmer Cutler Pickering Hale and Dorr LLP’s representation of the Company prior to the Closing in connection with this Agreement (the “Current Representation”).

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

10.15.
Non-Assertion of Attorney Client Privilege. As of the Effective Time, Buyer hereby agrees not to control or assert, and Buyer agrees to cause the Surviving Corporation and each of its future subsidiaries not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between Wilmer Cutler Pickering Hale and Dorr LLP and any Designated Person during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, the Surviving Corporation or any of their respective Affiliates (including, after the Closing, the Company and each of its future subsidiaries), it being the intention of the parties hereto that, notwithstanding anything to the contrary in this Agreement or Section 259 of the DGCL, all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Buyer, the Surviving Corporation or any of its Subsidiaries, or any of their Affiliates, and a Person not a party to this Agreement, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.
VERTEX PHARMACEUTICALS INCORPORATED

By: Jeffrey Leiden	Name: Jeffrey Leiden
Title: Chairman, President and Chief Executive Officer

2
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.
VXP MERGER SUB, INC.

By: Jeffrey Leiden	Name: Jeffrey Leiden
Title: President

[Signature Page to Agreement and Plan of Merger]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.
EXONICS THERAPEUTICS, INC.
By:    John Ripple
Name: John Ripple
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.
SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS SHAREHOLDERS’ REPRESENTATIVE
By:    Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Version

Exhibit A

Working Capital Exhibit
[See attached]

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Version

Exhibit B

Written Consent
[See attached]

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Version

Exhibit C

Charter Amendment
[See attached]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EXONICS THERAPEUTICS, INC.

The undersigned, John Ripple, hereby certifies that:
1.    He is the Chief Executive Officer of Exonics Therapeutics, Inc., a Delaware corporation (this “Corporation”).

2.    The Certificate of Incorporation of this Corporation was originally filed with the Delaware Secretary of State on November 30, 2016. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 7, 2017.
3.    Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation hereby amends Section 3 of Article V, of this Corporation’s Amended and Restated Certificate of Incorporation by adding the following paragraph as a new paragraph (f):

“(f)    Notwithstanding anything to the contrary in this Section 3, in the event the Corporation consummates a Deemed Liquidation Event prior to [___], 2019 (the “Outside Date”) pursuant to that certain Agreement and Plan of Merger (the “Labrador Merger Agreement”), dated [___], 2019, by and between the Corporation, Vertex Pharmaceuticals Incorporated, a company incorporated under the laws of Massachusetts (“Buyer”), VXP Merger Sub, Inc., a Delaware corporation, and Shareholder Representative Services LLC, the consideration payable to the holders of shares of Series A Preferred Stock and Common Stock pursuant to such Deemed Liquidation Event shall be paid, and the allocation of any consideration subject to a deferral, shall be allocated, in accordance with such Labrador Merger Agreement, and the terms of such Labrador Merger Agreement shall prevail over the terms set forth in Article V, Section 2 and Section 3, paragraphs (a)–(e) and the provisions of this Article V, Section 3, paragraph (f) shall control and govern with respect to the distribution of consideration payable pursuant to such Labrador Merger Agreement, and the holders of shares of Series A Preferred Stock and Common Stock shall not have the rights to distributions in connection with such Deemed Liquidation Event under Article V, Section 2 and Section 3, paragraphs (a)–(e) above. Notwithstanding the foregoing, if the Deemed Liquidation pursuant to the Labrador Merger Agreement is not consummated prior to the Outside Date, then the holders of shares of Preferred Stock and Common Stock shall thereafter have the rights to distributions and payments pursuant to a Deemed Liquidation Event as set forth under Article V, Section 2 and Section 3, paragraphs (a)–(e) above in lieu of the rights set forth in the first sentence of this Article V, Section 3, paragraph (f).

4.    The foregoing Certificate of Amendment to Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 141, 228 and 242 of the Delaware General Corporation Law.

2
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IN WITNESS WHEREOF, the undersigned officer of this Corporation does hereby declare and certify, under penalties of perjury, that this is the act and deed of the corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amendment this ____ day of ____, 2019.

John Ripple
Chief Executive Officer

3
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Execution Version

Exhibit D

Certificate of Merger
[See attached]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Version

CERTIFICATE OF MERGER
OF
VXP MERGER SUB, INC.
INTO
EXONICS THERAPEUTICS, INC.

Pursuant to Section 251 of the General
Corporation Law of the State of Delaware

Exonics Therapeutics, Inc., a Delaware corporation, does hereby certify:

FIRST: The names and states of incorporation of the constituent corporations to this merger are as follows:

VXP Merger Sub, Inc.                    Delaware
Exonics Therapeutics, Inc.                    Delaware

SECOND: An agreement of merger has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”).

THIRD: The name of the corporation surviving the merger is “Exonics Therapeutics, Inc.” (the “Surviving Corporation”).

FOURTH: The Amended and Restated Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and shall continue as the amended and restated certificate of incorporation of the Surviving Corporation until further amended in accordance with the provisions of the DGCL.

FIFTH: The merger shall be effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Sections 103 and 251 of the DGCL.

SIXTH: The executed agreement of merger is on file at an office of the Surviving Corporation at: 490 Arsenal Way, Suite 110, Watertown, MA 02472. A copy will be provided, upon request and without cost, to any stockholder of either constituent corporation.

[Signature Page Follows]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Version

IN WITNESS WHEREOF, Exonics Therapeutics, Inc. has caused this Certificate of Merger to be executed in its corporate name this [_] day of [_].

EXONICS THERAPEUTICS, INC.

By:
Name:    [pre-Closing Company Officer]
Title:

[Signature Page to Certificate of Merger]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Version

EXHIBIT A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
[Attached]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Version

STATE of DELAWARE
____________________________

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF
EXONICS THERAPEUTICS, INC.

1.    The name of this corporation is Exonics Therapeutics, Inc. (the “Corporation”).

2.    The registered office of this corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL of the State of Delaware (the “DGCL”).

4.    The total number of shares of stock that the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, $0.0001 par value per share. Each share of Common Stock shall be entitled to one vote.

5.    Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

6.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The size of the Board of Directors shall be determined as set forth in the bylaws of the Corporation, as in effect from time to time (the “Bylaws”). The election of directors need not be by written ballot unless the Bylaws shall so require.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Execution Version

7.    In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

8.    To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Corporation shall have the power to indemnify, to the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Neither any amendment nor repeal of this Section 8, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Section 8, shall eliminate or reduce the effect of this Section 8, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 8, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

9.    The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of the Corporation.

10.    If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

11.    The Corporation hereby elects not be governed by Section 203 of the DGCL.

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Execution Version

Exhibit E

Company Compliance Certificate
[See attached]

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EXONICS THERAPEUTICS, INC.

COMPLIANCE CERTIFICATE

[___], 2019

The undersigned, John Ripple, in his capacity as the Chief Executive Officer of Exonics Therapeutics, Inc., a Delaware corporation (the “Company”), and Jesper Gromada, in his capacity as the Chief Scientific Officer of the Company, pursuant to Section 3.2.1 of that certain Agreement and Plan of Merger, dated as of [___], 2019, by and among the Company, Vertex Pharmaceuticals Incorporated, Shareholder Representative Services LLC and VXP Merger Sub, Inc. (the “Merger Agreement”), do hereby certify that they are the duly elected, qualified and acting Chief Executive Officer and Chief Scientific Officer, respectively, of the Company, and that they are authorized to execute this certificate on behalf of the Company. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Merger Agreement. The undersigned do hereby further certify that:

1.     (A) The representations and warranties of the Company set forth in the Merger Agreement that are Fundamental Representations are true and correct in all respects, except for the representations set forth in Section 4.4.1 and the first two sentences of Section 4.4.2 of the Merger Agreement, which are true and correct in all respects, except to the extent of any de minimis inaccuracy, and (B) all other representations and warranties of the Company set forth in the Merger Agreement that are not Fundamental Representations are true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Change” or other similar materiality-based limitation set forth therein) in all respects, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, in each of cases (A) and (B), as of the date of the Merger Agreement and as of the date hereof with the same effect as though made as of the date hereof, except that the accuracy of representations and warranties that by terms speak as of a specified date will be determined as of such date in the manner set forth above.

2.     The Company has complied in all material respects with all covenants, obligations and agreements contained in the Merger Agreement that are required to be performed or complied with by the Company on or before the date hereof.

[Signature Page Follows]

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Execution Version

IN WITNESS WHEREOF, the undersigned have caused this Compliance Certificate to be executed as of the date first written above.

EXONICS THERAPEUTICS, INC.

By:
John Ripple, Chief Executive Officer

By:
Jesper Gromada, Chief Scientific Officer

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Execution Version

Exhibit F
Buyer Compliance Certificate
[See attached]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

VERTEX PHARMACEUTICALS INCORPORATED

COMPLIANCE CERTIFICATE

[___], 2019

The undersigned, Jeffrey Leiden, in his capacity as the Chief Executive Officer of Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Buyer”), pursuant to Section 3.3.1 of that certain Agreement and Plan of Merger, dated as of [___], 2019, by and among Buyer, VXP Merger Sub, Inc. (“Merger Sub”), Exonics Therapeutics, Inc. and Shareholder Representative Services LLC (the “Merger Agreement”), does hereby certify that he is the duly elected, qualified and acting Chief Executive Officer of Buyer, and that he is authorized to execute this certificate on behalf of Buyer. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Merger Agreement. The undersigned does hereby further certify that:

1.     The representations and warranties of Buyer and Merger Sub set forth in the Merger Agreement are true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or other similar materiality-based limitation set forth therein) in all respects, in each case as of the date of the Merger Agreement and as of the date hereof with same effect as though made as of the date hereof (other than representations and warranties that by terms speak as of a specified date, which will be determined as of such date), except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer and Merger Sub to consummate the transactions contemplated by the Merger Agreement.

2.     Buyer and Merger Sub have complied in all material respects with all covenants, obligations and agreements contained in the Merger Agreement that are required to be performed or complied with by Buyer and Merger Sub on or before the date hereof.

[Signature Page Follows]

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Execution Version

IN WITNESS WHEREOF, the undersigned has caused this Compliance Certificate to be executed as of the date first written above.

VERTEX PHARMACEUTICALS INCORPORATED

By:                _____
Jeffrey Leiden, Chief Executive Officer

[Signature Page to Buyer Compliance Certificate]

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Execution Version

Exhibit G

Restricted Activities Agreement
[See attached]

[ * ]

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Execution Version

Exhibit H
[ * ] Deferred Consideration Agreement
[See attached]

[ * ]

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Exhibit I
Deferred Consideration Acknowledgment
[See attached]

[ * ]
Exhibit J
Designated Individual Agreement
[See attached]

[ * ]

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Execution Version

AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of June 12, 2019, among Vertex Pharmaceuticals Incorporated, a company incorporated under the laws of Massachusetts (“Buyer”), VXP Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Exonics Therapeutics, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the shareholders’ representative (the “Shareholders’ Representative”).
WHEREAS, Buyer, Merger Sub, the Company and the Shareholders’ Representative entered into an Agreement and Plan of Merger dated as of June 6, 2019 (the “Agreement”);
WHEREAS, the parties hereto desire to amend the Agreement on the terms set forth in this Amendment; and
WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company and the Company Shareholders to enter into this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Merger Sub, the Company and the Shareholders’ Representative agree as follows:

1.	Capitalized terms used herein and not defined herein shall have the meaning set forth in the Agreement.

2.	Exhibit B (Written Consent) is amended and restated in its entirety as set forth on Exhibit A to this Amendment.

3.	Clause (y) of the last sentence of Section 1.4 of the Agreement is amended and restated in its entirety as follows:
(y) [ * ] is not, and shall be deemed not to be, Affiliates of the Company or Buyer for purposes of this definition of “Affiliate.”

4.	The last sentence of Section 2.17 of the Agreement is amended and restated in its entirety as follows:

5.
Notwithstanding the foregoing, Buyer confirms that it will not, absent a change in Applicable Law, [ * ] (y) the Company has provided a valid certificate and notice pursuant to Treasury Regulations Section 1.897-2(h) in accordance with Section 3.2.4 of this Agreement.

6.	The last sentence of Section 6.8 of the Agreement is amended and restated in its entirety as follows:
Notwithstanding anything to the contrary in this Section 6.8, but in furtherance and not limitation of the foregoing, [ * ].

2
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Execution Version

7.	The second sentence of the second paragraph of Section 6.10.2 is amended and restated in its entirety as follows:
In addition to the foregoing, after the Closing, Buyer may disclose the Company’s Confidential Information to third parties in connection with the actual or potential research, development, manufacture or commercialization of Products; provided that such disclosure is covered by terms of confidentiality and non-use no less stringent than those set forth herein and/or in the UT Agreements (if applicable).

8.	Clause (ii)(c) of Section 6.11.3 is amended and restated in its entirety as follows:
[ * ].

9.	A new Section 6.12.4 is added to the Agreement as follows:
No later than 2 Business Days prior to the Closing Date, the Company shall deliver to each Deferred Holder (other than the [ * ]) and each Designated Individual a statement, in a form reasonably satisfactory to Buyer, setting forth each such Deferred Holder’s and Designated Individual’s Restricted Shares (as such term is defined in the Deferred Consideration Acknowledgments, in respect of Deferred Holders, and Designated Individual Agreements, in respect of Designated Individuals).

10.	Section 8.4.9 of the Agreement is deleted in its entirety.

11.
The parties shall not amend, modify or supplement any provision of the Agreement as amended by this Amendment or this Amendment specific to the University of Texas Southwestern Medical Center or its Affiliates in a manner that would impair the rights of, or impose obligations on, The University of Texas Southwestern Medical Center without the prior written consent of The University of Texas Southwestern Medical Center (such consent not to be unreasonably withheld, conditioned or delayed).

12.
This Amendment may be executed in any number of counterparts, each of which will be an original and all of which, taken together, will constitute the same document. Counterparts may be signed and delivered by facsimile or digital transmission (e.g., .pdf), each of which will be binding when received by the applicable Party.

13.
Except as modified by this Amendment, the Agreement is in all other respects hereby ratified and confirmed and remains in full force and effect. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

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Execution Version

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized representatives as of the date first written above.
VERTEX PHARMACEUTICALS INCORPORATED
By:    Paul Silva
Name: Paul Silva
Title: Senior Vice President, Corporate Controller

[Signature Page to Amendment to Agreement and Plan of Merger]

Execution Version

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized representatives as of the date first written above.
VXP MERGER SUB, INC.
By:    Paul Silva
Name: Paul Silva
Title: Assistant Treasurer

[Signature Page to Amendment to Agreement and Plan of Merger]

Execution Version

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized representatives as of the date first written above.
EXONICS THERAPEUTICS, INC.
By:    John Ripple
Name: John Ripple
Title: CEO

[Signature Page to Amendment to Agreement and Plan of Merger]

Execution Version

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized representatives as of the date first written above.
SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS SHAREHOLDERS’ REPRESENTATIVE
By:    Sam Riffe        Name: Sam Riffe
Title: Managing Director

[Signature Page to Amendment to Agreement and Plan of Merger]

Execution Version

Exhibit A
Amended and Restated Written Consent
[Attached]

[ * ]

2
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